Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

ALL OF THE OUTSTANDING ORDINARY SHARES INCLUDING

AMERICAN DEPOSITARY SHARES REPRESENTING ORDINARY SHARES

OF

TALEND S.A.

FOR

U.S. $66.00 PER ORDINARY SHARE AND

U.S. $66.00 PER AMERICAN DEPOSITARY SHARE

BY

TAHOE BIDCO B.V.

AN INDIRECT SUBSIDIARY

OF

TAHOE ULTIMATE PARENT, L.P.

AN AFFILIATE OF THOMA BRAVO FUND XIV GLOBAL, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 28, 2021, UNLESS THE OFFER IS EXTENDED.

Tahoe Bidco B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of the Netherlands (“Purchaser”), is an indirect subsidiary of Tahoe Ultimate Parent, L.P., a limited partnership organized under the laws of the Cayman Islands (“Parent”). Purchaser is offering to purchase all of the outstanding ordinary shares, nominal value €0.08 per share (each, an “Ordinary Share,” and collectively, the “Ordinary Shares”), including American Depositary Shares representing Ordinary Shares (each American Depositary Share represents one Ordinary Share) (each, an “ADS,” and collectively, the “ADSs,”), and Ordinary Shares issuable upon the exercise of any outstanding options, warrants, convertible securities or rights to purchase, subscribe for, or be allocated Ordinary Shares (collectively, the “Company Shares”), of Talend S.A., a société anonyme organized under the laws of France (“Talend” or the “Company”), for U.S. $66.00 per Ordinary Share and U.S. $66.00 per ADS (each such amount, the “Offer Price”), in each case, payable net to the seller in cash, without interest, less any withholding taxes that may be applicable (see “The Tender Offer—Terms of the Offer—Consideration and Payment”), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, the “Offer to Purchase”) and in the accompanying Ordinary Share Acceptance Form (together with any amendments or supplements thereto, the “Ordinary Share Acceptance Form”) and American Depositary Share Letter of Transmittal (together with any amendments or supplements thereto, the “ADS Letter of Transmittal,” and together with this Offer to Purchase, the Ordinary Share Acceptance Form and other related materials, as each may be amended or supplemented from time to time, the “Offer”).

The Offer is being made pursuant to the Memorandum of Understanding, dated as of March 10, 2021, by and between Tahoe Bidco (Cayman), LLC, a direct wholly-owned subsidiary of Parent (“Cayman Bidco”) and Talend (as it may be further amended, restated or supplemented from time to time in accordance with its terms, the “MoU”). Cayman Bidco has assigned all of its rights and obligations under the MoU to Purchaser. Under the terms of the MoU, the Offer is subject to the satisfaction or waiver of various conditions, including (i) that immediately prior to the expiration of the Offer, the number of Ordinary Shares (including Ordinary Shares represented by ADSs) validly tendered pursuant to the Offer (and not properly withdrawn prior to the expiration of the Offer), together with the Ordinary Shares then beneficially owned by Cayman Bidco or Purchaser (if any), represents at least 80% (or, in Purchaser’s sole discretion, a lower percentage; provided that in no event will such percentage be lower than 67%) of, without duplication, (a) all of the Ordinary Shares (including Ordinary Shares represented by ADSs) then outstanding plus (b) all of the Ordinary Shares issuable upon the exercise, conversion or exchange of any options, warrants, convertible notes, stock appreciation rights or other rights to acquire Ordinary Shares then outstanding (other than Talend’s 1.75% senior convertible notes due September 1, 2024 (the “Convertible Senior Notes”)), regardless of whether or not then vested but, in each case, after giving effect to the cancellation of any options, free shares or warrants in connection with the exercise of such instruments (such condition, the “Minimum Condition”) (see “The Tender Offer—MoU; Other Agreements—Condition to Consummation of the Offer—Minimum Condition”) and (ii) that certain regulatory approvals have been granted or obtained, unless waived by Purchaser in its sole discretion (see “The Tender Offer—MoU; Other Agreements—The MoU—Regulatory Approvals”). The Offer is subject to other important conditions set forth in this Offer to Purchase (see “The Tender Offer—Conditions of the Offer”). There is no financing condition to the Offer.

Immediately following the expiration of the Offer, assuming that all conditions of the Offer have been satisfied, we will provide for a subsequent offering period of at least three business days (the “Subsequent Offer Period”) during which tenders of Ordinary Shares and ADSs will be accepted (see “The Tender Offer—Terms of the Offer—Subsequent Offer Period”). During the Subsequent Offer Period, it is expected that JPMorgan Chase Bank N.A., as the depositary of the ADSs (the “ADS Depositary”), will tender the Ordinary Shares underlying any untendered ADSs to Purchaser in exchange for the Offer Price, and the ADS Depositary will hold such aggregate cash payment in trust for the benefit of the holders of such non-tendered ADSs. The ADS Depositary will arrange to distribute such amount to such holders on a pro rata basis, less any applicable withholding taxes. Any fees and expenses incurred in connection with the cancellation of the ADSs and distribution of the funds will be funded by the Purchaser. As a result, upon Purchaser’s acceptance of the tender of the Ordinary Shares by the ADS Depositary in the Subsequent Offer Period, any holders of untendered ADSs will cease to have any rights with respect to the Ordinary Shares.

Following consummation of the Offer (after giving effect to the transactions to be consummated at the expiration of any Subsequent Offer Period), to the extent legally permitted by applicable law, Parent and Purchaser intend to de-list the ADSs from the NASDAQ Global Select Market (“NASDAQ”), to terminate registration of the Ordinary Shares under Section 12(g)(4) of the Securities and Exchange Act of 1934 (the “Exchange Act”) and to suspend Talend’s reporting obligations under Section 15(d) of the Exchange Act. The parties intend to consummate a series of transactions (the “Post-Offer Reorganization”), utilizing processes available under applicable law, intended to ensure that Parent will become the sole owner of the Company’s businesses and operations, and that in exchange therefor, each holder of Company Shares that did not tender its Company Shares in the Offer is offered or entitled to receive (subject to the completion of such transactions) the same consideration that it would have received as if it tendered such Company Shares in the Offer, without interest and subject to any applicable taxes. However, Purchaser may elect, in its sole discretion, not to effect the Post-Offer Reorganization and may instead elect to take alternative action to effectuate a corporate reorganization in a different way. See “The Tender Offer—Possible Effects of the Offer on the Market for ADSs; NASDAQ Listing; Exchange Act Registration; Termination of the ADS Deposit Agreement; The Post-Offer Reorganization; Margin Regulations”).

In connection with transactions contemplated by the MoU, the Company is required to hold an ordinary meeting and an extraordinary general meeting (the “Combined Meeting”) at which the shareholders of the Company will vote on proposals to enact the Post-Offer Reorganization and related transactions discussed under the heading “The Post-Offer Reorganization” and other related matters. In connection with the Combined Meeting, the Company has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) (the “Preliminary Proxy”) and will file a definitive proxy statement with the SEC (see “The Tender Offer—Possible Effects of the Offer on the Market for ADSs; NASDAQ Listing; Exchange Act Registration; Termination of the ADS Deposit Agreement; The Post-Offer Reorganization; Margin Regulations”).

On March 9, 2021, the Board of Directors of Talend (the “Talend Board”) unanimously approved Talend entering into the MoU. On April 29, 2021, following completion of the consultation with the works council (Comité social et économique) of Talend, the Talend Board unanimously (a) determined that the Offer and the

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other transactions contemplated by the MoU are consistent with and will further the business objectives and goals of Talend and in the best interests of Talend and Talend’s employees and shareholders, and (b) determined to recommend that the holders of Ordinary Shares and the holders of ADSs accept the Offer and tender their outstanding Ordinary Shares and ADSs into the Offer. The Talend Board announced its recommendation on May 5, 2021. A more complete description of the reasons for the Talend Board’s approval of the transactions contemplated by the MoU, including the Offer, will be set forth in a Solicitation/Recommendation Statement on Schedule 14D-9 to be prepared by Talend and filed with the SEC and mailed to all holders of Company Shares.

A summary of the principal terms of the Offer appears on pages 1 through 13 below. You should read in its entirety this Offer to Purchase, and if you hold Ordinary Shares, the accompanying Ordinary Share Acceptance Form and, if you hold ADSs, the accompanying ADS Letter of Transmittal, carefully before deciding whether to tender your Company Shares into the Offer.

Questions and requests for assistance may be directed to MacKenzie Partners, Inc. (the “Information Agent”) at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Ordinary Share Acceptance Form, the ADS Letter of Transmittal and other related materials may be obtained from the Information Agent or on the website maintained by the SEC at www.sec.gov. Holders of Company Shares also may contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

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The Information Agent for the Offer is:

1407 Broadway

New York, New York 10018

Holders may call toll-free:

(800) 322-2885 (from the U.S. and Canada)

From outside the U.S. and Canada:

(212) 929-5500

Email (for material requests only):

tenderoffer@mackenziepartners.com

IMPORTANT INFORMATION

Tenders by Holders of ADSs: If you are a holder of ADSs and if you intend to tender all or any portion of such ADSs into the Offer, you must follow the procedures below, as applicable.

1. If you are a registered holder of American Depositary Receipts (“ADRs”) evidencing ADSs, you should properly complete and duly execute the accompanying ADS Letter of Transmittal, which is also available from the Information Agent, and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with your ADRs evidencing the ADSs that you intend to tender, to Equiniti Trust Company (the “ADS Tender Agent”) at the address set forth on the back cover of this Offer to Purchase, such that the ADS Tender Agent receives these documents before 5:00 p.m., New York City time, on July 28, 2021, or the latest time and date at which the Offer will expire if the Offer is extended (the “Expiration Date”). Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a signature guarantee of that kind, a “Medallion Guarantee”).

2. If you are a registered holder of uncertificated ADSs on the books of JPMorgan Chase Bank N.A. (the “ADS Depositary”), you must properly complete and duly execute the accompanying ADS Letter of Transmittal, which is also available from the Information Agent, and deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal, to the ADS Tender Agent at the address set forth on the back cover of this Offer to Purchase, such that the ADS Tender Agent receives these documents before 5:00 p.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.

3. If you hold ADSs through a broker or other securities intermediary, you must contact such securities intermediary and have the securities intermediary tender your ADSs on your behalf through The Depository Trust Company (“DTC”). In order for a book-entry transfer to constitute a valid tender of your ADSs into the Offer, the ADSs must be tendered by your securities intermediary before 5:00 p.m., New York City time, on the Expiration Date. Further, before 5:00 p.m., New York City time, on the Expiration Date, the ADS Tender Agent must receive (i) a confirmation of such tender of the ADSs and (ii) a message transmitted by DTC which forms a part of book-entry confirmation and states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received, and agreed to be bound by, the terms of this Offer to Purchase and the ADS Letter of Transmittal,

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and that Purchaser may enforce such agreement against such participant. DTC, participants in DTC and other securities intermediaries are likely to establish cut-off times and dates that are earlier than 5:00 p.m., New York City time, on the Expiration Date for receipt of instructions to tender ADSs. You should contact your broker or other securities intermediary to determine the cut-off time and date that is applicable to you.

4. If you are unable to perform the procedures described above before 5:00 p.m., New York City time, on the Expiration Date, you may still be able to tender your ADSs into the Offer in accordance with the procedures for guaranteed delivery that we are making available (see “The Tender Offer—Procedures for Tendering into the Offer—Guaranteed Delivery Procedures”).

Do NOT send any ADRs evidencing ADSs, the ADS Letter of Transmittal, or any related documents to Talend, Parent, Purchaser, Information Agent or the Ordinary Shares Agent.

Tenders by Holders of Ordinary Shares: If you are a holder of Ordinary Shares that are not represented by ADSs, and if you intend to tender all or any portion of such Ordinary Shares into the Offer, you should deliver a properly completed Ordinary Share Acceptance Form, and all other documents required by the Ordinary Share Acceptance Form, to the Ordinary Shares Agent at the address set forth on the back cover of this Offer to Purchase, to be received prior to 5:00 p.m., New York City time, on the Expiration Date. If you hold Ordinary Shares through a broker or other securities intermediary, you must contact such securities intermediary and instruct it to deliver the Ordinary Shares you wish to tender on your behalf. Securities intermediaries are likely to establish cut-off times and dates to receive instructions to deliver securities that are earlier than 5:00 p.m., New York City time, on the Expiration Date. You should contact your broker or other securities intermediary to determine the cut-off time and date that is applicable to you.

Do NOT send the Ordinary Share Acceptance Form or any related documents to Talend, the Information Agent, the ADS Depositary or the ADS Tender Agent.

For more information about the procedures for tendering your Ordinary Shares or ADSs into the Offer, see “The Tender Offer—Procedures for Tendering into the Offer.”

For assistance in connection with the Offer, including information on how to tender into the Offer, please contact the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Ordinary Share Acceptance Form, the ADS Letter of Transmittal and other related materials may be obtained from the Information Agent or from your broker or other securities intermediary. Copies of these materials are also freely available on the website maintained by the SEC at http://www.sec.gov.

* * *

NO DEALER OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE OFFER, OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PARENT OR PURCHASER.

THE OFFER DOES NOT CONSTITUTE AN OFFER TO BUY OR A SOLICITATION OF AN OFFER TO SELL ANY OF THE SECURITIES OF TALEND TO ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, OR ANY SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES, OR THE SECURITIES REGULATORY AUTHORITIES OF ANY OTHER JURISDICTION, NOR HAS THE SEC, OR ANY STATE SECURITIES COMMISSION, OR THE SECURITIES REGULATORY AUTHORITIES OF ANY OTHER JURISDICTION, EXPRESSED A VIEW WITH RESPECT TO THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

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SUMMARY TERM SHEET		1
INTRODUCTION		14
THE TENDER OFFER		17
1.	Terms of the Offer	17
2.	Acceptance for Payment and Payment	19
3.	Procedures for Tendering into the Offer	20
4.	Withdrawal Rights	25
5.	Tax Considerations	26
6.	Price Range of the ADSs	34
7.	Possible Effects of the Offer on the Market for ADSs; NASDAQ Listing; Exchange Act Registration; Termination of the ADS Deposit Agreement; The Post-Offer Reorganization; Margin Regulations	34
8.	Certain Information Concerning Talend	40
9.	Certain Information Concerning Parent and Purchaser	40
10.	Background of the Offer; Past Contacts or Negotiations with Talend	42
11.	Purpose of the Offer; Plans for Talend	46
12.	Memorandum of Understanding; Other Agreements	48
13.	Source and Amount of Funds	62
14.	Dividends and Distributions	63
15.	Conditions of the Offer	63
16.	Legal Matters; Required Regulatory Approvals	64
17.	Fees and Expenses	66
18.	Miscellaneous	67
SCHEDULE 1		68

SUMMARY TERM SHEET

The information contained herein is a summary only and is not meant as a substitute for the more detailed descriptions and information contained elsewhere in this Offer to Purchase and in the accompanying Ordinary Share Acceptance Form and ADS Letter of Transmittal. You are urged to read carefully, in its entirety, each of this Offer to Purchase (together with any amendments or supplements hereto, the “Offer to Purchase”), and if you hold Ordinary Shares (as defined below), the accompanying Ordinary Share Acceptance Form (together with any amendments or supplements thereto, the “Ordinary Share Acceptance Form”), and if you hold ADSs (as defined below), the accompanying American Depositary Share Letter of Transmittal (together with any amendments or supplements thereto, the “ADS Letter of Transmittal,” and together with this Offer to Purchase, the Ordinary Share Acceptance Form and other related materials, as each may be amended or supplemented from time to time, the “Offer”).

Securities Sought:	All of the outstanding ordinary shares, nominal value €0.08 per share, of Talend S.A., a société anonyme organized under the laws of France (“Talend”) (each, an “Ordinary Share,” and collectively, the “Ordinary Shares”), including American Depositary Shares representing Ordinary Shares (each American Depositary Share represents one Ordinary Share) (each, an “ADS,” and collectively, the “ADSs”), and Ordinary Shares issuable upon the exercise of any outstanding options, warrants, convertible securities or rights to purchase, subscribe for, or be allocated Ordinary Shares (collectively, the “Company Shares”) of Talend.

Ordinary Share Offer Price:	U.S. $66.00 per Ordinary Share, payable net to the seller in cash, without interest, less any withholding taxes that may be applicable (see “The Tender Offer—Terms of the Offer—Consideration and Payment”).

ADS Offer Price:	U.S. $66.00 per ADS, payable net to the seller in cash, without interest, less any withholding taxes that may be applicable (see “The Tender Offer—Terms of the Offer—Consideration and Payment”).

Transaction Agreement:	The above offer to purchase Company Shares is being made pursuant to a Memorandum of Understanding, dated as of March 10, 2021, by and between Tahoe Bidco (Cayman), LLC (“Cayman Bidco”), an exempted company incorporated under the laws of the Cayman Islands, and Talend (as it may be further amended, restated or supplemented from time to time in accordance with its terms, the “MoU”). Cayman Bidco has assigned all of its rights and obligations under the MoU to Purchaser

Commencement Date of the Offer:	June 11, 2021.

Expiration Date of the Offer:	5:00 p.m., New York City time, on July 28, 2021 (as it may be extended from time to time, the “Expiration Date”).

Purchaser:	Tahoe Bidco B.V. (“Purchaser”), a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of the Netherlands and an indirect subsidiary of Parent.

Determination of Talend’s Board of Directors:	On March 9, 2021, Talend’s board of directors (the “Talend Board”) unanimously approved Talend entering into the MoU. On April 29, 2021, following completion of the consultation with the works council (Comité social et économique) of Talend, the Talend Board unanimously (a) determined that the Offer and the other transactions contemplated by the MoU are consistent with and will further the business objectives and goals of Talend, and in the best interests of Talend and Talend’s employees and shareholders, and (b) determined to recommend that the holders of Ordinary Shares and the holders of ADSs accept the Offer and tender their outstanding Ordinary Shares and ADSs into the Offer. The Talend Board announced its recommendation on May 5, 2021

A more complete description of the reasons for the Talend Board’s approval of the transactions contemplated by the MoU, including the Offer, will be set forth in a Solicitation/Recommendation Statement on Schedule 14D-9 to be prepared by Talend and filed with the Securities and Exchange Commission (the “SEC”) and mailed to all Talend shareholders (including ADS holders).

Tender and Support Agreements:	Concurrently with the execution of the MoU, in order to induce Cayman Bidco to enter into the MoU, each member of the Talend Board and Talend’s executive officers, in each case in their capacity as shareholders of Talend, entered into separate tender and support agreements with Cayman Bidco (collectively, the “Tender and Support Agreements”), pursuant to which the signatories thereto have agreed, among other things, to tender all of his/her/its Company Shares pursuant to the Offer and to vote in favor of all of the resolutions related to the Offer, including the Post-Offer Reorganization. The signatories have also agreed not to tender their equity or vote in favor of an alternate acquisition proposal or solicit competing proposals or transfer any of their equity without prior written consent of Cayman Bidco (see “The Tender Offer—MoU; Other Agreements—Tender and Support Agreements”). (see “The Tender Offer—MoU; Other Agreements—Tender and Support Agreements”).

The distribution of this Offer to Purchase may, in some jurisdictions, be restricted by law. This Offer to Purchase is not an offer to purchase securities and is not a solicitation of an offer to sell securities, nor shall there be any sale or purchase of securities pursuant hereto, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful.

In this Offer to Purchase, unless the context otherwise requires, the terms “we,” “our” and “us” refer to Purchaser.

If you have questions or need additional copies of this Offer to Purchase, the accompanying Ordinary Share Acceptance Form, the ADS Letter of Transmittal or other related materials, you can contact MacKenzie Partners, Inc. (the “Information Agent”) at the address or telephone numbers set forth on the back cover of this Offer to Purchase. You may also contact your broker, or other securities intermediary, or obtain copies of these materials for free on the website maintained by the SEC at http://www.sec.gov.

Questions and Answers

Below we have provided answers to questions that you may have as a holder of Ordinary Shares or ADSs. Information in this Questions and Answers section is not complete and additional important information is contained elsewhere in this Offer to Purchase, and if you hold Ordinary Shares, the accompanying Ordinary Share Acceptance Form, or if you hold ADSs, the ADS Letter of Transmittal, each of which we urge you to read carefully in its entirety before you make any decision with respect to the Offer.

Who is offering to buy my Ordinary Shares or ADSs?

Purchaser, a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of the Netherlands, is an indirect subsidiary of Parent, a limited partnership organized under the laws of the Cayman Islands, and is offering to buy your Ordinary Shares and ADSs. The telephone number of Purchaser’s principal executive offices is (800) 203-6755. Purchaser was incorporated in March 2021. As of the date hereof, Purchaser only operates as a holding company and employs no employees (see “Introduction” and “The Tender Offer—Certain Information Concerning Parent and Purchaser”).

Cayman Bidco previously assigned all its rights and obligations under the MoU to Purchaser. Purchaser is an affiliate of TB Fund XIV Global, which is an affiliate of the private equity firm Thoma Bravo, L.P (“Thoma Bravo”).

The Offer is being made pursuant to the MoU by and between Cayman Bidco and Talend. The MoU is described in detail in “The Tender Offer—MoU; Other Agreements—The MoU.”

How many Ordinary Shares and ADSs is Purchaser offering to purchase in the Offer?

Under the MoU, subject to the satisfaction or waiver of the conditions to the Offer, Purchaser intends to purchase all of the Ordinary Shares, including ADSs representing Ordinary Shares, of Talend. As of the close of business on June 2, 2021, the most recent practicable date before publication of this Offer to Purchase, Talend had 32,702,499 Ordinary Shares issued and outstanding Ordinary Shares, of which 32,624,564 were represented by outstanding ADSs (each of which represents one Ordinary Share). As of close of business on June 2, 2021, the most recent practicable data before publication of this offer to purchase, Talend had 1,451,563 Ordinary Shares subject to outstanding stock options, 2,791,306 Ordinary Shares subject to issuance pursuant to restricted stock units and 312,579 Ordinary Shares subject to outstanding warrants (which consists of BSAs and BSPCEs) (see “Introduction” and “The Tender Offer—MoU; Other Agreements—The MoU”).

How much is Purchaser offering to pay for my Ordinary Shares or ADSs and what is the form of payment in the Offer?

We are offering to pay U.S. $66.00 per Ordinary Share and U.S. $66.00 per ADS, in each case, payable net to the seller in cash, without interest, less any withholding taxes that may be applicable (see “The Tender Offer—Terms of the Offer—Consideration and Payment”). No fraction of an Ordinary Share or ADS will be purchased from any holder and all payments to tendering holders of the Ordinary Shares or ADSs pursuant to the Offer will be rounded to the nearest whole cent. We will not pay interest on the Offer Price for Ordinary Shares or ADSs (see “Introduction” and “The Tender Offer—Terms of the Offer—Consideration and Payment”).

When will I be paid for my Ordinary Shares or ADSs tendered into the Offer?

Purchaser expects to pay for Ordinary Shares and ADSs tendered into the Offer promptly after the Expiration Date, assuming all of the conditions to the Offer have been satisfied or, to the extent legally permitted, waived by that time (see “The Tender Offer—Acceptance for Payment and Payment”).

How will I be paid for my tendered Ordinary Shares or ADSs?

Payment for Ordinary Shares tendered and accepted for payment pursuant to the Offer will be made by deposit of the aggregate Offer Price for all of the Ordinary Shares validly tendered into and not withdrawn from the Offer with BNP Paribas Securities Services (the “Ordinary Shares Agent”), who will transmit payment for your tendered Ordinary Shares to you.

Payment for ADSs tendered and accepted for payment pursuant to the Offer will be made by deposit of the aggregate Offer Price for all of the ADSs validly tendered into and not withdrawn from the Offer with Equiniti Trust Company (the “ADS Tender Agent”). If you are a registered holder of the ADSs, you will receive a check or wire payment (at your option), in U.S. dollars, from the ADS Tender Agent for an amount equal to the aggregate ADS Offer Price of your tendered ADSs that we have accepted for payment. If you hold ADSs through a broker or other securities intermediary, the ADS Tender Agent will credit The Depository Trust Company (“DTC”), for allocation by DTC to your broker or other securities intermediary, with an amount, in U.S. dollars, equal to the aggregate ADS Offer Price of your tendered ADSs that we have accepted for payment.

All payments will be subject to any withholding taxes that may be applicable. Under no circumstances will interest be paid by us on the Ordinary Share Offer Price and ADS Offer Price pursuant to the Offer (see “The Tender Offer—Terms of the Offer—Consideration and Payment”).

All holders of Ordinary Shares or ADSs that validly tender, and do not withdraw, their securities into the Offer prior to the Expiration Date will receive the same price per Ordinary Share or ADS, as applicable, regardless of whether they tendered before or during any extension period of the Offer. At the start of any extension period, we will file with the SEC an amendment to this Offer to Purchase, setting forth the new expiration date of the Offer. No fraction of an Ordinary Share or ADS will be purchased from any holder and all payments made to holders of Ordinary Shares or ADSs pursuant to this Offer to Purchase will be rounded to the nearest whole cent. See “The Tender Offer—Acceptance for Payment and Payment” and “The Tender Offer—Procedures for Tendering into the Offer” for more information.

Will I have the opportunity to sell my Ordinary Shares or ADSs to Purchaser after the Offer is completed if I do not tender my Ordinary Shares or ADSs into the Offer?

We expect to provide for a subsequent offering period of at least three business days (the “Subsequent Offer Period”). If the Minimum Condition is satisfied and Purchaser accepts all the Company Shares tendered in the Offer, Purchaser intends to, during the Subsequent Offer Period, offer to purchase the Ordinary Shares underlying any untendered ADSs held by the ADS Depositary in exchange for the Offer Price, provided that the appropriate notice of termination has been delivered to the holders of ADSs prior to such time (see “The Tender Offer—Terms of the Offer—Subsequent Offer Period” and “The Tender Offer—Possible Effects of the Offer on the Market for ADSs; NASDAQ Listing; Exchange Act Registration; Termination of the ADS Deposit Agreement; The Post-Offer Reorganization; Margin Regulations”). No assurance can be given that you will have an opportunity to sell your Ordinary Shares or ADSs to us after the Subsequent Offer Period is completed.

If I decide not to tender, how will the Offer affect my Ordinary Shares or ADSs?

If the Offer is consummated, we expect that all outstanding ADSs and Ordinary Shares will ultimately be cancelled and converted into the right to receive the Offer Price, however different processes will apply to the ADSs and Ordinary Shares.

During the Subsequent Offer Period, it is expected that JPMorgan Chase Bank N.A., as the depositary of the ADSs (the “ADS Depositary”), will tender the Ordinary Shares underlying any untendered ADSs to Purchaser in exchange for the Offer Price, and the ADS Depositary will hold such aggregate cash payment in trust for the benefit of the holders of such non-tendering ADS holders. The ADS Depositary will arrange to distribute such amount to such holders on a pro rata basis, less any applicable withholding taxes. Any fees and expenses incurred in connection with the cancellation of the ADSs and distribution of the funds will be funded by the Purchaser. As a result, upon Purchaser’s acceptance of the tender of the Ordinary Shares by the ADS Depositary in the Subsequent Offer Period, any holders of untendered ADSs will cease to have any rights with respect to the Ordinary Shares (see “The Tender Offer—Possible Effects of the Offer on the Market for ADSs; NASDAQ Listing; Exchange Act Registration; Termination of the ADS Deposit Agreement; The Post-Offer Reorganization; Margin Regulations”).

Following consummation of the Offer, to the extent legally permitted by applicable law, Parent and Purchaser intend to de-list the ADSs from the NASDAQ Global Select Market (“NASDAQ”), to terminate registration of the Ordinary Shares under Section 12(g)(4) of the Securities and Exchange Act of 1934 (the “Exchange Act”) and to suspend Talend’s reporting obligations under Section 15(d) of the Exchange Act. The parties intend to consummate a series of transactions (the “Post-Merger Reorganization”), intended to ensure that Purchaser will become the sole owner of the Company’s businesses and operations, and that in exchange therefor, each holder of Company Shares that did not tender its Company Shares in the Offer is entitled to receive (subject to the completion of such transactions) the same consideration that it would have received as if it tendered such Company Shares in the Offer, without interest and subject to any applicable taxes. However, Purchaser may elect, in its sole discretion, to not effect the Post-Offer Reorganization and may instead elect to take alternative action to effectuate a corporate reorganization in a different way. See “The Tender Offer—Possible Effects of the Offer on the Market for ADSs; NASDAQ Listing; Exchange Act Registration; Termination of the ADS Deposit Agreement; The Post-Offer Reorganization; Margin Regulations”).

In connection with transactions contemplated by the MoU, the Company will hold an ordinary meeting and an extraordinary general meeting (the “Combined Meeting”) at which the shareholders of the Company will vote on proposals to enact the Post-Offer Reorganization and related transactions discussed under the heading “The Post-Offer Reorganization” and other related matters. In connection with the Combined Meeting, the Company has filed a preliminary proxy with the SEC (the “Preliminary Proxy”) and will file a definitive proxy statement with the SEC (see “The Tender Offer—Possible Effects of the Offer on the Market for ADSs; NASDAQ Listing; Exchange Act Registration; Termination of the ADS Deposit Agreement; The Post-Offer Reorganization; Margin Regulations”).

What is the “Minimum Condition” to the Offer?

We are not obligated to accept for payment or pay for any validly tendered Ordinary Shares or ADSs unless, immediately prior to the expiration of the Offer, the number of Ordinary Shares (including ADSs representing Ordinary Shares) validly tendered pursuant to the Offer (and not properly withdrawn prior to the expiration of the Offer), together with the Ordinary Shares then beneficially owned by Purchaser (if any), represents at least 80% (or, in Purchaser’s sole discretion, a lower percentage; provided that in no event will such percentage be lower than 67%) of, without duplication, (a) all of the Ordinary Shares (including ADSs representing Ordinary Shares) then outstanding (including any Ordinary Shares held in escrow), plus (b) all of the Ordinary Shares issuable upon the exercise, conversion or exchange of any options, warrants, convertible notes, stock appreciation rights or other rights to acquire Ordinary Shares then outstanding (other than Talend’s 1.75% convertible senior notes due September 1, 2024 (the “Convertible Senior Notes”)), regardless of whether or not then vested but, in each case, after giving effect to the cancellation of any options, free shares or warrants of the Company cancelled in accordance with the MoU. Notwithstanding any provision in the Offer to the contrary, neither Cayman Bidco nor Purchaser, nor any other Person, may waive the Minimum Condition without the prior written consent of the Company. (such condition, the “Minimum Condition”) (see “The Tender Offer—MoU; Other Agreements—Condition to Consummation of the Offer—Minimum Condition”). See “The Tender Offer—MoU; Other

Agreements—The MoU—Treatment of Equity-Based Instruments” for a further description of the liquidity mechanism.

What are the conditions to the Offer other than the Minimum Condition?

In addition to the Minimum Condition, the Offer is conditioned upon, among other things:

•	obtaining the regulatory approvals provided in the “The Tender Offer—MoU; Legal Matters; Required Regulatory Approvals” section herein;

•	the accuracy of certain representations and warranties made by Talend in the MoU;

•	the non-existence of certain types of judgments, decisions, orders, or other authoritative measures that could impede the consummation of the Offer; and

•	the absence of certain Material Adverse Effects (as defined in “The Tender Offer—MoU; Other Agreements—Material Adverse Effect”) with respect to Talend and its subsidiaries.

See “The Tender Offer—Conditions of the Offer” for a complete description of the conditions to the Offer.

Is the Offer subject to a financing condition?

No. The Offer is not subject to any financing condition. See “The Tender Offer—Terms of the Offer—Conditions to the Offer” and “The Tender Offer—Source and Amount of Funds.”

I am a holder of Ordinary Shares. How do I participate in the Offer?

The Ordinary Shares Agent has been appointed by Purchaser to act as centralizing, paying and transfer agent for Ordinary Shares in connection with the Offer. If you are a holder of Ordinary Shares that are not represented by ADSs, and if you intend to tender all or any portion of such Ordinary Shares into the Offer, you should deliver a properly completed Ordinary Share Acceptance Form, and all other documents required by the Ordinary Share Acceptance Form, to the Ordinary Shares Agent, to be received prior to 5:00 p.m., New York City time, on the Expiration Date. If you hold Ordinary Shares through a broker or other securities intermediary, you must contact such securities intermediary and instruct it to deliver the Ordinary Shares you wish for it to tender on your behalf. Securities intermediaries are likely to establish cut-off times and dates to receive instructions to deliver securities that are earlier than 5:00 p.m., New York City time, on the Expiration Date. You should contact your broker or other securities intermediary to determine the cut-off time and date that is applicable to you. See “The Tender Offer—Procedures for Tendering into the Offer—Tender of the Ordinary Shares.”

Do NOT send the Ordinary Share Acceptance Form or any related documents to Talend, Parent, Purchaser, the Information Agent, the ADS Depositary or the ADS Tender Agent.

I am a registered holder of American Depositary Receipts (“ADRs”) evidencing ADSs. How do I participate in the Offer?

If you are a registered holder of ADRs evidencing ADSs and you intend to tender your ADRs into the Offer, you should timely send the ADRs, together with a properly completed and duly executed ADS Letter of Transmittal bearing your original signature and all other documents required by the ADS Letter of Transmittal, to the ADS Tender Agent at the address set forth on the back cover of this Offer to Purchase. Your ADRs, ADS Letter of Transmittal and all other required documents must be received by the ADS Tender Agent before 5:00 p.m., New York City time, on the Expiration Date. In some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a signature guarantee of that kind, a “Medallion Guarantee”).

The accompanying ADS Letter of Transmittal is also available from the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. For more information about the procedure for tendering ADSs into the Offer, see “The Tender Offer—Procedures for Tendering into the Offer—Tender of the ADSs,” or contact the Information Agent at the telephone numbers and address set forth on the back cover of this Offer to Purchase.

Do NOT send any ADRs evidencing ADSs, the ADS Letter of Transmittal, or any related documents to Talend, Parent, Purchaser, the Information Agent or the Ordinary Shares Agent.

I am a registered holder of uncertificated ADSs. How do I participate in the Offer?

If you hold uncertificated ADSs registered in your name on the books of the ADS Depositary, a properly completed and duly executed ADS Letter of Transmittal bearing your original signature, and all other documents required by the ADS Letter of Transmittal, must be received by the ADS Tender Agent before 5:00 p.m., New York City time, on the Expiration Date. In some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.

The accompanying ADS Letter of Transmittal is also available from the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. For more information about the procedure for tendering ADSs into the Offer, see “The Tender Offer—Procedures for Tendering into the Offer—Tender of the ADSs,” or contact the Information Agent at the telephone numbers and address set forth on the back cover of this Offer to Purchase.

Do NOT send any of the ADS Letter of Transmittal or any related documents to Talend, Parent, Purchaser, the Information Agent or the Ordinary Shares Agent.

I hold my ADSs through a broker or other securities intermediary. How do I participate in the Offer?

If you hold your ADSs through a broker or other securities intermediary, you must contact such securities intermediary and have the securities intermediary tender your ADSs on your behalf through DTC before 5:00 p.m., New York City time, on the Expiration Date. Further, before 5:00 p.m., New York City time, on the Expiration Date, the ADS Tender Agent must receive (i) a confirmation of such tender and (ii) an Agent’s Message (as defined below). DTC, participants in DTC, and other securities intermediaries are likely to establish cut-off times and dates that are earlier than 5:00 p.m., New York City time, on the Expiration Date to receive instructions to tender ADSs. You should contact your broker or other securities intermediary to determine the cut-off time and date that is applicable to you.

The term “Agent’s Message” means a message transmitted to the ADS Tender Agent by DTC, received by the ADS Tender Agent, and forming a part of a book-entry confirmation that states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received and agrees to be bound by the terms of this Offer to Purchase and the ADS Letter of Transmittal and that we may enforce such agreement against such participant.

For more information about the procedures for tendering ADSs into the Offer, see “The Tender Offer—Procedures for Tendering into the Offer—Tender of the ADSs,” or contact the Information Agent at the telephone numbers and address set forth on the back cover of this Offer to Purchase.

Does Purchaser have the financial resources to make payment?

Yes. Assuming that all of the outstanding Ordinary Shares, including ADSs representing Ordinary Shares, and all Ordinary Shares issuable upon the exercise of outstanding options and warrants are tendered into the Offer, the aggregate Offer Price payable by Purchaser upon consummation of the Offer would be approximately U.S. $2.4 billion. Thoma Bravo Fund XIV Global, L.P. (“TB Fund XIV Global”) has provided Cayman Bidco with an equity commitment letter, pursuant to which TB Fund XIV Global has agreed to contribute to Cayman Bidco up to $2.474 billion to purchase equity securities of Cayman Bidco, subject to the satisfaction of certain customary conditions set forth in the equity commitment letter. Cayman Bidco will contribute or otherwise advance to Purchaser the net proceeds from TB Fund XIV Global’s equity investment which we anticipate will be sufficient to purchase all of the Ordinary Shares in the Offer and complete the transactions contemplated by the MoU, and to pay related transaction fees and expenses. The Offer is not subject to a financing condition. See “The Tender Offer—Source and Amount of Funds.”

Is Purchaser’s financial condition relevant to my decision to tender into the Offer?

No. Our financial condition should not be relevant to your decision whether to tender Company Shares pursuant to the Offer because:

•	the Offer is being made for all of the outstanding Ordinary Shares, including ADSs representing Ordinary Shares;

•	you will receive payment solely in cash for any Company Shares that you tender into the Offer;

•	Parent will provide us with sufficient funds to purchase all validly tendered Ordinary Shares and ADSs into the Offer that have not been properly withdrawn; and

•	the Offer is not subject to any financing condition.

See “The Tender Offer—Source and Amount of Funds.”

What are the material U.S. federal income tax consequences of tendering my Ordinary Shares or ADSs if I am a U.S. holder?

The receipt of cash for Company Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder that sells Ordinary Shares or ADSs pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such holder’s tax basis in the Ordinary Shares or ADSs sold (see “The Tender Offer—Tax Considerations—Material U.S. Federal Income Tax Consequences”).

You should consult your tax advisor about the tax consequences to you (including the application and effect of any U.S. state or local or non-U.S. income and other tax laws) of participating in the Offer in light of your particular circumstances.

What are the material French income tax consequences of tendering my Ordinary Shares or ADSs?

The receipt of cash for Company Shares pursuant to the Offer will be a taxable transaction for French tax purposes. In general, a French holder (as defined in “The Tender Offer—Tax Considerations—Material French Tax Considerations”) that sells Ordinary Shares or ADSs pursuant to the Offer will recognize a gain or loss for French tax purposes that will be subject to a different tax regime depending on whether the French holder is an individual subject to personal income tax or a company subject to corporate income tax. In general, a non-French holder (as defined in “The Tender Offer—Tax Considerations—Non-French Holders”) that sells Ordinary Shares or ADSs pursuant to the Offer will not be subject to French income tax in respect of such sale of Ordinary Shares or ADSs, subject to certain exceptions. For a more complete description of the French income tax consequences of the Offer, see “The Tender Offer—Tax Considerations—Material French Tax Considerations.”

You should consult your tax advisor about the tax consequences to you (including the application and effect of any French or non-French income and other tax laws) of participating in the Offer in light of your particular circumstances.

Am I entitled to appraisal rights in connection with the Offer?

No. Appraisal rights are not recognized under French law and you are not entitled to appraisal rights in connection with the Offer.

How long do I have to decide whether to tender into the Offer?

Unless we extend the Offer, you have until 5:00 p.m., New York City time, on the Expiration Date to tender your Ordinary Shares and ADSs, by which time the Ordinary Shares Agent or ADS Tender Agent, as applicable, must receive all documents necessary in accordance with the procedures set forth in this Offer to Purchase. If you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described in “The Tender Offer—Procedures for Tendering into the Offer—Guaranteed Delivery Procedures” prior to that time. See “The Tender Offer—Terms of the Offer” and “The Tender Offer—Procedures for Tendering into the Offer—Guaranteed Delivery Procedures.”

Under what circumstances may Purchaser extend the Offer?

We may, subject to the terms of the MoU and applicable law, extend the period of time during which the Offer remains open.

Pursuant to the MoU, we have agreed that, unless the Offer is terminated in accordance with the MoU, we will extend the Offer for one or more successive periods of not more than ten business days each if, at the otherwise-scheduled Expiration Date, any of the conditions to the Offer set forth in the MoU and described in “The Tender Offer—Conditions of the Offer” (other than conditions that by their nature are to be satisfied at the time immediately prior to acceptance for payment of any validly tendered Ordinary Shares and ADSs) are not satisfied or, to the extent legally permitted, waived by Purchaser or us in order to permit the satisfaction of such conditions; provided that any extension of the Offer does not extend past the earlier of (i) the termination of the MoU pursuant to its terms, or (ii) December 31, 2021 (the “Outside Date”).

We will also extend the Offer for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff or any of the rules and regulations, including listing standards, of NASDAQ. In the event of an extension, all of the Ordinary Shares or ADSs validly tendered into and not properly withdrawn from the Offer will remain subject to the Offer. Under such extension, each holder will continue to have the right to withdraw Ordinary Shares or ADSs previously tendered.

See “The Tender Offer—Terms of the Offer—Extension” and “The Tender Offer—Conditions of the Offer” for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

If we extend the Offer, we will notify the Ordinary Shares Agent and ADS Tender Agent and we will make a public announcement of the extension by press release or other public announcement, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. At the start of any extension period, we will file with the SEC an amendment to this Offer to Purchase, setting forth the new expiration date of the Offer. See “The Tender Offer—Terms of the Offer—Extension.”

Will there be a subsequent offer period? If so, when will such period begin?

We expect there will be a subsequent offering period. After the Expiration Date, if all of the conditions to the Offer have been satisfied (including the Minimum Condition) or, to the extent legally permitted, waived by that time, we will provide for a Subsequent Offer Period during which tenders of Ordinary Shares and ADSs will be accepted. You will not have withdrawal rights during any Subsequent Offer Period. When we commence the Subsequent Offer Period, we will inform the Ordinary Shares Agent and the ADS Tender Agent of that fact, and will issue a press release announcing the Subsequent Offer Period no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date (see “The Tender Offer—Terms of the Offer—Subsequent Offer Period” and “The Tender Offer—Terms of the Offer—Withdrawal Rights”).

Will I receive the same Ordinary Share Offer Price or ADS Offer Price if I tender my Ordinary Shares or ADSs during the Subsequent Offer Period?

Yes. Purchaser will pay for Ordinary Shares or ADSs tendered into the Offer during the Subsequent Offer Period the same Offer Price as Ordinary Shares or ADSs tendered during the initial offer period (see “The Tender Offer—Terms of the Offer—Subsequent Offer Period”). If the Minimum Condition is satisfied and Purchaser accepts all Company Shares tendered during the Offering Period, Purchaser intends to, provided that the appropriate notice of termination has been delivered to the holders of ADSs prior to such time, make an offer to purchase Ordinary Shares underlying untendered ADSs held by the ADS Depositary during the Subsequent Offer Period. In such instance, the ADS Depositary will cancel the untendered ADSs, will sell all of the Ordinary Shares underlying untendered ADSs held by it to Purchaser in exchange for the Offer Price, and will hold such aggregate cash payment in trust for the benefit of the holders of such non-tendering ADS holders. The ADS Depositary will arrange to distribute such amount to such holders on a pro rata basis, less any applicable withholding taxes. Any fees and expenses incurred in connection with the cancellation of the ADSs and distribution of the funds will be funded by the Purchaser.

When will I be paid for my Ordinary Shares or ADSs tendered into the Offer during the Subsequent Offer Period?

Purchaser will pay for Ordinary Shares and ADSs tendered into the Offer during the Subsequent Offer Period promptly after such Ordinary Shares or ADSs are tendered (see “The Tender Offer—Acceptance for Payment and Payment”).

If Purchaser successfully completes the Offer, what will happen to the Talend Board?

Under the terms of the MoU, upon the time that Purchaser accepts for payment and pays for the Company Shares validly tendered pursuant to the Offer that have not been properly withdrawn (the “Offer Acceptance Time”), Talend and Purchaser have agreed to use reasonable best efforts to ensure that the Talend Board will be comprised of nine (9) directors (or such lesser or greater number as specified by Purchaser). Of the nine (9) directors, at least seven (7) (or such lesser or greater number as specified by Purchaser) of whom are to be designated by Purchaser in its sole discretion, and the remaining two (2) of which are to be “independent” (as defined by NASDAQ rules) and are not employees, directors, officer or representatives of Cayman Bidco or Purchaser or any of their affiliates, designated by Purchaser in its sole discretion.

Each of Nora Denzel, Elizabeth Fetter, Thierry Sommelet, Elissa Fink and Ryan Kearny have agreed to resign from the Talend Board, each of which is subject to and effective only as of the Offer Acceptance Time. Christal Bemont will remain on the Talend Board as a director. Patrick Jones and Steve Singh will remain on the Talend Board as independent directors.

Subject to approval by Talend’s shareholders at the Combined Meeting, the following individuals are expected to be appointed to the Talend Board upon the Offer Acceptance Time: Amy Coleman Redenbaugh, Kenneth Virnig, Mike Hoffmann, Elizabeth Yates, David Murphy, Kristin Nimsger and James Hagan.

If the Offer is not consummated and/or the Offer Acceptance Time does not occur, the resignations of the current directors will have no effect and the appointments of the foregoing individuals will not occur.

Until what time may I withdraw previously tendered Ordinary Shares or ADSs?

You can withdraw some or all of the Ordinary Shares or ADSs that you previously tendered into the Offer at any time before 5:00 p.m., New York City time, on the Expiration Date.

You will not have withdrawal rights with respect to your Ordinary Shares or ADSs tendered during the Subsequent Offer Period.

How do I withdraw previously tendered Ordinary Shares or ADSs?

If you have tendered Ordinary Shares or ADSs, you must properly complete and duly execute a notice of withdrawal for such Ordinary Shares or ADSs, and such notice must be received by the Ordinary Shares Agent or the ADS Tender Agent, as applicable, before 5:00 p.m., New York City time, on the Expiration Date. If you hold your Ordinary Shares or ADSs through a broker or other securities intermediary, and if your securities intermediary has established a cut-off time and date for receipt of instructions to withdraw that is earlier than 5:00 p.m., New York City time, on the Expiration Date, you must contact your securities intermediary prior to its earlier cut-off time and date to request it to make the withdrawal in accordance with the applicable procedures. See “The Tender Offer—Withdrawal Rights.”

Will I have to pay any brokerage fees or commissions?

If your Ordinary Shares or ADSs are held through a broker or other securities intermediary and your securities intermediary tenders your Ordinary Shares or ADSs, or completes any of the requirements set forth in “The Tender Offer—Procedures for Tendering into the Offer,” in each case, as instructed by you, your intermediary may charge you a transaction or service fee. You should consult your securities intermediary to determine whether any charges will apply.

What is the market value of my ADSs as of a recent date?

On March 9, 2021, the last full trading day prior to the announcement of the execution of the MoU, the closing sale price for ADSs reported on NASDAQ was U.S. $51.30 per share, and on June 10, 2021, the last full trading day prior to the commencement of the Offer, the closing sale price for ADSs reported on NASDAQ was U.S. $65.30 per share. Each ADS represents one Ordinary Share. There is no separate trading market for Ordinary Shares. Before deciding whether to tender, you should obtain a current market quotation for ADSs (see “The Tender Offer—Price Range of ADSs”).

How will my outstanding equity based instruments be treated in the Offer?

The Offer is being made for all of the outstanding Ordinary Shares and ADSs that are able to be tendered to Purchaser. Outstanding equity based instruments of Talend which are not eligible to be tendered to Purchaser will be treated as described below:

•

Ordinary Shares and ADSs. Each share of Talend’s Ordinary Shares and ADSs outstanding immediately prior to the effective time of the Offer (other than excluded shares) will be converted into the right to receive the Offer Price from Thoma Bravo.

•

Vested Share Options. In connection with the Offer, each holder of vested and outstanding share options to purchase Talend’s Ordinary Shares may enter into a cashless arrangement or a financing facility to fund the payment of the aggregate exercise price and withholding obligations upon the exercise of such vested share options, subject to an agreement to tender the Ordinary Shares acquired upon such exercise and to pay the cost of such aggregate exercise price and withholding obligations in connection with such exercise. Holders of vested share options may elect to participate in such arrangements by following the instructions furnished by the Company in connection with the commencement of the Offer. In addition, certain vested and outstanding share options to purchase Ordinary Shares, to the extent unexercised as of immediately prior to the effective time of the Offer, will be cancelled as of the effective time of the Offer, and certain vested and outstanding share options to purchase Ordinary Shares, to the extent unexercised as of immediately prior to the effective time of the Offer, will be cancelled following the consummation of the Offer, after giving effect to the transactions to be consummated at the end of any Subsequent Offering Period and immediately prior to the consummation of the Post-Offer Reorganization in exchange for a cash indemnification payment in accordance with Talend’s 2017 stock option plan and Talend’s 2016 stock option plan.

•

Unvested Share Options. In connection with the Offer, each holder of unvested, outstanding and unexercised share options to purchase Talend’s Ordinary Shares granted under Talend’s 2017 stock option plan and Talend’s 2016 stock option plan may elect for the cancellation of such unvested share options in exchange for receiving a cash payment in respect of each share subject to such unvested share options in an amount equal to $66.00, less the per share exercise price of such unvested share option, subject to any required withholding of taxes, referred to as the cash replacement option amount. Unvested, outstanding and unexercised share options granted on or after August 4, 2020, will automatically be cancelled in exchange for the right to receive the cash replacement option amount. Holders of unvested share options may elect to participate in such arrangements by following the instructions furnished by the Company in connection with the commencement of the Offer. The cash replacement option amount will be paid when the vesting conditions with respect to the unvested share options for which they are exchanged are satisfied and will generally be subject to the terms of such exchanged share options. In addition, any remaining unvested and outstanding share options to purchase Ordinary Shares granted under Talend’s 2017 stock option plan and Talend’s 2016 stock option plan, will be cancelled following the consummation of the Offer, after giving effect to the transactions to be consummated at the end of any Subsequent Offering Period and immediately prior to the consummation of the Post-Offer Reorganization in exchange for a cash payment in accordance with the applicable option plan. Such cash payment will be paid when the vesting conditions with respect to the unvested share options for which they are exchanged are satisfied and will generally be subject to the terms of such exchanged share options.

•

Unvested Free Shares. In connection with the Offer, each outstanding and unvested free share will automatically be cancelled in exchange for the right to receive a cash payment in an amount equal to $66.00 per share, or the cash replacement free share amount. The cash replacement free share amount will be paid when the vesting conditions with respect to the free shares for which they are exchanged are satisfied and will generally be subject to the terms of such exchanged free shares.

•

Company Warrants. All outstanding and unexercised warrants (BSA or BSPCE) to subscribe for Ordinary Shares shall immediately vest and become fully exercisable. In connection with the Offer, each holder of a company warrant to purchase Talend’s Ordinary Shares may enter into a cashless arrangement or a financing facility to fund the payment of the aggregate exercise price and withholding obligations upon the exercise of such company warrants, subject to an agreement to tender the Ordinary Shares acquired upon such exercise and to pay the cost of such aggregate exercise price and withholding obligations in connection with such exercise. Holders of warrants may elect to participate in such arrangements by following the instructions furnished by the Company in connection with the commencement of the Offer. In addition, certain vested and outstanding warrants to subscribe for Ordinary Shares, to the extent unexercised as of immediately prior to the effective time of the Offer, will be cancelled as of the effective time of the Offer, and certain vested and outstanding warrants to subscribe for Ordinary Shares, to the extent unexercised as of immediately prior to the effective time of the Offer, will be cancelled following the consummation of the Offer, after giving effect to the transactions to be consummated at the end of any Subsequent Offering Period and immediately prior to the consummation of the Post-Offer Reorganization in exchange for a cash indemnification payment in accordance with the applicable warrant agreement.

•

ESPP. With respect to the Company’s employee stock purchase plan, or the ESPP, in accordance with the applicable provisions of the MoU, each offering under the ESPP that was outstanding as of the execution date of the MoU has been shortened and each then-outstanding purchase right under the ESPP exercised, such that there are no outstanding offerings under the ESPP as of the date hereof. The ESPP was terminated effective as of the commencement date of the tender offer.

See “The Tender Offer—MoU; Other Agreements—The MoU—Treatment of Equity-Based Instruments.”

Who should I call if I have questions about the Offer?

Holders in the U.S. and Canada may call the Information Agent at its toll-free number (800) 322-2885. Holders outside the U.S. and Canada may call (212) 929-5500. Holders may also contact the Information Agent in writing at its address at 1407 Broadway, New York, New York 10018. Material requests (only) may be made to the Information Agent by email (tenderoffer@mackenziepartners.com). The Information Agent’s contact information is also detailed on the back cover of this Offer to Purchase.

To the Holders of Ordinary Shares and ADSs Representing Ordinary Shares

of Talend S.A.:

INTRODUCTION

Tahoe Bidco B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of the Netherlands (“Purchaser”), is an indirect subsidiary of Tahoe Ultimate Parent, L.P., a limited partnership organized under the laws of the Cayman Islands (“Parent”). Purchaser is offering to purchase all of the outstanding ordinary shares, nominal value €0.08 per share (each, an “Ordinary Share,” and collectively, the “Ordinary Shares,”) including American Depositary Shares representing Ordinary Shares (each American Depositary Share represents one Ordinary Share) (each, an “ADS,” and collectively, the “ADSs”), and Ordinary Shares issuable upon the exercise of any outstanding options, warrants, convertible securities or rights to purchase, subscribe for, or be allocated Ordinary Shares and together with the Ordinary Shares, (collectively, the “Company Shares”), of Talend S.A., a société anonyme organized under the laws of France (“Talend” or the “Company”), for U.S. $66.00 per Ordinary Share and U.S. $66.00 per ADS (each such amount, the “Offer Price”), in each case, payable net to the seller in cash, without interest, less any withholding taxes that may be applicable (see “The Tender Offer—Terms of the Offer—Consideration and Payment”), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, the “Offer to Purchase”) and in the accompanying Ordinary Share Acceptance Form (together with any amendments or supplements thereto, the “Ordinary Share Acceptance Form”) and American Depositary Share Letter of Transmittal (together with any amendments or supplements thereto, the “ADS Letter of Transmittal,” and together with this Offer to Purchase, the Ordinary Share Acceptance Form and other related materials, as each may be amended or supplemented from time to time, the “Offer”).

The Offer is being made pursuant to, and subject to the terms and conditions set forth in, the Memorandum of Understanding, dated as of March 10, 2021, by and between Tahoe Bidco (Cayman), LLC, a direct wholly-owned subsidiary of Parent (“Cayman Bidco”) and Talend (as it may be further amended, restated or supplemented from time to time in accordance with its terms, the “MoU”). Cayman Bidco has assigned all of its rights and obligations under the MoU to Purchaser. The MoU is described in detail in “The Tender Offer—MoU; Other Agreements—The MoU.” Under the terms of the MoU, the Offer is subject to the satisfaction or waiver of various conditions, including (i) that immediately prior to the expiration of the Offer, the number of Ordinary Shares (including ADSs representing Ordinary Shares) validly tendered pursuant to the Offer (and not properly withdrawn prior to the expiration of the Offer), together with the Ordinary Shares then beneficially owned by Cayman Bidco or Purchaser (if any), represents at least 80% (or, in Purchaser’s sole discretion, a lower percentage; provided that in no event will such percentage be lower than 67%) of, without duplication, (a) all of the Ordinary Shares (including ADSs representing Ordinary Shares) then outstanding (including any Ordinary Shares held in escrow), plus (b) all of the Ordinary Shares issuable upon the exercise, conversion or exchange of any options, warrants, convertible notes, stock appreciation rights or other rights to acquire Ordinary Shares then outstanding (other than Talend’s 1.75% convertible senior notes due September 1, 2024 issued by the Company in September 2019 (the “Convertible Senior Notes”)), regardless of whether or not then vested but, in each case, after giving effect to the cancellation of any options, free shares or warrants of the Company in accordance with the MoU (such condition, the “Minimum Condition”). Notwithstanding any provision in the Offer to the contrary, neither Parent nor Purchaser, nor any other Person, may waive the Minimum Condition without the prior written consent of the Company. See “The Tender Offer—MoU; Other Agreements—Condition to Consummation of the Offer—Minimum Condition”) and (ii) the receipt or waiver of certain regulatory approvals (see “The Tender Offer—MoU; Other Agreements—MoU—Regulatory Approvals”). See “The Tender Offer—MoU; Other Agreements—MoU—Treatment of Equity-Based Instruments” for a further description of the liquidity mechanism. The Offer is subject to other important conditions set forth in this Offer to Purchase (see “The Tender Offer—Conditions of the Offer”). The Offer is not subject to a financing condition.

We expect to provide for a subsequent offering period of at least three business days (the “Subsequent Offer Period”) during which tenders of Ordinary Shares and ADSs will be accepted (see “The Tender Offer—Terms of the Offer—Subsequent Offer Period”). During the Subsequent Offer Period, if the Minimum Condition is met and Purchaser accepts all Company Shares tendered during the Offering Period, Purchaser intends to, provided that the appropriate notice of termination has been delivered to the holders of ADSs prior to such time, make an offer to purchase Ordinary Shares underlying untendered ADSs held by the ADS Depositary. In such case, it is expected that the ADS Depositary will cancel any untendered ADSs and tender the Ordinary Shares underlying such ADSs to Purchaser in exchange for the Offer Price, and the ADS Depositary will hold such aggregate cash payment in trust for the benefit of the holders of such non-tendered ADSs. The ADS Depositary will arrange to distribute such amount to such holders on a pro rata basis, less any applicable withholding taxes. Any fees and expenses incurred in connection with the cancellation of the ADSs and distribution of the funds will be funded by the Purchaser. As a result, upon Purchaser’s acceptance of the tender of the Ordinary Shares by the ADS Depositary in the Subsequent Offer Period, any holders of untendered ADSs will cease to have any rights with respect to the Ordinary Shares.

Following consummation of the Offer (after giving effect to the transactions to be consummated at the expiration of any Subsequent Offer Period), to the extent legally permitted by applicable law, Parent and Purchaser intend to de-list the ADSs from the NASDAQ Global Select Market (“NASDAQ”), to terminate registration of the Ordinary Shares under Section 12(g)(4) of the Securities and Exchange Act of 1934 (the “Exchange Act”) and to suspend Talend’s reporting obligations under Section 15(d) of the Exchange Act. The parties intend to consummate a series of transactions (the “Post-Offer Reorganization”), utilizing processes available under applicable law, intended to ensure that Parent will become the sole owner of the Company’s businesses and operations, and that in exchange therefor, each holder of Company Shares that did not tender its Company Shares in the Offer is entitled to receive (subject to the completion of such transactions) the same consideration that it would have received as if it tendered such Company Shares in the Offer, without interest and subject to any applicable taxes. However, Purchaser may elect, in its sole discretion, to not effect the Post-Offer Reorganization and may instead elect to take alternative action to effectuate a corporate reorganization in a different way. See “The Tender Offer—Possible Effects of the Offer on the Market for ADSs; NASDAQ Listing; Exchange Act Registration; Termination of the ADS Deposit Agreement; The Post-Offer Reorganization; Margin Regulations”).

In connection with transactions contemplated by the MoU, the Company will hold an ordinary meeting and an extraordinary general meeting (the “Combined Meeting”) at which the shareholders of the Company will vote on proposals to enact the Post-Offer Reorganization and related transactions discussed under the heading “The Post-Offer Reorganization” and other related matters. In connection with the Combined Meeting, the Company has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) (the “Preliminary Proxy”) and will file a definitive proxy statement with the SEC (see “The Tender Offer—Possible Effects of the Offer on the Market for ADSs; NASDAQ Listing; Exchange Act Registration; Termination of the ADS Deposit Agreement; The Post-Offer Reorganization; Margin Regulations”).

On March 9, 2021, the Board of Directors of Talend (the “Talend Board”) unanimously approved Talend entering into the MoU. On May April 29, 2021, following completion of the consultation with the works council (Comité social et économique) of Talend, the Talend Board unanimously (a) determined that the Offer and the other transactions contemplated by the MoU are (i) consistent with and will further the business objectives and goals of Talend and in the best interests of Talend and Talend’s employees and shareholders, and (b) recommended that the holders of Ordinary Shares and the holders of ADSs accept the Offer and tender their outstanding Ordinary Shares and ADSs into the Offer.

A more complete description of the reasons for the Talend Board’s approval of the transactions contemplated by the MoU, including the Offer, will be set forth in a Solicitation/Recommendation Statement on Schedule 14D-9 (“Schedule 14D-9”) to be prepared by Talend and filed with the SEC and mailed to all Talend shareholders (including ADS holders) in connection with the Offer. All shareholders (including ADS holders) should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-heading “Background and Reasons for the Recommendation” of the Schedule 14D-9.

THIS OFFER TO PURCHASE AND THE ACCOMPANYING ORDINARY SHARE ACCEPTANCE FORM AND ADS LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. YOU SHOULD CAREFULLY READ THIS OFFER TO PURCHASE AND THE ORDINARY SHARE ACCEPTANCE FORM (IF YOU ARE A HOLDER OF ORDINARY SHARES) OR THE ADS LETTER OF TRANSMITTAL (IF YOU ARE A HOLDERS OF ADSs) IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1. Terms of the Offer

The Offer is being made pursuant to, and subject to the terms and conditions set forth in, the MoU by and between Cayman Bidco and Talend. Cayman Bidco has assigned all of its rights and obligations under the MoU to Purchaser. Under the MoU, subject to the satisfaction or waiver of certain conditions, among other things, Purchaser is commencing a tender offer for all of the outstanding Ordinary Shares, including ADSs representing Ordinary Shares and Ordinary Shares issuable upon the exercise of any outstanding options, warrants, convertible securities or rights to purchase, subscribe for, or be allocated Ordinary Shares, of Talend on the terms and subject to the conditions described therein.

For a summary of the principal terms, conditions and covenants of the Offer, see “The Tender Offer—MoU; Other Agreements.” Please also see “The Tender Offer—Background of the Offer; Past Contacts or Negotiations with Talend” for further information.

Consideration and Payment

In this Offer to Purchase, we are offering to pay U.S. $66.00 per Ordinary Share and U.S. $66.00 per ADS (each such amount, the “Offer Price”), in each case, payable net to the seller thereof in cash, without interest, less any withholding taxes that may be applicable. No fraction of Ordinary Shares or ADSs will be purchased from any holder, and all payments to tendering holders of Ordinary Shares or ADSs pursuant to this Offer to Purchase will be rounded to the nearest whole cent. We will not pay interest on the Offer Price for Ordinary Shares or ADSs pursuant to the Offer.

In the event that between the date of the MoU and the time that Purchaser accepts for payment and pays for any Company Shares tendered pursuant to the Offer (the “Offer Acceptance Time”) the number of outstanding Ordinary Shares and/or ADSs is changed by reason of any share dividend, subdivision, reclassification, split, reverse split, combination or exchange of shares, or Talend resolves to pay any dividend or make any other distribution to its security holders or shareholders, in each case with a record date before the Offer Acceptance Time, then the Offer Price will be adjusted to provide to the holder of Ordinary Shares and ADSs the same economic effect that was contemplated by the MoU prior to such event.

Initial Offer Period

The Offer will commence on June 11, 2021, and will expire at 5:00 p.m., New York City time, on July 28, 2021, unless extended (the latest time and date at which the Offer will expire is referred to as the “Expiration Date”). We refer to such period from the commencement of the Offer to (and including) the Expiration Date as the initial offer period. We will accept for payment any Ordinary Shares or ADSs that are validly tendered and not properly withdrawn before 5:00 p.m., New York City time, on the Expiration Date. If you hold your Ordinary Shares or ADSs through a broker or other security intermediary, you should be aware that such securities intermediary is likely to establish its own cut-off time and date, which is likely to be earlier than the deadline set forth above, for receipt of instructions to tender (or to withdraw, as applicable). Holders of Ordinary Shares and ADSs are responsible for determining and complying with any applicable cut-off times and dates.

Extension

Subject to the terms of the MoU and applicable law, the period during which the Offer remains open may be extended at any time and from time to time.

Pursuant to the MoU, unless the Offer is terminated in accordance with the MoU, we will extend the Offer for one or more successive periods of not more than ten business days each if, at the otherwise-scheduled Expiration

Date, any of the conditions to the Offer set forth in the MoU and described in “The Tender Offer—Conditions of the Offer” (other than conditions that, by their nature, are to be satisfied immediately prior to acceptance for payment of any validly tendered Ordinary Shares and ADSs) are not satisfied or, to the extent legally permitted, waived by Purchaser in order to permit the satisfaction of such conditions; provided that any extension of the Offer does not extend past the earlier of (i) the termination of the MoU pursuant to its terms, or (ii) December 31, 2021 (the “Outside Date”); provided that, if all of the conditions other than the Regulatory Approvals shall have been satisfied or waived by Purchaser, either Purchaser or the Company may extend the Offer until March 31, 2022. In addition, Purchaser shall extend the Offer, to the extent required by applicable U.S. federal securities laws, if it makes a material change to the terms of the Offer, makes a material change in the information concerning the Offer, or waives a material condition of the Offer.

If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will promptly disseminate such change or waiver to all shareholders of Talend (including ADS holders) in a manner reasonably designed to inform them of such change or waiver and extend the Offer to the extent required by Rules 14d-4, 14d-6 and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of the Ordinary Shares or ADSs sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and with respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to shareholders and investor response.

Purchaser will also extend the Offer for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff or any of the rules and regulations, including listing standards, of NASDAQ.

All holders of the Ordinary Shares or ADSs that validly tender, and do not withdraw, their Company Shares into the Offer prior to the expiration of the Offer, will receive the same price per Ordinary Share or ADSs, as applicable, regardless of whether they tendered before or during any extension period of the Offer.

In the event of an extension, all of the Ordinary Shares or ADSs validly tendered into and not properly withdrawn from the Offer will remain subject to the Offer. Under such extension, each holder will continue to have the right to withdraw Ordinary Shares or ADSs previously tendered.

If we extend the Offer, we will notify BNP Paribas Securities Services (the “Ordinary Shares Agent”) and Equiniti Trust Company (the “ADS Tender Agent”) and we will make a public announcement of the extension by press release or other public announcement, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. At the start of any extension period, we will file with the SEC an amendment to this Offer to Purchase, setting forth the new expiration date of the Offer.

Subsequent Offer Period

After the Expiration Date, if all of the conditions to the Offer have been satisfied (including the Minimum Condition) or, to the extent legally permitted, waived by the Expiration Date, we expect to provide for a subsequent offering period of at least three business days during which tenders of Ordinary Shares and ADSs will be accepted (the “Subsequent Offer Period”) in accordance with Rule 14d-11 under the Exchange Act. When we commence the Subsequent Offer Period, we will inform the Ordinary Shares Agent and the ADS Tender Agent of that fact, and will issue a press release announcing the Subsequent Offer Period no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. The Subsequent Offer Period will commence on the same day that the press release is issued. The Subsequent Offer Period would not be an extension of the Offer pursuant to this Offer to Purchase. The Subsequent Offer Period would be an additional period of time during which holders will be able to tender Ordinary Shares and ADSs not previously tendered into the Offer.

Holders of Ordinary Shares or ADSs tendering into the Subsequent Offer Period will receive the same price per Ordinary Share and ADS, respectively, as will be paid in the initial offer period pursuant to this Offer to Purchase. Purchaser will not pay any interest on the purchase price for Ordinary Shares or ADSs tendered during the initial offer period or the Subsequent Offer Period. The procedures for guaranteed delivery, as described in “The Tender Offer—Procedures for Tendering into the Offer—Guaranteed Delivery Procedures,” may not be used during any Subsequent Offer Period.

If the Minimum Condition is satisfied and Purchaser accepts all the Company Shares tendered in the Offer, Purchaser intends to, provided that the appropriate notice of termination has been delivered to the holders of ADSs prior to such time, purchase the Ordinary Shares underlying any untendered ADSs held by the ADS Depositary during the Subsequent Offer Period, in exchange for the Offer Price promptly following the Expiration Date. In such instance, the ADS Depositary will cancel any untendered ADSs and tender the Ordinary Shares underlying such ADSs to Purchaser in exchange for the Offer Price, and the ADS Depositary will hold such aggregate cash payment in trust for the benefit of the holders of such non-tendering ADS holders (see “The Tender Offer—Possible Effects of the Offer on the Market for ADSs; NASDAQ Listing; Exchange Act Registration; Termination of the ADS Deposit Agreement; The Post-Offer Reorganization; Margin Regulations”).

Withdrawal Rights

The Offer provides for withdrawal rights as required by U.S. securities laws. Therefore, you will be able to withdraw any tendered Ordinary Shares or ADSs, in accordance with the procedures set forth in “The Tender Offer—Withdrawal Rights,” before 5:00 p.m., New York City time, on the Expiration Date.

Under the U.S. securities laws, no withdrawal rights will apply to Ordinary Shares or ADSs tendered during the Subsequent Offer Period and no withdrawal rights will apply during the Subsequent Offer Period with respect to Ordinary Shares and ADSs tendered into the Offer during the initial offer period that have been accepted for payment.

Conditions to the Offer

The Offer is subject to the satisfaction or waiver of various conditions, including (i) the Minimum Condition (see “The Tender Offer—MoU; Other Agreements—Condition to Consummation of the Offer—Minimum Condition”) and (ii) the receipt or waiver of certain regulatory approvals (see “The Tender Offer—MoU; Other Agreements—The MoU—Regulatory Approvals”).

The funds necessary for the payment of all of the outstanding Ordinary Shares, including ADSs representing Ordinary Shares and all outstanding Ordinary Shares issuable upon the exercise of outstanding options and warrants, that may be tendered into the Offer would be approximately U.S. $2.4 billion. Parent will provide us with sufficient funds to purchase all validly tendered Ordinary Shares and ADSs in the Offer that have not been properly withdrawn. Parent intends to finance the Offer with equity financing from affiliated Thoma Bravo funds and, if needed, short term borrowings at the fund level. The Offer is not subject to a financing condition. For a summary of the conditions and financing of the Offer see “The Tender Offer—Conditions of the Offer” and “The Tender Offer—Source and Amount of Funds.”

2. Acceptance for Payment and Payment

Purchaser is offering to pay U.S. $66.00 per Ordinary Share and U.S. $66.00 per ADS, in each case, payable net to the seller in cash, without interest, less any withholding taxes that may be applicable (see “The Tender Offer—

Terms of the Offer—Consideration and Payment”), upon the terms and subject to the conditions set forth in this Offer to Purchase, and in the accompanying Ordinary Share Acceptance Form or ADS Letter of Transmittal and other related materials, as applicable.

Under no circumstances will any interest be paid by us on the Offer Price for Ordinary Shares or ADSs tendered pursuant to the Offer, regardless of any delay in making such payments. No fraction of an Ordinary Share or ADS will be purchased from any holder and all payments to tendering holders of the Ordinary Shares or ADSs pursuant to the Offer will be rounded to the nearest whole cent.

Upon the satisfaction, or to the extent legally permitted, waiver of the conditions set forth in “The Tender Offer—Conditions of the Offer” and the accompanying Ordinary Share Acceptance Form and ADS Letter of Transmittal, Purchaser will accept for payment all of the Ordinary Shares and ADSs validly tendered, and not properly withdrawn, before 5:00 p.m., New York City time, on the Expiration Date, and will pay for such Ordinary Shares and ADSs promptly after the Expiration Date. Purchaser will accept for payment and promptly pay for all of the Ordinary Shares and ADSs validly tendered as they are received during the Subsequent Offer Period. In all cases, payment for Ordinary Shares and ADSs accepted for payment pursuant to the Offer will be made only after timely receipt of the required documents by the Ordinary Shares Agent or ADS Tender Agent, as applicable, in accordance with the procedures set forth in “The Tender Offer—Procedures for Tendering into the Offer.”

If you are a holder of record of Ordinary Shares, you will receive payment from the Ordinary Shares Agent for an amount equal to the aggregate Offer Price of your tendered Ordinary Shares that we have accepted for payment. If you are a registered holder of ADSs, you will receive a check or wire payment (at your option), in U.S. dollars, from the ADS Tender Agent for an amount equal to the aggregate Offer Price of your tendered ADSs that we have accepted for payment. If you elect to have your funds wire transferred, a processing fee of $75 will be deducted from your proceeds. If you hold ADSs through a broker or other securities intermediary, the ADS Tender Agent will credit the Depository Trust Company (the “DTC”) for allocation by DTC to your broker or other securities intermediary, with an amount, in U.S. dollars, equal to the aggregate Offer Price of your tendered ADSs, as applicable, that we have accepted for payment.

All payments will be subject to any withholding taxes that may be applicable. See “The Tender Offer—Terms of the Offer—Consideration and Payment.”

For your validly tendered Ordinary Shares or ADSs, you will receive the Offer Price in U.S. dollars.

If, for any reason, any Ordinary Shares or ADSs tendered by holders are not purchased in the Offer, or if any American Depositary Receipts (“ADRs”) evidencing ADSs are submitted for more ADSs than the holder intended to tender, the Ordinary Shares and ADSs that are not tendered or purchased will be returned, without expense to the tendering holder, as promptly as practicable following the expiration or termination of the Offer. If, for any reason, any Ordinary Shares or ADSs tendered by book-entry transfer are not purchased in the Offer, such Ordinary Shares or ADSs will be credited to the account of the tendering party, without expense to the tendering holder, as promptly as practicable following the expiration or termination of the Offer.

3. Procedures for Tendering into the Offer

Tender of Ordinary Shares

The Ordinary Shares Agent has been appointed by Purchaser to act as the centralizing, paying and transfer agent for Ordinary Shares in connection with the Offer. If you are a holder of Ordinary Shares that are not represented by ADSs, and if you intend to tender all or any portion of such Ordinary Shares into the Offer, you should deliver a properly completed Ordinary Share Acceptance Form, and all other documents required by the Ordinary Share Acceptance Form, to the Ordinary Shares Agent, to be received prior to 5:00 p.m., New York City time, on the

Expiration Date. If you hold Ordinary Shares through a broker or other securities intermediary, you must contact such securities intermediary and instruct it to deliver the Ordinary Shares you wish for it to tender on your behalf. Securities intermediaries are likely to establish cut-off times and dates to receive instructions to deliver securities that are earlier than 5:00 p.m., New York City time, on the Expiration Date. You should contact your broker or other securities intermediary to determine the cut-off time and date that is applicable to you.

DO NOT DELIVER ANY DOCUMENTS TO TALEND, PARENT, PURCHASER, THE INFORMATION AGENT, THE ADS DEPOSITARY OR THE ADS TENDER AGENT. DELIVERY OF THE ORDINARY SHARE ACCEPTANCE FORM OR ANY OTHER REQUIRED DOCUMENTS TO TALEND, PARENT, PURCHASER, THE INFORMATION AGENT, THE ADS DEPOSITARY OR THE ADS TENDER AGENT DOES NOT CONSTITUTE A VALID TENDER.

Tender of ADSs

Any ADS holder that intends to accept the Offer for all or any portion of such holder’s ADSs may validly tender such ADSs by following the instructions below and in the ADS Letter of Transmittal.

Registered Holders of ADRs Evidencing ADSs

If you are a registered holder of ADRs evidencing ADSs, you should properly complete and duly execute the accompanying ADS Letter of Transmittal, which is also available from MacKenzie Partners, Inc. (the “Information Agent”), and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with the ADRs evidencing ADSs that you intend to tender, to the ADS Tender Agent at the address set forth on the back cover of this Offer to Purchase, such that the ADS Tender Agent receives these documents before 5:00 p.m., New York City time, on the Expiration Date. Do NOT send any ADRs evidencing ADSs, the ADS Letter of Transmittal or any related documents, to Talend, Parent, Purchaser, the Information Agent or the Ordinary Shares Agent. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a signature guarantee of that kind, a “Medallion Guarantee”).

Registered Holders of Uncertificated ADSs

If you are a registered holder of uncertificated ADSs on the books of the ADS Depositary, JPMorgan Chase Bank N.A., you must properly complete and duly execute the accompanying ADS Letter of Transmittal, which is also available from the Information Agent, and timely deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal, to the ADS Tender Agent at the address set forth on the back cover of this Offer to Purchase, such that the ADS Tender Agent receives these documents before 5:00 p.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.

ADSs Held through a Broker or Other Securities Intermediary in The DTC System

If you hold ADSs through a broker or other securities intermediary in the DTC system, you should promptly contact your broker or other securities intermediary and request that the securities intermediary tender your ADSs on your behalf through DTC. In order for a book-entry transfer to constitute a valid tender of your ADSs into the Offer, the ADSs must be tendered by your securities intermediary before 5:00 p.m., New York City time, on the Expiration Date. Further, before 5:00 p.m., New York City time, on the Expiration Date, the ADS Tender Agent must receive (i) a confirmation of such tender of your ADSs and (ii) an Agent’s Message.

The term “Agent’s Message” means a message transmitted to the ADS Tender Agent by DTC, received by the ADS Tender Agent, and forming a part of a book-entry confirmation that states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received and agrees to be bound by the terms of this Offer to Purchase and the ADS Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

DTC, participants in DTC, and other securities intermediaries are likely to establish cut-off times and dates that are earlier than 5:00 p.m., New York City time, on the Expiration Date, to receive instructions to tender ADSs. Note that if your ADSs are held through a broker or other securities intermediary and your securities intermediary tenders your ADSs as instructed by you, your securities intermediary may charge you a transaction or service fee. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.

If you are unable to perform the procedures described above before 5:00 p.m., New York City time, on the Expiration Date, you may still be able to tender your ADSs into the Offer in accordance with the procedures for guaranteed delivery that we are making available (see “The Tender Offer—Procedures for Tendering into the Offer—Guaranteed Delivery Procedures”).

The method of delivery of the ADS Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and sole risk of the tendering shareholder, and delivery will be considered made only when the ADS Tender Agent actually receives the ADS Letter of Transmittal and all other required documents. If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date.

DO NOT DELIVER ANY DOCUMENTS TO TALEND, PARENT, PURCHASER, THE INFORMATION AGENT OR THE ORDINARY SHARES AGENT. DELIVERY OF THE ADS LETTER OF TRANSMITTAL OR ANY OTHER REQUIRED DOCUMENTS TO TALEND, PARENT, PURCHASER, THE INFORMATION AGENT OR THE ORDINARY SHARES AGENT DOES NOT CONSTITUTE A VALID TENDER.

Guaranteed Delivery Procedures

Guaranteed delivery procedures are only available for ADSs tendered into the Offer and not for Ordinary Shares. If you wish to tender ADSs pursuant to this Offer to Purchase, but cannot deliver such ADSs and all other required documents to the ADS Tender Agent before 5:00 p.m., New York City time, on the Expiration Date, you may nevertheless tender such ADSs if all of the following conditions are met:

•

the tender is made through a member firm of a national securities exchange registered with the SEC or the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the U.S. (each, an “Eligible Institution”);

•

the ADS Tender Agent receives a properly completed and duly executed Notice of Guaranteed Delivery accompanying this Offer to Purchase from an Eligible Institution, before 5:00 p.m., New York City time, on the Expiration Date, which must be substantially in the form we have provided, setting forth your name and address, and the amount of the ADSs that you are tendering, and stating that the tender is being made by Notice of Guaranteed Delivery, which may be delivered by email attachment to the ADS Tender Agent; and

•

the ADS Tender Agent receives within two NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery (but in any event no later than two NASDAQ trading days following the Expiration Date), a properly completed and duly executed ADS Letter of Transmittal, the ADRs for all of the physically tendered ADSs, in proper form for transfer, or a book-entry confirmation of tender of such ADSs through the DTC system, including delivery to the ADS Tender Agent of the Agent’s Message instead of an ADS Letter of Transmittal, as applicable, with any required signature guarantees and any other document required by the ADS Letter of Transmittal.

The procedures for guaranteed delivery described in this Offer to Purchase may not be used during any Subsequent Offer Period.

Signature Guarantees

Signatures on an ADS Letter of Transmittal or notice of withdrawal, as applicable, must be guaranteed unless you either:

•	are the registered holder of ADSs and have not completed the box entitled “Special Transfer Instructions” or “Special Mailing Instructions” on the ADS Letter of Transmittal; or

•	are tendering ADSs for the account of an Eligible Institution.

If you are not the registered holder of the ADSs you are tendering, the ADRs you deliver must be endorsed for transfer by the registered holder or a proper separate instrument of transfer signed by the registered holder must be provided, and the signature of the registered holder on the endorsement or instrument of transfer must be guaranteed by a Medallion Guarantee.

If signatures on an ADS Letter of Transmittal or ADR must be guaranteed, the signature on a corresponding notice of withdrawal would also have to be guaranteed.

Tender Constitutes an Agreement

The tender of Ordinary Shares or ADSs pursuant to any one of the procedures described above will constitute the tendering security holder’s acceptance of the terms and conditions of the Offer. Purchaser’s acceptance for payment of the Ordinary Shares or ADSs tendered pursuant to the Offer will constitute a binding agreement between Purchaser and the tendering security holder, upon the terms and subject to the conditions of the Offer.

Matters Concerning Validity, Eligibility and Acceptance

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Ordinary Shares or ADSs, including questions as to the proper completion or execution of any Ordinary Share Acceptance Form, ADS Letter of Transmittal, Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any Ordinary Shares or ADSs, will be determined by us, in our sole discretion. We reserve the absolute right to waive any defect or irregularity in any tender of Ordinary Shares or ADSs by any holder, whether or not similar defects or irregularities are waived in the case of other holders of Ordinary Shares or ADSs. No tender of Ordinary Shares or ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. We also reserve the absolute right to reject any or all tenders of Ordinary Shares and ADSs determined by us not to be in proper form or for which acceptance for payment or payment may be unlawful. None of Parent, Purchaser, the Information Agent, the Ordinary Shares Agent, the ADS Depositary, the ADS Tender Agent or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including those in any Ordinary Share Acceptance Form, ADS Letter of Transmittal, Notice of Guaranteed Delivery or other required documents) and as to the proper form for transfer of any Ordinary Shares or ADSs will be final and binding to the full extent permitted by law.

THE METHOD OF DELIVERY OF THE ORDINARY SHARES AND ADSs AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH DTC, IS AT THE OPTION AND RISK OF THE TENDERING HOLDERS OF SUCH ORDINARY SHARES AND ADSs, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE ORDINARY SHARES AGENT OR ADS TENDER AGENT, AS APPLICABLE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. REGISTERED MAIL WITH RETURN RECEIPT REQUESTED OR OVERNIGHT COURIER, PROPERLY INSURED, IS RECOMMENDED FOR ORDINARY SHARES OR ADRs EVIDENCING ADSs SENT BY MAIL.

If you are in any doubt about the procedure for tendering Ordinary Shares or ADSs into the Offer, please contact the Information Agent at its address and telephone numbers, as they appear on the back cover of this Offer to Purchase.

Representations and Agreements With Respect to Tenders

Each holder of the Ordinary Shares and ADSs, by tendering its securities into the Offer, irrevocably undertakes, represents, warrants and agrees (so as to bind the holder and the holder’s personal representatives, heirs, successors and assigns) as follows:

•

that it has the full power and authority to tender and assign the Ordinary Shares or ADSs tendered, and that our acceptance for payment of the Ordinary Shares or ADSs tendered pursuant to the Offer will constitute a binding agreement containing the terms and conditions of the Offer, as between us and the tendering security holder;

•

that the tendering of its Ordinary Shares or ADSs, and the execution of the Ordinary Share Acceptance Form or the ADS Letter of Transmittal, as applicable, shall constitute: (i) an acceptance of the Offer in respect of the number of Ordinary Shares or ADSs identified therein, (ii) an undertaking to execute all further documents and give all further assurances which may be required to enable us to obtain the full benefit and to obtain title to the tendered Ordinary Shares or ADSs and (iii) an acknowledgment that each such holder’s acceptance shall be irrevocable, subject to the accepting holder not having validly withdrawn such acceptance;

•

that the Ordinary Shares or ADSs in respect to which the Offer is accepted or deemed to be accepted are fully paid and non-assessable, sold free from all liens, equities, charges and encumbrances and together with all rights attaching thereto, including voting rights and the right to all dividends or other distributions having a record date after such Ordinary Shares and ADSs have been accepted for purchase in accordance herewith;

•

that the tendering of its Ordinary Shares or ADSs, and the execution of the Ordinary Share Acceptance Form or the ADS Letter of Transmittal, as applicable, constitutes the irrevocable appointment of the Ordinary Shares Agent or ADS Tender Agent, as applicable, and its directors and agents as such holder’s attorney-in-fact and an irrevocable instruction to the attorney-in-fact to complete and execute any and all form(s) of transfer and other document(s) as may be necessary or required, at the discretion of the attorney-in-fact, in order to transfer those Ordinary Shares or ADSs validly tendered and not withdrawn, in our name or in the name of such other person(s) as Purchaser may direct, and to deliver such form(s) of transfer and other document(s) as may be required, together with other document(s) of title relating to such Ordinary Shares or ADSs, to transfer the tendered ADSs in the DTC system, to request a registration of transfer of the ADSs on the books of the ADS Depositary or to surrender the ADSs to the ADS Depositary for the purpose of withdrawal and delivery of the underlying Ordinary Shares, in each case to or as instructed by us, and to do all such other acts and things as may in the opinion of the attorney-in-fact be necessary or required for the purpose of, or in connection with, the acceptance of the Offer, and to vest title to the Ordinary Shares or ADSs in us or our nominees as aforesaid;

•

that the tendering of its Ordinary Shares, and the execution of the Ordinary Share Acceptance Form, constitutes, subject to the tendering holder of the Ordinary Shares not having withdrawn its tender, an irrevocable authority and request (i) to Talend and its directors, officers and agents, to cause the registration of the transfer of the Ordinary Shares pursuant to the Offer and the delivery of any and all document(s) of title in respect thereof to us or our nominees and (ii) to us or our agents, to act upon any instructions with regard to notices and payments that have been recorded in the records of Talend regarding such holder’s Ordinary Shares;

•

that this “The Tender Offer—Procedures for Tendering into the Offer—Representations and Agreements With Respect to Tenders” section shall be incorporated in and form part of the Ordinary Share Acceptance Form or ADS Letter of Transmittal, as applicable; and

•

that it agrees to ratify each and every act or thing which may be done or effected by us, Parent or any of our directors or agents, or Talend or its agents, as applicable, in the proper exercise of the power and authorities of any such person.

Backup United States Federal Income Tax Withholding

To avoid backup withholding of U.S. federal income tax, each tendering holder that is a U.S. person for U.S. federal income tax purposes should provide a properly completed IRS Form W-9 that is signed under penalties of perjury, and which includes the holder’s correct Taxpayer Identification Number (“TIN”) (which generally is the holder’s social security or federal employer identification number), or should otherwise establish an exemption from backup withholding. An IRS Form W-9 is included in the Ordinary Share Acceptance Form and ADS Letter of Transmittal. In addition to potential penalties, failure to provide the correct information on IRS Form W-9 may subject the tendering holder to backup U.S. federal income tax withholding (currently at a rate of 24%) on the payment of the purchase price made to such holder. If the tendering holder has not been issued a TIN and has applied for one or intends to apply for one in the near future, such holder should write “Applied For” in the space provided for the TIN in Part I of the IRS Form W-9, and sign and date the IRS Form W-9. If “Applied For” is written in Part I, the Ordinary Shares Agent, ADS Tender Agent or applicable withholding agent will withhold the applicable backup withholding amount from any payments of the purchase price to such holder until a TIN is provided. A tendering holder that is not a U.S. person may establish such holder’s exemption from backup withholding by submitting to the applicable withholding agent a properly completed IRS Form W-8, as applicable (which the Ordinary Shares Agent or ADS Tender Agent, as applicable, will provide upon request and which may be obtained from the IRS at its Internet website: www.irs.gov), signed under penalties of perjury, attesting to that shareholder’s non-U.S. status. Such non-U.S. person should consult a tax advisor to determine which form is appropriate.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a tendering shareholder may be refunded or credited against such shareholder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

4. Withdrawal Rights

Tenders of Ordinary Shares or ADSs made pursuant to the Offer are irrevocable except as otherwise provided in this “The Tender Offer—Withdrawal Rights” section.

You may withdraw your tender of Ordinary Shares or ADSs at any time before 5:00 p.m., New York City time, on the Expiration Date. Unless we have accepted your Ordinary Shares or ADSs for payment as provided in the Offer, you may also withdraw your tendered Ordinary Shares or ADSs at any time after August 10, 2021.

For a withdrawal to be effective, you must (i) have previously tendered your Ordinary Shares or ADSs, as applicable, (ii) if such tender was in registered form, subsequently deliver a properly completed and duly executed written notice of withdrawal to the Ordinary Shares Agent or ADS Tender Agent, as applicable, at the address listed on the back cover of this Offer to Purchase, and (iii) if such tender was made by your broker or other securities intermediary on your behalf, instruct that your securities intermediary make the withdrawal by contacting the Ordinary Shares Agent or ADS Tender Agent, or in accordance with the procedures of DTC, as applicable.

The notice of withdrawal must be received before 5:00 p.m., New York City time, on the Expiration Date, or such earlier cut-off time and date as your broker or other securities intermediary may specify, if applicable. Any notice of withdrawal must specify:

•	the name of the person who tendered Ordinary Shares or ADSs to be withdrawn;

•	the number of Ordinary Shares or ADSs to be withdrawn; and

•	the name of the registered holder of Ordinary Shares or ADSs to be withdrawn, if different from that of the person who tendered such Ordinary Shares or ADSs.

If you have delivered ADRs evidencing your ADSs to the ADS Tender Agent then, in order for the ADRs to be released, you must also:

•	submit the serial number shown on the particular ADR tendered evidencing the ADSs to be withdrawn; and

•	have the signature on the notice of withdrawal guaranteed by an Eligible Institution, if the original ADS Letter of Transmittal required a signature guarantee.

You may not rescind a notice of withdrawal, and withdrawn Ordinary Shares or ADSs will not be validly tendered for purposes of the Offer. However, you may re-tender withdrawn Ordinary Shares or ADSs at any time before 5:00 p.m., New York City time, on the Expiration Date by following the procedures for tendering described above in “The Tender Offer—Procedures for Tendering into the Offer.”

No withdrawal rights will apply to Ordinary Shares or ADSs tendered during a Subsequent Offer Period and no withdrawal rights apply during a Subsequent Offer Period with respect to Ordinary Shares or ADSs tendered into the Offer and accepted for payment.

All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, subject to applicable law, which determination shall be final and binding. None of Talend, Parent, Purchaser, the Information Agent, the Ordinary Shares Agent, the ADS Depositary, the ADS Tender Agent or any other person, is or will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Tax Considerations

Material U.S. Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences to U.S. Holders (as defined below) that receive cash in exchange for their Company Shares pursuant to the Offer. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a U.S. Holder. For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Company Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the primary supervision of a court within the United States and of which one or more U.S. persons have the authority to control all substantial decisions or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Company Shares, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the tax treatment of the partnership. A partner of a partnership holding Company Shares should consult its own tax advisor regarding the U.S. federal income tax consequences of the Offer.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code and published rulings of the Internal Revenue Service (the “IRS”) and court decisions, all as of the date hereof. These laws are subject to change or differing interpretation, possibly on a retroactive basis, which could affect the treatment described below. In addition, we have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. The discussion applies only to U.S. holders who hold their Company Shares as “capital assets” within the meaning of Section 1221 of the Code, and does not apply to holders of Company Shares received in connection with the exercise of employee stock options or otherwise as compensation, holders who hold an equity interest, actually or constructively, in Thoma Bravo or Talend after the Offer, holders who have perfected and not withdrawn a demand for, or lost the right to, appraisal under the Delaware General Corporation Law or to holders who may be subject to special rules under the U.S. federal income tax laws (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities (or investors therein), mutual funds, traders in securities who elect the mark-to-market method of accounting, shareholders subject to the alternative minimum tax, shareholders that have a functional currency other than the U.S. dollar or shareholders who hold Company Shares as part of a hedge, straddle, wash sale, constructive sale or conversion transaction, persons that own directly, indirectly, or through attribution 10% or more of the voting power or value of the outstanding Company Shares, persons holding Company Shares in connection with a trade or business conducted outside the United States, controlled foreign corporations within the meaning of Section 957 of the Code, or passive foreign investment companies within the meaning of Section 1297 of the Code (each, a “PFIC”)). This discussion does not address the U.S. tax consequences to holders of Company Shares that make a decision not to participate and tender their Company Shares in the Offer, and that may instead participate in the Post-Offer Reorganization and first receive equity in Tahoe AcquireCo B.V. as a result of the Demerger and the Merger, and that may later ultimately receive cash as a result of the contemplated subsequent Asset Sale and Liquidation and Second Step Distribution. This discussion also does not address the U.S. tax consequences of the receipt of cash in connection with the treatment of stock-based awards or any other matters relating to equity compensation or benefit plans, or of the receipt of cash pursuant to the Offer by any holders of Company Shares or equity securities that are subject to special circumstances, including the U.S. tax consequences that may be applicable to holders of vested share options, unvested share options Company warrants, or Company Shares purchased under the Company’s ESSP. This discussion also does not address the U.S. federal estate, gift, unearned income Medicare contribution, alternative minimum tax or any other applicable non-income tax laws, or any applicable state, local or non-U.S. tax laws.

U.S. Holders of Company Shares that make a decision not to participate and tender their Company Shares in the Offer, and that may instead participate in the Post-Offer Reorganization and first receive equity in Tahoe AcquireCo B.V. as a result of the Demerger and the Merger, and that may later ultimately receive cash as a result of the contemplated subsequent Asset Sale and Liquidation and Second Step Distribution, are generally expected to be subject to U.S. federal income taxation on the cash received in the Liquidation and Second Step Distribution. In addition, such U.S. Holders may be subject to potential Dutch withholding taxes in connection with the Liquidation and Second Step Distribution, assuming the Liquidation and Second Step Distribution ultimately occurs, and such Dutch withholding taxes may not be creditable for U.S. federal income tax purposes depending on various factors, including each U.S. Holder’s particular circumstances. See “—Certain Dutch tax Consequences” beginning on page 30. The actual U.S. federal income tax consequences of the Post-Offer Reorganization will also depend upon the exact manner in which the Post-Offer Reorganization is ultimately effected. See “—Alternative Post-Offer Reorganization” beginning on page 39. U.S. Holders that make a decision not to participate and tender their Company Shares in the Offer are urged to consult with their own tax advisors regarding the potential U.S. federal income tax consequences to them of the Post-Offer Reorganization based upon their own particular circumstances.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF RECEIVING CASH IN EXCHANGE FOR YOUR COMPANY SHARES PURSUANT TO THE OFFER OR, IN THE EVENT THAT YOU MAKE A DECISION NOT TO TENDER YOUR COMPANY SHARES IN THE OFFER, IN CONNECTION WITH THE LIQUIDATION AND

SECOND STEP DISTRIBUTION, ASSUMING THE LIQUIDATION AND SECOND STEP DISTRIBUTION OCCURS, AS PART OF THE POST-OFFER REORGANIZATION, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

Exchange of Company Shares for Cash Pursuant to the Offer

The exchange of Company Shares for cash by a U.S. Holder in the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder that exchanges Company Shares for cash in the Offer will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described below under “Backup Withholding and Information Reporting”) and the U.S. Holder’s adjusted tax basis in such shares. A U.S. Holder’s adjusted tax basis will generally equal the price the U.S. Holder paid for its Company Shares. Gain or loss will also generally be determined separately for each block of Company Shares held by a U.S. Holder (i.e., Company Shares acquired at the same cost in a single and separately identifiable transaction). Any such capital gain or loss will generally be long-term capital gain or loss where the U.S. Holder’s holding period for such Company Shares is more than one year at the effective time of the Offer. Long-term capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates. There are limitations on the deductibility of capital losses.

Talend has indicated to Parent and Purchaser that it believes, and the foregoing discussion assumes, that Talend is not currently, and has not been a PFIC, for U.S. federal income tax purposes. In general, the test for determining whether Talend is or has been a PFIC is applied annually and is based upon the composition of Talend’s and certain of its affiliates’ income and assets for such taxable year. If Talend were a PFIC in the current taxable year or in any prior taxable year in which a tendering U.S. Holder has held its Company Shares, then such U.S. Holder generally would be subject to adverse U.S. federal income tax consequences with respect to gain recognized on any sale or exchange of such Company Shares, including an exchange of such Company Shares pursuant to the Offer, although such adverse U.S. federal income tax consequences could potentially be mitigated if such U.S. Holder has in effect certain elections with respect to Talend, such as a “mark-to-market” or a “qualified electing fund” election.

Backup Withholding and Information Reporting

A U.S. Holder may be subject to information reporting with respect to any payments made pursuant to the Offer. In addition, backup withholding of tax will generally apply at the statutory rate to such payments, unless the U.S. Holder or other applicable payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules or otherwise establishes an exemption. Each U.S. Holder should complete and sign, under penalty of perjury, the IRS Form W-9 to be included as part of the letter of transmittal and return it to the payment agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the payment agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. Holder pursuant to the Offer under the backup withholding rules will generally be allowable as a refund or a credit against such U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. Holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

Material French Tax Considerations

The following is a summary of the material French income tax consequences of the Offer that may apply to French Holders and Non-French Holders (as defined below) whose Company Shares are converted into the right to receive cash in the Offer. This summary does not purport to consider all aspects of French income taxation that may be relevant to our shareholders.

This discussion is based on the French tax law, regulations and guidelines published by the French tax authorities, as construed by case law, in force as of the date hereof and is therefore likely to be affected by any changes in French tax law, which may have a retroactive effect or apply to the current year or financial year, as well as by any interpretation that may be made by the French tax authorities or case law. The discussion does not apply to French Holders or Non-French Holders of Company Shares received in connection with the exercise of employee stock options or other employee incentive mechanism, nor to such individual holders who hold Company Shares as a professional asset or as part of a savings plan.

French Holders

For purposes of this discussion, “French Holders” are beneficial owners of Company Shares that is, for French tax purposes:

•	an individual tax resident of France within the meaning of Article 4B of the French Tax Code and any relevant tax treaty signed by France; or

•

a legal entity tax resident of France for the purposes of French tax law and any relevant tax treaty signed by France and which does not have a permanent establishment or fixed base outside France to which the Company Shares are registered or with which they may be connected.

The tender of Company Shares in the Offer will be a taxable transaction for French tax purposes. In general, shareholders whose Company Shares are tendered will realize a capital gain or loss for French tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares and their tax base cost. Such capital gain or loss will be subject to a different tax regime depending on whether the French Holder is an individual subject to personal income tax or a legal entity subject to corporate income tax.

French Holders that are Individuals

In principle, net capital gains realized upon the tender of Company Shares in the Offer by a French Holder who is an individual are taxed at a flat tax rate of 30% (including 12.8% of income tax and 17.2 % of social contributions). As an alternative to the 12.8% income tax, such French Holder may opt to take into account such capital gains in its global net income subject to personal income tax at the progressive scale. In this case, capital gains on Company Shares acquired or subscribed to before January 1, 2018 are taken into account, after application of an allowance for duration of holding equal to: (i) 50% of their amount when the shares have been held for at least two years and less than eight years on the date of their sale; or (ii) 65% of their amount when the shares have been held for at least eight years on the date of their sale. Social contributions at the rate of 17.2% remain due, but 6.8% are deductible from the global income of the French Holder for income tax purposes the year it is paid. The above-mentioned option is global and applies to all income gains and income subject to the flat tax rate of the French Holder in a given year.

Net capital gains are calculated after taking into account capital losses of a similar nature realized in the same year or of the last ten years. Shareholders should contact their usual tax advisor as to the conditions of utilization of capital losses, if any.

In addition, such French Holders may be subject to the contribution on high income. This contribution is based on the reference taxable income of the fiscal household as defined in Article 1417, IV, 1° of the French Tax Code, which comprises, in particular, the gross amount of capital gains realized by the French Holder.

This contribution is levied:

•

at the rate of 3% on the fraction of the reference taxable income between €250,000 and €500,000 for taxpayers who are single, widowed, separated or divorced, and between €500,000 and €1,000,000 for taxpayers subject to joint taxation; and

•

at the rate of 4% for the fraction of the reference taxable income above €500,000 for taxpayers who are single, widowed, separated or divorced, and above €1,000,000 for taxpayers subject to joint taxation.

French Holders that are Legal Entities subject to French Corporate Income Tax

In general, capital gains on Company Shares will be subject to the standard corporate income tax rate (i.e., 26.5% in 2021 or 27.5% for companies with a turnover of at least €250m) plus, as the case may be, a 3.3 % social surtax applicable to the amount of corporate income tax less an allowance which may not exceed €763,000 per 12-month period. Certain small and medium companies may benefit from a reduced corporate income tax rate (15%) on a portion of their profits and from an exemption from the 3.3% social surtax.

In addition, capital gains realized upon the sale of equity securities (titres de participation) which fall within the scope of the definition provided for by Article 219 I a quinquies of the French Tax Code and which have been held for at least two years are exempt from French corporate income tax (including the 3.3% social surtax), except for a portion equal to 12% of the gross amount of the capital gains.

Non-French Holders

Subject to the application of international tax treaties, any capital gain realized upon the transfer of Company Shares in the context of the Offer by individuals who are not tax residents of France within the meaning of Article 4 B of the French Tax Code or by entities who are not tax residents of France (which does not have a permanent establishment or fixed base subject to tax in France to which the Company Shares are registered or with which they may be connected) (“Non-French Holders”) will not be, in principle, subject to tax in France unless either:

•	they have held, at any time during the five years preceding the transfer, directly or indirectly, alone or with related individuals, more than 25% of the rights to the profits of Talend, or

•

they are residents of, established in or incorporated in Non Cooperative States or Territories (“NCST”) within the meaning of Article 238-0 A of the French Tax Code. In this latter case, capital gains will be taxed at a flat rate of 75%, subject to the provisions of applicable international tax treaties. A list of the NCST is published in a French Ministerial Decree and can be updated regularly.

The French income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the Offer. Because individual circumstances may differ, each shareholder should consult the shareholder’s tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the Offer in light of such shareholder’s particular circumstances, and, if applicable, the treatment of stock-based awards or any other matters relating to equity compensation.

Certain Dutch Tax Consequences

This summary solely addresses the principal Dutch tax consequences of the Liquidation and Second Step Distribution and does not purport to describe every aspect of taxation that may be relevant to a particular holder of shares issued by Tahoe AcquireCo B.V. (“Tahoe AcquireCo B.V. Shares”). Tax matters are complex, and the tax consequences of the Liquidation and Second Step Distribution to a particular holder of Tahoe AcquireCo B.V. Shares will depend in part on such holder’s circumstances. Accordingly, a holder of Tahoe AcquireCo B.V. Shares is urged to consult their own tax advisor for a full understanding of the tax consequences of the Offer and Post- Offer Reorganization to the shareholder, including the applicability and effect of Dutch tax laws.

Where in this summary English terms and expressions are used to refer to Dutch concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Dutch concepts under Dutch tax law. Where in this summary the terms “the Netherlands” and “Dutch” are used, these refer solely to the European part of the Kingdom of the Netherlands. This summary assumes that Tahoe AcquireCo B.V. is organized, and that its business will be conducted, in the manner outlined in the Preliminary Proxy. A change to such organizational structure or to the manner in which Tahoe AcquireCo B.V. conducts its business may invalidate the contents of this summary, which will not be updated to reflect any such change.

This summary is based on the tax law of the Netherlands (unpublished case law not included) as it stands at the date of the Preliminary Proxy. The tax law upon which this summary is based, is subject to changes, possibly with retroactive effect. Any such change may invalidate the contents of this summary, which will not be updated to reflect such change.

The summary in this paragraph does not address the Dutch tax consequences for a holder of Tahoe AcquireCo B.V. Shares who:

•	is a person who may be deemed a holder of Tahoe AcquireCo B.V. Shares for Dutch tax purposes pursuant to specific statutory attribution rules in Dutch tax law;

•	is, although in principle subject to Dutch corporation tax, in whole or in part, specifically exempt from that tax in connection with income from Tahoe AcquireCo B.V. Shares;

•	is an investment institution as defined in the Dutch Corporation Tax Act 1969;

•	is an entity that, although in principle subject to Dutch corporation tax, is fully or partly exempt from Dutch corporation tax;

•	owns Tahoe AcquireCo B.V. Shares in connection with a membership of a management board or a supervisory board, an employment relationship, a deemed employment relationship or management role;

•

has a substantial interest in Tahoe AcquireCo B.V. or a deemed substantial interest in Tahoe AcquireCo B.V. for Dutch tax purposes. Generally, a person holds a substantial interest if (a) such person — either alone or, in the case of an individual, together with their partner or any of their relatives by blood or by marriage in the direct line (including foster-children) or of those of their partner for Dutch tax purposes — owns or is deemed to own, directly or indirectly, 5% or more of the shares or of any class of shares of Tahoe AcquireCo B.V., or rights to acquire, directly or indirectly, such an interest in the shares of Tahoe AcquireCo B.V. or profit participating certificates relating to 5% or more of the annual profits or to 5% or more of the liquidation proceeds of Tahoe AcquireCo B.V., or (b) such person’s shares, rights to acquire shares or profit participating certificates in Tahoe AcquireCo B.V. are held by the shareholder following the application of a non-recognition provision; or

•	is for Dutch tax purposes taxable as a corporate entity and resident of Aruba, Curaçao or Sint Maarten.

Taxes on Income and Capital Gains

Resident Holders of Tahoe AcquireCo B.V. Shares

A holder of Tahoe AcquireCo B.V. Shares who is resident or deemed to be resident in the Netherlands for Dutch tax purposes is fully subject to Dutch income tax if they are an individual or fully subject to Dutch corporation tax if it is a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, as described in the summary below.

Individuals Deriving Profits or Deemed to be Deriving Profits from an Enterprise

Any benefits derived or deemed to be derived from or in connection with Tahoe AcquireCo B.V. Shares that are attributable to an enterprise from which an individual derives profits, whether as an entrepreneur or pursuant to a co-entitlement to the net value of an enterprise, other than as a shareholder, are generally subject to Dutch income tax at progressive rates up to 49.5%.

Individuals Deriving Benefits from Miscellaneous Activities

Any benefits derived or deemed to be derived from or in connection with Tahoe AcquireCo B.V. Shares that constitute benefits from miscellaneous activities by an individual are generally subject to Dutch income tax at progressive rates up to 49.5%.

An individual may, inter alia, derive, or be deemed to derive, benefits from or in connection with

Tahoe AcquireCo B.V. Shares that are taxable as benefits from miscellaneous activities if their investment activities go beyond regular active portfolio management.

Other Individuals

If a holder of Tahoe AcquireCo B.V. Shares is an individual whose situation has not been discussed before in this section “Certain Dutch Tax Consequences — Taxes on Income and Capital Gains — Resident Holders of Tahoe AcquireCo B.V. Shares”, the value of their Tahoe AcquireCo B.V. Shares forms part of the yield basis for purposes of tax on benefits from savings and investments. A deemed benefit, which is determined on the basis of progressive rates starting from 1.9% up to 5.69% per annum of this yield basis, is taxed at the rate of 31%. Actual benefits derived from or in connection with their Tahoe AcquireCo B.V. Shares are not subject to Dutch income tax.

Corporate Entities

Any benefits derived or deemed to be derived from or in connection with Tahoe AcquireCo B.V. Shares that are held by a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, are generally subject to Dutch corporation tax.

General

A holder of Tahoe AcquireCo B.V. Shares will not be deemed to be resident in the Netherlands for Dutch tax purposes by reason only of the execution and/or enforcement of the documents relating to the Liquidation and Second Step Distribution or the performance by Tahoe AcquireCo B.V. of its obligations under such documents or under the Tahoe AcquireCo B.V. Shares.

Non-resident Holders of Tahoe AcquireCo B.V. Shares

Individuals

If a holder of Tahoe AcquireCo B.V. Shares is an individual who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch income tax, they will not be subject to Dutch income tax in respect of any benefits derived or deemed to be derived from or in connection with Tahoe AcquireCo B.V. Shares, except if:

•

they derive profits from an enterprise, whether as an entrepreneur or pursuant to a co-entitlement to the net value of such enterprise, other than as a shareholder, and such enterprise is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and their Tahoe AcquireCo B.V. Shares are attributable to such permanent establishment or permanent representative;

•	they derive benefits or are deemed to derive benefits from or in connection with Tahoe AcquireCo B.V. Shares that are taxable as benefits from miscellaneous activities performed in the Netherlands; or

•

they derive profits pursuant to the entitlement to a share in the profits of an enterprise, other than as a holder of securities, which is effectively managed in the Netherlands and to which enterprise their Tahoe AcquireCo B.V. Shares are attributable.

Corporate Entities

If a holder of Tahoe AcquireCo B.V. Shares is a corporate entity, or an entity including an association, a partnership and a mutual fund, taxable as a corporate entity, which is neither resident, nor deemed to be resident in the Netherlands for purposes of Dutch corporation tax, it will not be subject to Dutch corporation tax in respect of any benefits derived or deemed to be derived from or in connection with Tahoe AcquireCo B.V. Shares, except if:

•

it derives profits from an enterprise directly which is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and to which permanent establishment or permanent representative its Tahoe AcquireCo B.V. Shares are attributable; or

•

it derives profits pursuant to a co-entitlement to the net value of an enterprise which is managed in the Netherlands, other than as a holder of securities, and to which enterprise its Tahoe AcquireCo B.V. Shares are attributable.

Dividend Withholding Tax

General

Tahoe AcquireCo B.V. is generally required to withhold Dutch dividend withholding tax at a rate of 15% from dividends distributed by Tahoe AcquireCo B.V., subject to possible relief under Dutch domestic law, the Treaty on the Functioning of the European Union or an applicable Dutch income tax treaty depending on a particular holder of Tahoe AcquireCo B.V. Shares’ individual circumstances.

The concept “dividends distributed by Tahoe AcquireCo B.V.” as used in this paragraph includes, but is not limited to, the following:

•	distributions in cash or in kind, deemed and constructive distributions and repayments of capital not recognised as paid-in for Dutch dividend withholding tax purposes;

•	liquidation proceeds and proceeds of repurchase or redemption of Tahoe AcquireCo B.V. Shares in excess of the average capital recognised as paid-in for Dutch dividend withholding tax purposes;

•

the par value of Tahoe AcquireCo B.V. Shares issued by Tahoe AcquireCo B.V. to a holder of Tahoe AcquireCo B.V. Shares or an increase of the par value of Tahoe AcquireCo B.V. Shares, as the case may be, to the extent that it does not appear that a contribution, recognised for Dutch dividend withholding tax purposes, has been made or will be made; and

•

partial repayment of capital, recognised as paid-in for Dutch dividend withholding tax purposes, if and to the extent that there are net profits, unless (a) the general meeting of the Tahoe AcquireCo B.V.’s shareholders has resolved in advance to make such repayment and (b) the par value of the Tahoe AcquireCo B.V. Shares concerned has been reduced by an equal amount by way of an amendment to the Tahoe AcquireCo B.V.’s articles of association.

Gift and Inheritance Taxes

No Dutch gift tax or Dutch inheritance tax will arise with respect to an acquisition or deemed acquisition of Tahoe AcquireCo B.V. Shares by way of gift by, or upon the death of, a holder of Tahoe AcquireCo B.V. Shares who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax except if, in the event of a gift whilst not being a resident nor being a deemed resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax, the holder of Tahoe AcquireCo B.V. Shares becomes a resident or a deemed resident in the Netherlands and dies within 180 days after the date of the gift.

For purposes of Dutch gift tax and Dutch inheritance tax, a gift of Tahoe AcquireCo B.V. Shares made under a condition precedent is deemed to be made at the time the condition precedent is satisfied.

Registration Taxes and Duties

No Dutch registration tax, transfer tax, stamp duty or any other similar documentary tax or duty, other than court fees, is payable in the Netherlands in respect of or in connection with the execution and/or enforcement (including by legal proceedings and including the enforcement of any foreign judgment in the courts of the Netherlands) of the documents relating to the issue of the Tahoe AcquireCo B.V. Shares, the performance by Tahoe AcquireCo B.V. of its obligations under such documents, or the transfer of Tahoe AcquireCo B.V. Shares, except that Dutch real property transfer tax may be due upon an acquisition in connection with Tahoe AcquireCo B.V. Shares of real property situated in the Netherlands, (an interest in) an asset that qualifies as real property situated in the Netherlands, or (an interest in) a right over real property situated in the Netherlands, for the purposes of Dutch real property transfer tax.

6. Price Range of the ADSs

The ADSs are listed and traded on NASDAQ under the symbol “TLND.” NASDAQ is the principal trading market for the ADSs. The following table sets forth, for the periods indicated, the intraday high and low trading prices per ADS on NASDAQ as reported by published financial sources:

	High		Low
Fiscal 2019
First Quarter	U.S.$	51.99	U.S.$	34.80
Second Quarter		53.09		36.67
Third Quarter		42.76		31.14
Fourth Quarter	U.S.$	41.44	U.S.$	32.67

Fiscal 2020
First Quarter	U.S.$	42.90	U.S.$	18.71
Second Quarter		37.91		18.30
Third Quarter		46.80		33.38
Fourth Quarter		44.23		34.66

Fiscal 2021
First Quarter	U.S.$	65.90	U.S.$	37.28
Second Quarter (through June 10, 2021)		65.31		63.71

On March 9, 2021, the last full trading day prior to the announcement of the execution of the MoU, the reported closing sale price on NASDAQ for the ADSs was U.S. $51.30 per ADS. On June 10, 2021, the last full trading day prior to the commencement of the Offer, the reported closing sale price on NASDAQ for the ADSs was U.S. $65.30 per ADS. Each ADS represents one Ordinary Share. All shareholders (including ADS holders) are urged to obtain current market quotations for the ADSs before deciding whether to tender their Company Shares.

There is no separate trading market for Ordinary Shares.

7. Possible Effects of the Offer on the Market for ADSs; NASDAQ Listing; Exchange Act Registration; Termination of the ADS Deposit Agreement; The Post-Offer Reorganization; Margin Regulations

Possible Effects of the Offer on the Market for ADSs

The de-listing of the ADSs or the absence of an active trading market for ADSs could reduce the liquidity and market value of the ADSs. Additionally, Talend may no longer be eligible to maintain an SEC registered ADS program or a listing with NASDAQ.

Upon the consummation of the Offer, the number of ADSs that are publicly held may be so small that the liquidity of the ADSs may be significantly reduced, there may no longer be an active trading market for ADSs and the market value of the ADSs may be significantly reduced. The extent of the public market for the ADSs and the availability of price quotations would depend upon factors such as, among others:

•	the number of holders of ADSs and the number of ADSs in public ownership;

•	the aggregate market value of the Ordinary Shares and ADSs in public ownership;

•	the trading volume of the remaining ADSs on NASDAQ;

•	whether securities firms remain interested in maintaining a market in ADSs or providing research on Talend;

•	the intended de-listing of the ADSs from NASDAQ;

•

the intended suspension of Talend’s disclosure and reporting obligations and further duties to provide information under applicable securities laws and/or listing rules as a result of a possible de-listing;

•	the intended termination of registration of Ordinary Shares under the Exchange Act; and

•	the intended termination of the ADS Deposit Agreement.

NASDAQ Listing

Promptly following consummation of the Offer, to the extent permitted by applicable law, we intend to cause Talend to de-list the ADSs from NASDAQ. Additionally, under NASDAQ rules, if Talend fails to meet certain criteria, the ADSs could be involuntarily de-listed from NASDAQ. Among such criteria are minimum thresholds for (i) the number of holders, (ii) the number of ADSs publicly held and (iii) the aggregate market value of the ADSs publicly held. Thus, if we purchase a sufficient number of ADSs in the Offer, the ADSs may no longer meet NASDAQ’s listing requirements, regardless of our intent to voluntarily de-list the ADSs from NASDAQ.

Reporting Obligations and Registration under the Exchange Act

The Ordinary Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by Talend to the SEC if the Ordinary Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Ordinary Shares under the Exchange Act would substantially reduce the information required to be furnished by Talend to holders of Ordinary Shares and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Talend, such as the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. If registration of the Ordinary Shares under the Exchange Act were terminated, the ADSs would no longer be “margin securities” or be eligible for quotation on NASDAQ. As soon as the requirements for termination of registration are met, Parent intends to cause Talend to make a filing with the SEC to terminate registration of the Ordinary Shares under Section 12(g)(4) of the Exchange Act and to suspend Talend’s reporting obligations under Section 15(d) of the Exchange Act.

Termination of the ADS Deposit Agreement

On May 24, 2021, Talend entered into Amendment No. 1 (the “Amendment”) to the ADS Deposit Agreement, dated July 28, 2016, by and among Talend, JPMorgan Chase Bank, N.A. as the ADS Depositary, and all holders from time to time of the ADSs issued thereunder (the “ADS Deposit Agreement”) in order to, among other things, simplify and expedite the process by which the holder of untendered ADSs would receive consideration for such securities in the event the Minimum Condition is satisfied and the Offer is consummated. Talend and the ADS Depositary agreed to amend the ADS Deposit Agreement in connection with the Offer and the related transactions. The Amendment provides that, among other things, if Talend provides the ADS Depositary with written notice of its desire to terminate the ADS Deposit Agreement, the ADS Depositary shall terminate the Deposit Agreement by mailing notice of such termination to the holders of ADSs at least thirty days prior to the date fixed in such notice for such termination, provided that the date of the termination shall not be prior to the close of business on the first day after the completion of the initial Offer period if the Minimum Condition has been satisfied and Purchaser has accepted all Company Shares tendered. If the Minimum Condition is not satisfied or Purchaser does not accept the tendered Company Shares, the termination notice shall be deemed withdrawn and the ADS Deposit Agreement shall remain in full force and effect.

If the Minimum Condition is satisfied and Purchaser accepts all the Company Shares tendered in the Offer, Purchaser intends to, during a subsequent offering period, offer to purchase the Ordinary Shares underlying any untendered ADSs held by the ADS Depositary (the “Remaining Shares” and such tender offer, the “ADS Offer”), in exchange for the Offer Price. If Purchaser makes the ADS Offer for the Remaining Shares, then, pursuant to the Amendment, the ADS Depositary will cancel the untendered ADSs, will sell all of the Remaining Shares to Purchaser in exchange for the Offer Price, and will hold such aggregate cash payment in trust for the benefit of the holders of such non-tendering ADS holders. The ADS Depositary will arrange to distribute such amount to such holders on a pro rata basis, less any applicable withholding taxes. Any fees and expenses incurred in connection with the cancellation of the ADSs and distribution of the funds will be funded by the Purchaser.

The Post-Offer Reorganization

The MoU provides, among other things, for the Post-Offer Reorganization, utilizing processes available under applicable law to (a) ensure that Purchaser becomes the owner of all of the Company’s businesses and operations from and after the consummation of the Post-Offer Reorganization and (b) use reasonable best efforts to cause any holders of Company Shares who do not tender their Company Shares in the Offer (including during a subsequent offering period, as it may be extended) to be offered or to receive the same consideration for their Company Shares as those shareholders who tendered their Company Shares in the Offer, without interest and less applicable withholding taxes.

The consummation of the Post-Offer Reorganization is conditioned on the successful consummation of the Offer by Purchaser, in accordance with the terms of the MoU and the approval of the proposals included in the Preliminary Proxy by the shareholders of the Company. Unless these conditions are satisfied, the Post-Offer Reorganization will not be consummated, even if it is approved by the shareholders. Conversely, Purchaser may elect, in their sole discretion, to not effect the Post-Offer Reorganization and may instead elect to take alternative action to effectuate a corporate reorganization in a different way.

The Appointments

In accordance with the MoU and effective on the Offer Acceptance Time, Talend and Purchaser have agreed to use reasonable best efforts to ensure that the Talend Board will be comprised of nine (9) directors (or such lesser or greater number as specified by Purchaser). Of the nine (9) directors, at least seven (7) (or such lesser or greater number as specified by Purchaser) of whom are to be designated by Purchaser in its sole discretion, and the remaining two (2) of which are to be “independent” (as defined by NASDAQ rules) and are not employees, directors, officers or representatives of Cayman Bidco or Purchaser or any of their affiliates, designated by Purchaser in its sole discretion.

Each of Nora Denzel, Elizabeth Fetter, Thierry Sommelet, Elissa Fink and Ryan Kearny have agreed to resign from the Talend Board, each of which is subject to and effective only as of the Offer Acceptance Time. Christal Bemont will remain on the Talend Board and Patrick Jones and Steve Singh will also remain on the Talend Board as independent directors.

Subject to approval by Talend’s shareholders at the Combined Meeting, the following individuals are expected to be appointed to the Talend Board upon the Offer Acceptance Time: Amy Coleman Redenbaugh, Kenneth Virnig, Mike Hoffmann, Elizabeth Yates , David Murphy, Kristin Nimsger, and James Hagan.

If the Offer is not consummated and/or the Offer Acceptance Time does not occur, the resignations of the current directors will have no effect and the appointments of the foregoing individuals will not occur.

The Demerger

Following and subject to the consummation of the Offer, Talend intends to transfer all of its assets and liabilities to a société par actions simplifiée organized under the laws of France, and wholly owned by Talend (“Talend SAS”), in accordance with a draft asset contribution agreement under the spin-off legal regime in accordance with French law (the “Demerger Agreement” and such transaction, the “Demerger”), in exchange for new ordinary shares of Talend SAS. In connection with the Demerger, Talend will file a tax ruling in accordance with article 209 II of the French tax code in order to obtain the transfer to Talend SAS of Talend’s available stock of carried forward tax losses.

Pursuant to the Demerger Agreement, the completion of the Demerger is subject to conditions precedent including notably (i) the consummation of the Offer and (ii) approval of the Demerger by the Combined Meeting.

In accordance with French applicable law on demerger, one or more court-appointed Demerger appraiser(s) shall prepare and present to the shareholders of the involved companies reports on the Demerger (one on the terms of the demerger and one on the valuation of the assets contributed). On April 27, 2021, Mr. Christophe Bonte of Grant Thornton LLP was appointed by the Commercial Court of Nanterre (France) as Demerger appraiser with the mission to (i) assess the relevance of the net asset to be contributed to Talend SAS and verify that it is not overestimated, (ii) verify that the value of the contributed net asset is at least equal to the amount of the increase in capital of Talend SAS and (iii) verify the relevance and the fairness of the relative values of the contributed net asset and the newly issued shares.

The Demerger Agreement will be filed with the Clerk of the Commercial Court of Nanterre (France) and will be made available to the shareholders of Talend and Talend SAS together with the relevant documentation as required under French law (including the Demerger appraiser reports) at least thirty days before the date of the Combined Meeting.

As a result of the Demerger, Talend SAS would own all of the assets and liabilities, rights and obligations of any kind and other legal relationships in relation to Talend’s businesses and operations with the exception of those specifically excluded as listed in the Demerger Agreement.

The Merger

Following and subject to the consummation of the Demerger, a cross-border merger will be effectuated of Talend into Tahoe AcquireCo B.V., a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands that is a direct, wholly owned subsidiary of Purchaser, pursuant to a cross-border merger plan (the “Merger Plan”), in accordance with Articles 2:309 et seq. and 2:333b et seq. of the Dutch Civil Code (Burgerlijk Wetboek) (the “DCC”) and Articles L. 236-1 et seq. and L. 236-25 et seq. of the French Commercial Code, entered into between Talend and Tahoe AcquireCo B.V. Tahoe AcquireCo B.V. will survive the merger contemplated by the Merger Plan (the “Merger”) and as a result of such Merger, each Ordinary Share and ADS outstanding immediately prior to the consummation of the Merger will be exchanged into one duly authorized, validly issued and fully paid share of Tahoe AcquireCo B.V.

Pursuant to the Merger Plan, the completion of the Merger is subject to conditions precedent including notably (i) the completion of the Demerger, (ii) the consummation of the Offer and (iii) approval of the Merger by the Combined Meeting.

In accordance with French applicable laws on merger, one or more court-appointed merger appraiser (s) shall prepare and present to the shareholders of the involved companies reports on the Merger (and one on the terms of the Demerger and one on the valuation of the assets contributed). On April 27, 2021, Mr. Christophe Bonte, working for Grant Thornton LLP was appointed by the Commercial Court of Nanterre (France) as Merger appraiser with the mission to (i) assess the relevance of the net asset to be contributed to Tahoe AcquireCo B.V.

and verify that it is not overestimated, (ii) verify that the value of the contributed net asset is at least equal to the amount of the increase in capital of Tahoe AcquireCo B.V. and (iii) assess the fairness of the exchange ratio for each company’s shareholders.

The Merger Plan will be filed with the Clerk of the Commercial Court of Nanterre (France) and will be made available to the shareholders of Talend together with the relevant documentation as required under French law (including the Merger appraiser reports) at least thirty days before the date of the Combined Meeting.

Upon the consummation of the Demerger and the Merger, Talend will cease to exist as société anonyme organized under the laws of France and the surviving entity shall be Tahoe AcquireCo B.V., which will hold, as a result of the Merger, all of the outstanding ordinary shares of Talend SAS.

Any holder of Ordinary Shares or ADSs that did not tender their Ordinary Shares or ADSs in the Offer will, as a result of the Demerger and the Merger, own an equivalent proportional equity ownership in Tahoe AcquireCo B.V. Upon the consummation of the Merger, any holder of then-outstanding equity awards shall be repurchased under applicable terms of the equity award plans, as provided by the relevant shareholders’ resolutions and related contractual provisions, and applicable law.

The Combined Meeting is being called in connection with the Post-Offer Reorganization in order to provide information regarding the Offer and for Talend shareholders to vote on the resolutions to approve the director appointments noted in proposals no. 1-9 of the Company’s Preliminary Proxy (the “Appointments”), the Demerger, and the Merger.

The Post-Merger Reorganization

Following the Demerger and the Merger, Purchaser and its affiliates will engage in a series of transactions whereby any holders of equity of Tahoe AcquireCo B.V. that are not affiliates of Thoma Bravo L.P. will have their equity cancelled in exchange for the consideration they would have received if they had tendered their Company Shares in the Offer Price, in accordance with Dutch law (the “Post-Merger Reorganization”). At this time, Purchaser and its affiliates plan to effectuate the Post-Merger Reorganization by way of an asset sale and liquidation, as further described below.

The Asset Sale

Following the Demerger and the Merger, Purchaser plans to effectuate a sale, transfer and assumption of all of the assets and liabilities of Tahoe AcquireCo B.V. to a wholly owned subsidiary of Purchaser at a value that is equal to (i) the product of the Offer Price, multiplied by the total number of Company Shares (less applicable withholding taxes and exercise prices) (such transaction, the “Asset Sale”).

The Liquidation and Second Step Distribution

Following the Asset Sale, Tahoe AcquireCo B.V. will be liquidated and dissolved in accordance with Article 2:19 of the DCC. The proceeds of the Asset Sale will be distributed by means of a preliminary liquidation distribution to the equity holders of Tahoe AcquireCo B.V. such that each holder shall be entitled to receive an amount in cash (without interest, less any applicable withholding tax) that equals, with respect to each Ordinary Share, ADS and other unit of Company equity, the Offer Price (such transaction, the “Liquidation and Second Step Distribution”).

As a result of the Liquidation and Second Step Distribution, the holders of any securities of Tahoe AcquireCo B.V. will cease to hold any securities of Tahoe AcquireCo B.V. and Tahoe AcquireCo B.V. will cease to exist. The assets and liabilities of the Company will be wholly owned by a wholly owned subsidiary of Purchaser and Tahoe AcquireCo B.V. will have ceased to exist.

Liquidation proceeds derived from the Liquidation and Second Step Distribution in excess of Tahoe AcquireCo B.V.’s average capital recognized as paid-in for Dutch dividend withholding tax purposes are for Dutch dividend withholding tax purposes considered dividends distributed by Tahoe AcquireCo B.V. Tahoe AcquireCo B.V. is generally required to withhold Dutch dividend withholding tax at a rate of 15% from dividends distributed by it, subject to possible relief under Dutch domestic law, the Treaty on the Functioning of the European Union or an applicable Dutch income tax treaty depending on a particular holder of Tahoe AcquireCo B.V. shares’ individual circumstances. See “Certain Dutch tax Consequences” in the Preliminary Proxy.

Closing and Effective Time of the Post-Offer Reorganization

The Post-Offer Reorganization is contemplated to be completed as soon as reasonably practicable following the consummation of the Offer. The Post-Offer Reorganization is contingent upon the successful consummation of the Offer as contemplated by the MoU. If the Offer is not consummated, the transactions necessary to effectuate the Post-Offer Reorganization will not occur and the MoU will be terminated.

Assuming satisfaction or waiver of the conditions to the Offer, including receipt of the necessary regulatory approvals, and the approval of the Company shareholders of the Post-Offer Reorganization, the Merger and the Demerger are expected to be completed in the third quarter of 2021 and the Post-Merger Reorganization is expected to be completed in the fourth quarter of 2021.

Alternative Post-Offer Reorganization

The MoU provides that Cayman Bidco may also effectuate, or cause to be effectuated, the Post-Offer Reorganization by means of any of the following, as an alternative to the Asset Sale and Liquidation (each an “Alternative Post-Closing Restructuring”):

(a) the commencement by Purchaser of the compulsory acquisition of the shares in the capital of Tahoe AcquireCo B.V. from each minority shareholder in accordance with Article 2:201a of the DCC (the “Compulsory Acquisition”);

(b) a sale and transfer of any or all assets and/or liabilities between Tahoe AcquireCo B.V. and its affiliates or between Tahoe AcquireCo B.V., on the one hand, and Purchaser or Cayman Bidco, on the other hand, or their respective affiliates (including any newly formed private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands);

(c) a distribution of proceeds, cash and/or assets to the shareholders of Tahoe AcquireCo B.V. or share buybacks;

(d) a dissolution and/or liquidation of Tahoe AcquireCo B.V.;

(e) a contribution of cash and/or assets by Purchaser, Cayman Bidco or by any affiliate of Cayman Bidco in exchange for shares in Tahoe AcquireCo B.V.’s share capital, in which circumstances the pre-emptive rights (voorkeursrechten), if any, of Tahoe AcquireCo B.V.’s minority shareholders could be excluded;

(f) a statutory (cross-border or domestic) legal (bilateral or triangular) merger (juridische (driehoeks-)fusie) in accordance with Articles 2:309 et seq. of the DCC between Tahoe AcquireCo B.V., Purchaser and/or any affiliate of Cayman Bidco;

(g) a statutory legal (bilateral or triangular) demerger (juridische (driehoeks-)splitsing) of Tahoe AcquireCo B.V. in accordance with Articles 2:334a et seq. of the DCC;

(h) any transaction between Tahoe AcquireCo B.V. and Purchaser or their respective affiliates at terms that are not at arm’s length;

(i) any transactions, restructurings, share issues, procedures and/or proceedings in relation to Tahoe AcquireCo B.V. and/or one or more of its affiliates required to effect the aforementioned transactions; and

(j) any combination of the foregoing.

Margin Regulations

The ADSs are currently “margin securities” under the regulations of the Board of Governors of the U.S. Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. If registration of the Ordinary Shares under the Exchange Act is terminated and, consequently, there is no liquid market for the ADSs, it is possible that following the Offer, the ADSs would no longer constitute margin securities under the regulations of the Federal Reserve Board. As such, the ADSs could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning Talend

Except as otherwise set forth herein, the information concerning Talend contained in this Offer to Purchase has been furnished by Talend or its representatives, or taken from or based upon publicly available documents and records on file with the SEC and other public sources. None of Parent, Purchaser or any of their respective affiliates, the Information Agent, the Ordinary Shares Agent, the ADS Depositary or the ADS Tender Agent assumes any responsibility for the accuracy of the information concerning Talend contained in such documents or records, or for any failure by Talend to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser or any of their respective affiliates, the Information Agent, the Ordinary Shares Agent, the ADS Depositary or the ADS Tender Agent.

General

Talend is a société anonyme organized under the laws of France with its principal executive offices located at 5-7, rue de Salomon de Rothschild, 92150 Suresnes, France, and its telephone number is +33 (0) 1 46 25 06 00. Talend is a leader in data integration and data integrity. Talend operates on the principle that delivering clean, complete, uncompromised, and trusted data—in real time—empowers businesses to make critical decisions with confidence. Talend’s mission is to make data useful for all users by delivering trusted data when and where it is needed. Talend’s customers rely on its software to better understand their customers, offer new applications and services, and improve operations.

Available Information

Talend’s Ordinary Shares are registered under the Exchange Act. Accordingly, Talend is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition, and other matters. You may read and copy any reports, statements or other information that Talend files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Talend’s filings are available to the public on the SEC’s site at http://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on the SEC’s website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase.

All shareholders (including ADS holders) are encouraged to review the Schedule 14D-9 carefully and in its entirety before deciding whether to tender their Ordinary Shares or ADSs.

9. Certain Information Concerning Parent and Purchaser

Parent and Purchaser are indirectly controlled by Thoma Bravo Partners XIV Global, L.P. (“TB XIV”), which is ultimately controlled by Thoma Bravo Global, LLC (“Thoma Bravo”). The principal office for each of Parent and Purchaser is located at c/o Thoma Bravo, 600 Montgomery Street, 20th Floor, San Francisco, CA 91444 and the telephone number of these entities is (415) 263-3660. The principal office for each of TB XIV and Thoma

Bravo is 150 N. Riverside Plaza, Suite 2800, Chicago, Illinois 60606, and the telephone number of each of these entities is (312) 254-3300. Purchaser and Parent were formed for the purpose of completing the Offer and the Merger and have conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. The principal business of Thoma Bravo is as a private equity investment firm.

The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors, executive officers and control persons of Parent, Purchaser, TB XIV, Thoma Bravo and certain other information are set forth in Schedule I to this Offer to Purchase.

Except as otherwise described in this Offer to Purchase, (i) none of Parent, Purchaser, TB XIV or Thoma Bravo nor, to the best knowledge of Parent, Purchaser, TB XIV or Thoma Bravo, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, Purchaser, TB XIV or Thoma Bravo, nor, to the best knowledge of Parent, Purchaser, TB XIV or Thoma Bravo, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser, TB XIV or Thoma Bravo, or their subsidiaries, nor, to the best knowledge of Parent, Purchaser, TB XIV or Thoma Bravo, any of the persons listed in Schedule I to this Offer to Purchase, has any present or proposed material agreement, arrangement, understanding or relationship with Talend or any of its executive officers, directors, controlling persons or subsidiaries. Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser, TB XIV or Thoma Bravo nor, to the best knowledge of Parent, Purchaser, TB XIV or Thoma Bravo, any of the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement, or understanding with any other person with respect to any securities of Talend, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Except as set forth in this Offer to Purchase, none of Parent, Purchaser, TB XIV or Thoma Bravo nor, to the best knowledge of Parent, Purchaser, TB XIV or Thoma Bravo, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with Talend or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no material contacts, negotiations or transactions between Parent, Purchaser, TB XIV or Thoma Bravo or any of their respective subsidiaries or, to the best knowledge of Parent, Purchaser, TB XIV or Thoma Bravo, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Talend or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of Talend’s securities, an election of Talend’s directors or a sale or other transfer of a material amount of Talend’s assets during the past two years.

None of the persons listed in Schedule I has, to the knowledge of Parent, Purchaser, TB XIV or Thoma Bravo, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, to the knowledge of Parent, Purchaser, TB XIV or Thoma Bravo, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

10. Background of the Offer; Past Contacts or Negotiations with Talend

Background to the Transaction

The following is a description of Thoma Bravo’s participation in a process with Talend that resulted in the execution of the MoU. For a review of Instructure’s activities relating to this process, please refer to Talend’s Schedule 14D-9, filed with the SEC on June 8, 2021. References to Thoma Bravo in this section may be references to affiliates and representatives of Thoma Bravo, and to actions to be taken by or on behalf of Cayman Bidco or Purchaser, entities that are controlled by Thoma Bravo.

Representatives of Qatalyst Partners LP (“Qatalyst Partners”) contacted Thoma Bravo on October 3, 2019, to solicit their interest in a potential sale transaction with Talend. Following such outreach, Thoma Bravo entered into a non-disclosure agreement with Talend and initial diligence materials were provided.

On October 18, 2019, Talend had an initial management meeting with Thoma Bravo.

On October 19, 2019, a financial diligence packet was provided to Thoma Bravo.

On October 25, 2019, representatives from Thoma Bravo informed representatives of Qatalyst Partners that Thoma Bravo would not be proceeding with a potential transaction at that time.

In early 2020, Thoma Bravo expressed interest in engaging in a potential sale transaction with Talend.

On August 11, 2020, representatives of Thoma Bravo contacted Adam Meister, Chief Financial Officer of Talend, to reiterate interest in meeting with Talend’s executive team, which had changed since October 25, 2019, getting an update on the business and having potentially renewed interest in a sale transaction.

Talend entered into non-disclosure agreements with Thoma Bravo on October 9, 2019.

Over the course of September and October 2020, Thoma Bravo continued to express interest in Talend.

During December 2020, representatives of Thoma Bravo continued to maintain contact with Talend. Ms. Bemont and Mr. Meister met Thoma Bravo on December 11, 2020 for an introductory call. Representatives of Talend requested that Thoma Bravo reconnect for further discussions in the new year.

Representatives of Talend met with representatives of Thoma Bravo on January 7, 2021. At their meeting with representatives of Thoma Bravo on January 7, 2021, representatives of Talend learned that Thoma Bravo was considering making an offer to acquire Talend.

On January 18, 2021, representatives of Talend informed Thoma Bravo that Talend wanted to postpone discussions of a change of control transaction until after their earnings release.

On January 19, 2021, representatives of Thoma Bravo delivered to representatives of Qatalyst Partners an unsolicited offer to acquire Talend for $52.00 per share (payable in cash), which represented a 28% premium to the January 19, 2021 closing price of $40.51 per share and a 34% premium to Talend’s 30-day volume weighted average price. While the offer letter described that Thoma Bravo would fund the purchase price with a combination of equity (from affiliated investment funds) and debt (from lending partners), the closing of the transaction would not be subject to any financing contingencies. Additionally, the offer provided for a 30-day go shop period following the execution of a definitive agreement and was set to expire as of 5:00 p.m. Pacific Time on January 22, 2021.

On January 22, 2021, representatives of Qatalyst Partners contacted representatives of Thoma Bravo to share that the Talend Board determined the proposed $52.00 per share price in Thoma Bravo’s offer was insufficnet. The representatives of Thoma Bravo acknowledged the Talend Board’s determination and expressed a willingness to discuss a revision of the price, subject to receiving certain additional financial information from Talend, including Talend’s fourth quarter results and management’s 2021 fiscal year forecasts. The following day, with the Talend Board’s permission, representatives of Qatalyst Partners provided the requested information to Thoma Bravo.

On January 24, 2021, representatives of Thoma Bravo, Qatalyst Partners and Talend met to discuss due diligence inquiries from Thoma Bravo received the prior day.

On January 25, 2021, Thoma Bravo submitted a revised acquisition proposal to Talend which increased the per share price to $58.00. The increased price represented a 32% premium to Talend’s closing trading price of $44.08 on January 25, 2021, a 43% premium to Talend’s closing trading price of $40.51 per share on January 19, 2021, a 46% premium to Talend’s 30-day volume weighted average price, and a 12% increase over the previous Thoma Bravo proposal. The proposal included a 30 day “go-shop” period beginning on the execution and delivery of a definitive agreement. The proposal was set to expire at 5:00 p.m. Pacific Time on January 27, 2021.

On January 26, 2021, representatives of Qatalyst Partners, consistent with the Talend Board’s direction, contacted Thoma Bravo to convey that the price was insufficient but that Talend remained interested in exploring the opportunity for a potential transaction with Thoma Bravo.

On January 29, 2021, a representative of Thoma Bravo contacted representatives of Qatalyst Partners to indicate that a further revised proposal was imminent. Later that same day, Thoma Bravo submitted a further revised bid for $59.00 per share.

On February 2, 2021, representatives of Qatalyst Partners reached out to Seth Boro, a Thoma Bravo managing partner, to discuss Thoma Bravo’s revised bid of $59.00 per share. Representatives of Qatalyst Partners expressed to Mr. Boro that the Talend Board could not agree to a transaction at $59.00 per share and expressed the Talend Board’s interest in pursuing a transaction at a higher price. During the course of the call, Mr. Boro indicated that Thoma Bravo may be willing to increase their offer to $60.00 per share, while preserving the 30-day “go-shop” period and an exclusivity period of 15 calendar days.

Later on February 2, 2021, following a Talend Board meeting, representatives of Qatalyst Partners contacted Mr. Boro to inform him that Talend received another offer containing better economic terms relative to Thoma Bravo’s latest bid and, as a result, Talend did not intend to grant exclusivity to Thoma Bravo at that time. In that conversation, Qatalyst Partners also noted that, due in part to Thoma Bravo’s consistent engagement in discussions regarding a sales process and meaningful progress on due diligence, the Talend Board still viewed Thoma Bravo as a compelling participant if Thoma Bravo could increase its offer price. In the meantime, representatives of Thoma Bravo, Talend and Qatalyst Partners agreed to continue advancing the various diligence workstreams, and agreed to hold regular status and structuring calls between advisors.

On February 3, 2021, Thoma Bravo was granted access to an electronic dataroom containing financial, business, and legal information with respect to Talend to further support their due diligence review of the business.

Over the following several days, Talend held several meetings with representatives of Thoma Bravo to discuss aspects of a potential transaction, including diligence, technology and product plans, management and structuring challenges. Additionally, at Thoma Bravo’s request, Talend’s legal advisors held several meetings with Thoma Bravo’s legal advisors, Kirkland & Ellis LLP (“Kirkland”) to discuss, among other things, transaction structuring and definitive documentation with respect to a transaction.

On February 11, 2021, representatives of Thoma Bravo contacted representatives of Qatalyst Partners and confirmed that Thoma Bravo would likely decline to increase its offer price to a competitive level (in light of Talend’s increased trading price). Nonetheless, given the time and resources already invested by Thoma Bravo in the process, Thoma Bravo wanted to finalize and close out its diligence process in the event that future market changes made a transaction more viable. Talend and Thoma Bravo worked over the next several days to complete Thoma Bravo’s due diligence.

On February 16, 2021, representatives of Thoma Bravo met with Ms. Bemont and Mr. Meister to discuss the current status of diligence and review their findings. Thoma Bravo’s summary focused primarily on growth and retention trends of Talend’s on-premise and cloud offerings.

On February 19, 2021, Ms. Bemont and Mr. Meister met with representatives of Thoma Bravo to respond to elements of Thoma Bravo’s diligence findings presented on February 16, 2021 and discuss critical components of Talend’s strategy and potential opportunities both as a stand-alone business and in the context of an acquisition by Thoma Bravo. On February 24, 2021, Thoma Bravo submitted a revised proposal, increasing their per share offer price to $65.00 per share, which represented a 23% premium to the closing trading price of Talend of $52.83 on February 24, 2021, a 32% premium to Talend’s 30-day volume weighted average price, a 25% premium to Thoma Bravo’s original proposal of $52.00 per share on January 19, 2021 and an 8% premium to Thoma Bravo’s latest proposal of $60.00 per share on February 2, 2021. Additionally, as a result of the ongoing advisors’ discussions with respect to structuring, the revised offer proposed that the transaction would be conducted via a tender offer for all of Talend’s outstanding Ordinary Shares and ADSs, subject to the minimum condition of a tender of 90% of all of Talend’s outstanding Ordinary Shares and ADSs. The proposal contained a 30-day “go-shop” period and proposed a 2% termination fee in the event the Talend Board was to change its recommendation or otherwise terminate the transaction in favor of a superior proposal. The proposal required exclusivity with Thoma Bravo for a period of seven calendar days, with rolling one-day extensions as necessary so long as the parties are still negotiating in good faith.

On February 25, 2021, following a meeting of the Talend Board and consistent with the direction of the Talend Board, representatives of Qatalyst Partners spoke with representatives of Thoma Bravo and indicated that the Talend Board would be willing to enter into exclusivity if Thoma Bravo were to provide an acceptable “best and final” offer.

On February 26, 2021, Thoma Bravo submitted a further revised proposal, increasing the per share offer price to $66.00, which represented a 29% premium to the closing trading price of Talend on the previous day, a 34% premium to Talend’s 30-day volume weighted average price, a 27% premium to Thoma Bravo’s original proposal of $52.00 per share on January 19, 2021 and a 2% premium to Thoma Bravo’s latest proposal of $65.00 per share on February 24, 2021. Thoma Bravo confirmed that this was its best and final offer.

On February 26, with the authority of the Talend Board, Talend entered into exclusivity with Thoma Bravo, which provided that Talend would discontinue any negotiations with other parties with respect to a sale transaction and would negotiate exclusively with Thoma Bravo for the duration of the exclusivity period. The exclusivity agreement included customary termination provisions.

On February 28, 2021, representatives of Talend’s U.S. counsel, Wilson Sonsini Goodrich & Rosati, P.C. (“Wilson Sonsini”) delivered a draft of the MoU to representatives of Kirkland. Following the delivery of the draft MoU, the parties continued to finalize diligence, discuss the optimal structuring and timing of the contemplated transactions, and negotiate the terms of the definitive documents.

On March 2, 2021, representatives of Wilson Sonsini, Talend’s French counsel, Gide Loyrette Nouel A.A.R.P.I. (“Gide”), Qatalyst Partners and Kirkland met to discuss transaction structuring. Following the meeting, the group of advisors continued to meet regularly to strategize and finalize the structuring considerations for a transaction.

The draft MoU continued to be reviewed and negotiated by the legal and financial advisors, with particular focus on the structuring and timing challenges of an acquisition transaction for a company like Talend. In particular, the parties discussed and negotiated at length: (i) the opportunity and the ability to create a group holding company domiciled in the Netherlands through the merger of Talend into a newly-incorporated Dutch-law-governed company, while maintaining Talend’s business operations in their current jurisdictions through a carve-out of all assets and liabilities of Talend into a new wholly owned subsidiary to be incorporated in France; (ii) the timing and structuring of the post-offer reorganization to maximize closing certainty; (iii) the appropriate minimum condition threshold; and (iv) the necessary regulatory filings and the obligations of each of both parties to the other in seeking and obtaining the required approvals.

After extensive discussions among the parties and consultation and discussion with Houthoff Coöperatief U.A. (“Houthoff”), Thoma Bravo’s Dutch counsel, and Loyens & Loeff N.V. (“Loyens”), Talend’s Dutch counsel, and considerations of applicable law, precedent transactions, and the required vote thresholds to effectuate the contemplated transactions, among other things, Talend and Thoma Bravo took the view that creating a group’s holding company in the Netherlands through the aforementioned merger and carve-out to be conducted following the contemplated Offer would (i) optimize the administrative and corporate structure of the company group by creating a European holding company for Talend and its subsidiaries, and (ii) minimize complexity and disruption to the operations and performance of the business while duly observing stakeholder interests.

In particular, they considered, among other things, that:

•

Talend is one of the few French sociétés anonymes listed on the NASDAQ and this raises a number of legal and governance issues and uncertainties, notably resulting from the complexities of reconciling French corporate law constraints with US listing rules. They noted that creating a European holding structure in the Netherlands could help mitigate such issues because Dutch corporate law better allows for the creation of a governance structure that combines the requirements, market expectations and practices under US corporate law as well as US securities markets regulations. Historically, the Netherlands has been an important hub for European headquarters of international companies, leading to a well-developed legal regime and established infrastructure that is well suited to facilitate such corporate structures. Both European and non-European multinational corporations have chosen the Netherlands for their main European office. Having Talend’s new group holding company domiciled in the Netherlands would provide for a tailor-made corporate structure that fully aligns with Talend’s expected new ownership while ensuring due observance of stakeholder interests.

•

The Netherlands is a commonly used jurisdiction to channel international investments into Europe. It offers many advantages, notably in terms of stability of the rules, governance flexibility, and international culture. By re-domiciling in the Netherlands, Talend would benefit from these advantages, including facilitating future growth opportunities, particularly for international financing.

•

Instead of moving the corporate structure of Talend to the United States where a significant part of Talend’s activities, employees, management and shareholders are located, choosing the Netherlands would allow Talend to retain a significant presence in Europe.

The parties agreed that the tendering minimum threshold of 80% of the outstanding Company Shares of Talend was sufficient for the purposes of the minimum condition and the representatives of Thoma Bravo agreed to such threshold. To further increase deal certainty, the parties further agreed that Thoma Bravo may, in its sole discretion, lower the minimum condition threshold from 80% to a percentage not less than 67%.

In addition to the structuring, the parties discussed the regulatory regimes applicable to the proposed transactions and the possible impact on the timing of the consummation of a transaction. In addition to the Works Council consultation and approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, applicable French law would require the approval by the French Ministère chargé de l’Economie et des Finances (“MINEFI”), as Talend’s business and activities are likely to fall within the sensitive sectors as defined under the French foreign direct investment control regime. The initial phase of the review process is 30 business days following the filing of a fully complete request for authorization submitted to MINEFI. Following the first phase, MINEFI may elect to further extend their review for an additional period of 45 business days, culminating in a potential review period by MINEFI that could not exceed in principle 75 business days. In addition to MINEFI approval, the Offer and the reorganization transactions would also require antitrust and regulatory approval from, among others, the applicable authorities in Germany, Japan, Spain, Austria and possibly the UK. Without the approval of MINEFI and the other applicable regulatory approvals, the Offer could not be consummated. Ensuring that Thoma Bravo would agree to cooperate and take all action reasonably necessary to obtain MINEFI approval was especially important to the Talend Board to increase deal certainty. Consequently, the parties agreed to cooperate in good faith to jointly develop a strategy to obtain all the necessary approvals, cooperate and coordinate to provide the relevant information and make the applicable filings, and to use reasonable best efforts to take any action necessary to obtain the necessary approvals.

Representatives of Wilson Sonsini, Gide, Kirkland and Qatalyst Partners continued to meet regularly to discuss and negotiate the draft MoU. Following a Talend Board meeting on March 7, 2021, representatives of Wilson Sonsini, Gide, Kirkland and Qatalyst Partners continued to finalize the MoU and settle the outstanding open issues.

On March 10, 2021, the MoU was signed. Later that day, the transaction was publicly announced via press release.

On April 10, 2021 at 12:01 a.m., the “go-shop” period under the MoU expired. No parties solicited as part of the “go-shop” process submitted a proposal to Talend.

On March 16, 2021, Talend and Thoma Bravo each filed a Premerger Notification and Report Form with the Federal Trade Commission and the Antitrust Division of the Department of Justice in connection with the Offer. The applicable waiting period under the HSR Act expired on March 31, 2021, which satisfied one of the conditions to the Offer. German antitrust clearance was obtained on April 9, 2021 and Austrian antitrust clearance was obtained on April 22, 2021.

Interim meetings were held with the Works Council on March 24, 2021, April 15, 2021, and April 20, 2021 wherein Talend, and when appropriate, Thoma Bravo, answered questions asked by the Works Council. Thoma Bravo attended the meetings on March 24, 2021 and April 20, 2021 and made presentations to the Works Council which included their projections for Talend.

On April 27, 2021, the Works Council issued a unanimous favorable opinion in support of the transaction, with some reservations.

On May 5, 2021, Talend issued a press release announcing, inter alia, that the Talend Board unanimously determined that Thoma Bravo’s proposed offer is consistent with, and will further the business objectives and goals of, Talend and is in the best interests of Talend, its employees, and its shareholders.

11. Purpose of the Offer; Plans for Talend

Purpose of the Offer. The purpose of the Offer is to acquire control of, and the entire equity interest in, Talend. The purpose of the MoU and the transactions contemplated thereby is to acquire all Ordinary Shares (including ADSs representing Ordinary Shares) not tendered and purchased pursuant to the Offer. All Ordinary Shares acquired by Purchaser pursuant to the Offer will be retained by Purchaser pending the Post-Offer Reorganization. If the Offer is successful, Purchaser intends to consummate the Post-Offer Reorganization as promptly as practicable after the Closing.

Going Private Transaction. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the MoU or another business combination following the purchase of Ordinary Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Ordinary Shares not held by it. Purchaser and Talend believe that Rule 13e-3 will not be applicable to the MoU because it is anticipated that the MoU will be effected within one year following the consummation of the Offer and, in the MoU, stockholders will receive the same price per Ordinary Share as paid in the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning Talend and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

Plans for Talend. Except as otherwise provided herein, it is expected that, initially following the consummation of the Offer, Talend’s business and operations will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Based on available information, we are conducting a detailed review of Talend and its assets, corporate structure, dividend policy, capitalization, indebtedness, operations, properties, policies, management and personnel, obligations to report under Section 15(d) of the Exchange Act and the delisting of its securities from a registered national securities exchange, and will consider what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. We will continue to evaluate the business and operations of Talend during the pendency of the Offer and after the consummation of the Offer and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of Talend’s business, operations, capitalization and management with a view to optimizing development of Talend’s potential. Possible changes could include changes in Talend’s business, corporate structure, organizational documents, capitalization, board of directors, management, business development opportunities, indebtedness or dividend policy, and although, except as disclosed in this Offer to Purchase, we have no current plans with respect to any of such matters, Parent and Purchaser expressly reserve the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.

As of the date of this Offer to Purchase, no member of Talend’s current management has entered into any agreement, arrangement or understanding with Parent, Purchaser or their affiliates regarding employment with, or the right to participate in the equity of, Parent or any of its affiliates. Moreover, as of the date of this Offer to Purchase, no discussions have been held between members of Talend’s current management and Parent, Purchaser or their affiliates with respect to any such agreement, arrangement or understanding. Parent may establish equity-based compensation plans for management of Talend. It is anticipated that awards granted under any such equity-based compensation plans would generally vest over a number of years of continued employment and would entitle management to share in the future appreciation of Talend. Although it is likely that certain members of Talend’s management team will enter into arrangements with Talend or Parent regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Talend or Parent, as of the date of this Offer to Purchase no discussions have occurred between members of Talend’s current management and Parent, Purchaser or Thoma Bravo, and there can be no assurance that any parties will reach an agreement on commercially reasonable terms, or at all. Any new arrangements are currently expected to be discussed and entered into after completion of the Offer.

In the normal course of its business of investing, Thoma Bravo may pursue acquisitions of other companies in Talend’s industry and look to combine those companies with Talend. Except as described above or elsewhere in this Offer to Purchase, Purchaser and Parent have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Talend or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of Talend or any of its subsidiaries, (iii) any change in the Company Board or management of Talend, (iv) any material change in Talend’s capitalization or dividend policy, (v) any other material change in Talend’s corporate structure or business, (vi) a class of securities of Talend being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of Talend being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

12. Memorandum of Understanding; Other Agreements

The Memorandum of Understanding

References in this section to “Parent” mean Cayman Bidco or Purchaser (as successor by assignment to the rights and obligations of Cayman Bidco under the MoU).

The MoU and this summary of its terms are included in this Offer to Purchase to provide you with information regarding its terms. Factual disclosures about Talend contained in this Offer to Purchase may supplement, update or modify the factual disclosures about Talend contained in the MoU. The representations, warranties and covenants made in the MoU by Talend and Parent were made solely to the parties to, and solely for the purposes of, the MoU and as of specific dates and were qualified and subject to important limitations agreed to by Talend and Parent in connection with negotiating the terms of the MoU. In particular, in your review of the representations and warranties contained in the MoU and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the MoU may have the right not to consummate the Offer and the other transactions contemplated by the MoU if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the MoU, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by matters set forth on the disclosure schedule delivered to Parent in connection with the MoU (the “disclosure schedule”), which disclosures are not reflected in the MoU. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the MoU. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of Talend, Thoma Bravo, Parent or any of their respective subsidiaries or affiliates.

The following is a summary of certain key terms of the MoU. This summary is qualified in its entirety by reference to the MoU itself, which was filed by Talend as Exhibit 2.1 to its Current Report on Form 8-K filed with the SEC on March 10, 2021, and which is incorporated herein by reference. The SEC maintains a website at www.sec.gov that contains the MoU and other information that Parent, the Company or Thoma Bravo have filed electronically with the SEC.

The Offer

The Offer will be made, subject to the occurrence of certain conditions, pursuant to the MoU. Subject to the occurrence of certain conditions, further described below, Parent intends to cause Purchaser to commence a tender offer to acquire all of the outstanding Company Shares for $66.00 per Ordinary Share and per ADS. Unless extended pursuant to and in accordance with the MoU, the Offer will expire at 5:00 p.m. (New York City time) on July 28, 2021 (the “Expiration Date”).

Pursuant to the Amendment, if any holders of ADSs do not tender their ADSs during the initial offering period by the Minimum Condition was otherwise satisfied, Purchaser intends to, provided that the appropriate notice of termination has been delivered to the holders of ADSs prior to such time, during a subsequent offering period, offer to purchase the Ordinary Shares underlying any untendered ADSs held by the ADS Depositary (the “Remaining Shares” and such tender offer, the “ADS Offer”), in exchange for the Offer Price. If Purchaser makes the ADS Offer for the Remaining Shares, then, pursuant to the Deposit Agreement, as amended by Amendment No. 1 thereto, dated May 24, 2021, the ADS Depositary will cancel the untendered ADSs, will sell all of the Remaining Shares to Purchaser in exchange for the Offer Price, and will hold such aggregate cash payment in trust for the benefit of the holders of such non-tendering ADS holders. In this circumstance, the ADS Depositary will arrange to distribute such amount to such holders on a pro rata basis, less any applicable withholding taxes. Any fees and expenses incurred in connection with the cancellation of the ADSs and distribution of the funds will be funded by Purchaser. As a result, upon Purchaser’s acceptance of the tender of the Ordinary Shares by the ADS Depositary in the Subsequent Offer Period, any holders of untendered ADSs will cease to have any rights with respect to the Ordinary Shares.

The MoU provides, among other things, that, subject to the terms and conditions set forth therein, Purchaser will (and Parent will cause Purchaser to), promptly following the Expiration Date, accept for payment (such time, the “Offer Acceptance Time”) and thereafter, pay for, all Company Shares validly tendered pursuant to the Offer and not properly withdrawn as of the Offer Acceptance Time. It is expected that following the consummation of the Offer, to the extent legally permitted by applicable law, Parent and Purchaser intend to de-list the ADSs from the NASDAQ, to terminate the registration of the Ordinary Shares under Section 12(g)(4) of the Exchange Act and to suspend Talend’s reporting obligations under Section 15(d) of the Exchange Act.

The MoU provides, among other things, for various potential means of effectuating a corporate reorganization of the Company (the “Post-Offer Reorganization”), utilizing processes available under applicable law to (a) ensure that Parent becomes the owner of all of the Company’s businesses and operations from and after the consummation of the Post-Offer Reorganization and (b) use reasonable best efforts to cause any holders of Company Shares who do not tender their Company Shares in the Offer (including during a subsequent offering period, as it may be extended) to be offered or to receive the same consideration for their Company Shares as those shareholders who tendered their Company Shares in the Offer, without interest and less applicable withholding taxes.

Works Council Consultation

Following the execution of the MoU, the Company commenced the consultation with the works council (Comité social et économique) of the Company (the “Works Council”) concerning the Offer, in accordance with Articles L. 2312-42 et seq. of the French Labor Code (the “Offer Consultation”). The Company simultaneously commenced the consultation with the Works Council regarding the Demerger and the Merger, and the Post-Merger Reorganization, in accordance with Articles L. 2312-8 of the French Labor Code (the “Post-Offer Consultation” and together with the Offer Consultation, the “Consultation”). In agreement between the Works Council and the Company, the Consultation was completed on April 27, 2021.

Following the completion of the Consultation, the Talend Board was permitted to decide to:

•	proceed with the transactions as contemplated by the MoU and issue a recommendation of the Talend Board to the shareholder to tender their Company Shares in the Offer; or

•	not proceed with the transactions and terminate the MoU otherwise fail to issue a recommendation of the Talend Board to the shareholders to tender their Company Shares in the Offer.

On May 5, 2021 (the “Company Board Recommendation Date”) the Talend Board publicly announced their recommendation to the shareholders of the Company to, upon the commencement of the Offer, tender their Company Shares pursuant to the Offer (such announcement, the “Company Board Recommendation”).

If the Talend Board had elected not to recommend the Offer to the shareholders or otherwise terminate the MoU within 5 business days of the completion of the Works Council Consultation, Talend would have been required to pay to Parent an amount equal to $7 million, which the parties had previously agreed represented a good faith estimate of the fees, costs, and expenses (including financial and legal advisor fees) Parent will have incurred in connection with the transactions as contemplated by the MoU.

Conditions of the Offer

The obligation of Purchaser to consummate the Offer is conditioned upon, among other things, (a) the MoU not being terminated in accordance with its terms, and (b) the satisfaction or waiver of the following:

•	As of immediately prior to the expiration of the Offer (including any extensions in accordance with the MoU) and the number of Ordinary Shares (including ADSs representing Ordinary Shares) validly tendered pursuant to the Offer (and not properly withdrawn prior to the expiration of the Offer), that are validly tendered pursuant to the Offer, and together with the Ordinary Shares then beneficially owned by Parent or Purchaser (if any), represents at least 80% (or in Parent or Purchaser’s sole discretion, a lower percentage; provided that in no event will such percentage be lower than 67%) of, without duplication, (i) all of the Ordinary Shares (including ADSs representing Ordinary Shares) then outstanding (including any Ordinary Shares held in escrow), plus, (ii) all of the Ordinary Shares issuable upon the exercise, conversion or exchange of any options, warrants, convertible notes, stock appreciation rights or other rights to acquire Ordinary Shares then outstanding (including pursuant to any Company Share Options and Company Warrants but excluding pursuant to the Convertible Senior Notes), regardless of whether or not then vested but, in each case, after giving effect to the cancellation of any Company Share Options and Company Warrants. Notwithstanding any provision in the Offer to the contrary, neither Parent nor Purchaser, nor any other Person, may waive the Minimum Condition without the prior written consent of the Company (the “Minimum Condition”).

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(A) The representations and warranties of the Company with respect to capitalization shall be true and correct in all respects, except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to Parent and Purchaser, individually or in the aggregate, that is more than $7,500,000, (B) the representations and warranties of the Company with respect to, among others, organization, good standing, qualifications, subsidiaries, corporate authority, and financial advisors shall be true and correct (without giving effect to any qualification set forth therein as to “materiality,” “Material Adverse Effect” or other qualifications based on the word “material” or similar phrases expect the extent such representation or warranty relates to an affirmative obligation to list disclosure), except as would not be material to the Company as a whole, and (C) all other representations and warranties of the Company contained in the MoU shall be true and correct (without giving effect to any qualification set forth therein as to “materiality,” “Material Adverse Effect” or other qualifications based on the word “material” or similar phrases expect the extent such representation or warranty relates to an affirmative obligation to list disclosure) except where the failure of such representations and warranties of the Company to be so true and correct does not have, and would reasonably be expected to have, a Material Adverse Effect.

•	The Company shall have performed or complied in all material respects with all covenants and obligations that the Company is required to comply with or to perform under the MoU.

•	There shall not have occurred a Material Adverse Effect. “Material Adverse Effect” means:

•

any change, condition, effect, event or occurrence that, individually or in the aggregate with other changes, conditions, effects, events or occurrences, has had, or would reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Company and its subsidiaries, taken as a whole or; provided, however, that none of the following changes, conditions, effects, events or occurrences (or the results thereof), either individually or in the aggregate, shall be considered in determining whether a Material Adverse Effect has occurred: (i) any change in global, national or regional political conditions (including the outbreak of, or changes in, war, acts of terrorism or other hostilities and including any protest events or protest measures) or in general global, national or regional economic, regulatory or market conditions or in financial or capital markets, including (A) changes in interest rates in any country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in any country or region in the world (except, in each case, to the extent such changes disproportionately impact the Company and its subsidiaries relative to other participants in the same or similar industries); (ii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, pandemics or epidemics (including COVID-19), pandemic measures, and other force majeure events in any country or region in the world (except, in each case, to the extent such changes disproportionately impact the Company and its subsidiaries relative to other participants in the same or similar industries); (iii) any change or prospective change in applicable accounting principles or any adoption, implementation, change or prospective change in any applicable law (including any law in respect of taxes) or any interpretation thereof by a relevant authority; (iv) any change generally affecting similar industries or market sectors in the geographic regions in which the Company and its subsidiaries operate (except, in each case, to the extent such changes disproportionately impact the Company and its subsidiaries relative to other participants in the same or similar industries); (v) the negotiation, execution, announcement or performance of the MoU or consummation of the transactions contemplated by the MoU; (vi) any change or development to the extent resulting from any action by the Company or its subsidiaries that is expressly required to be taken by the MoU, or the failure to take any action expressly prohibited by the MoU; (vii) the announcement of Parent as the prospective acquirer of the Company and its subsidiaries, any announcements or communications by or authorized by Parent regarding Parent’s plans or intentions with respect to the Company and its subsidiaries, or any dealings with, announcement or communication by, or recommendation or opinion (whether or not supporting the offer) of the Works Council in connection with the Offer (including the impact of any such announcements or communications on relationships with customers, suppliers, partners, vendors, employees, regulators or other Person); (viii) any actions taken (or omitted to be taken) by the Company or its subsidiaries upon the written request or written instruction of Parent; (ix) any failure by the Company and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period; provided that the underlying facts and circumstances giving rise to such failures, unless otherwise excluded by this definition, may be deemed to constitute, and may be taken into account in determining whether there has been a Material Adverse Effect; or (x) any change in the price and/or trading volume of the ADSs on NASDAQ or any other market in which such securities are quoted for purchase and sale; provided that the underlying facts and circumstances giving rise to such changes, unless otherwise excluded by this definition, may be deemed to constitute, and may be taken into account in determining whether there has been a Material Adverse Effect.

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All regulatory approvals contemplated under the MoU shall have been granted or obtained (or relevant waiting periods shall have expired or been terminated), unless waived by Parent in its sole discretion.

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No authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order that is in effect and has the effect of making the Offer illegal or otherwise prohibiting the consummation of the Offer of the other transactions contemplated by the MoU.

•	The MoU shall not have been validly terminated in accordance with its terms.

Extension of the Offer

The Offer may be extended in accordance with the MoU if the then-scheduled expiration of the Offer Conditions shall not have been satisfied (other than conditions which by their nature are to be satisfied at the Offer Acceptance Time) or waived by Parent or Purchaser if permitted hereunder, then Parent shall cause Purchaser to extend the Offer for one or more successive periods of not more than 10 business days in order to permit the satisfaction of such conditions, provided that the Offer does not extend past the earlier of:

•	the termination of the MoU pursuant to the terms thereunder; and

•	December 31, 2021 (the “Outside Date”).

Parent shall cause Purchaser to extend the Offer for any period or periods required by applicable law, rules, regulations, interpretations or positions of the SEC of its staff, or any of the rules and regulations, including listing standards, of NASDAQ. Following the Offer Acceptance Time, Parent may, in its sole discretion, cause Purchaser to provide for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 of the Exchange Act.

Treatment of Equity Awards

Talend Share Options

Pursuant to the MoU, immediately prior to the time at which Purchaser accepts for payment and pays for Ordinary Shares, referred to herein as the offer acceptance time, Purchaser will offer to each holder of outstanding vested but unexercised Talend share options the right to enter into a cashless arrangement, financing facility or equivalent mechanism (in each case subject to applicable laws) to fund the payment of the aggregate exercise price and applicable tax withholding obligations for exercising such vested Talend share options (the “option liquidity mechanism”). Participation in the option liquidity mechanism is subject to the holder’s agreement to tender to Purchaser the Ordinary Shares acquired upon such exercise and to repay to Purchaser the aggregate exercise price and any applicable tax withholding obligations funded through the option liquidity mechanism at the offer acceptance time. Pursuant to the MoU, with respect to holders of unvested, outstanding and unexercised Talend share options granted under Talend’s 2017 stock option plan and 2016 stock option plan, Purchaser will offer to each such holder the right at the offer acceptance time to cancel such unvested Talend share options in exchange for a cash payment in an amount equal to the product of (x) the aggregate number of unvested Talend Ordinary Shares subject to such share option, multiplied by (y) the excess of $66.00, less the applicable per share exercise price of such unvested Talend share option, which is referred to herein as the cash replacement option amount. Unvested, outstanding and unexercised Talend share options granted on or after August 4, 2020, will be automatically cancelled and replaced with the right to receive the cash replacement option amount. Payments in respect of the cash replacement option amount will be subject to the terms of the unvested Talend share option for which they were exchanged, including but not limited to with respect to vesting and continued employment with Parent, Talend, or any of their subsidiaries, and will become payable when the vesting conditions with respect to such exchanged unvested Talend share options are satisfied, except for terms rendered inoperative by reason of the tender offer or the Post-Offer Reorganization or for such other administrative or ministerial changes as Parent and Talend determine are appropriate. In addition, certain vested and outstanding share options to purchase Ordinary Shares, to the extent unexercised as of immediately prior to the effective time of the Offer, will be cancelled as of the effective time of the Offer, and certain vested and outstanding share options to purchase Ordinary Shares, to the extent unexercised as of immediately prior to the effective time of the Offer, will be cancelled following the consummation of the Offer, after giving effect to the transactions to be consummated at the end of any Subsequent Offering Period and immediately prior to the consummation of the Post-Offer Reorganization in exchange for a cash indemnification payment in accordance with the applicable option plan.

Talend Free Shares (RSUs)

Pursuant to the MoU, each outstanding and unvested Talend free shares will be automatically cancelled and replaced with the right to receive a cash payment in an amount equal to (i) $66.00, multiplied by (ii) the number of unvested Talend free shares underlying such award, which cash payment is referred to as the cash replacement free share amount. With respect to any unvested Talend free shares that are subject to performance-vesting goals or metrics, (x) for any unvested Talend free shares for which the time period for performance has elapsed under the terms of the awards, the number of unvested Talend free shares will be determined based on the actual level of achievement of such goals or metrics, and (y) for all other unvested Talend free shares, the number of unvested Talend free shares will be determined based on target level of achievement of such goals or metrics immediately prior to the offer acceptance time. Payments in respect of the cash replacement free share amount will be subject to the terms of the unvested Talend free shares for which they were exchanged, including but not limited to with respect to vesting and continued employment with Parent, Talend, or any of their subsidiaries, and will become payable when the vesting conditions with respect to such exchanged unvested Talend free shares are satisfied, except for terms rendered inoperative by reason of the tender offer or the Post-Offer Reorganization or for such other administrative or ministerial changes as Parent and Talend determine are appropriate.

Talend Warrants

Pursuant to the MoU, all outstanding and unexercised warrants (BSA or BSPCE) to subscribe for Ordinary Shares shall immediately vest and become fully exercisable as of immediately prior to the offer acceptance time. Immediately prior to the time at which Purchaser accepts for payment and pays for Talend Ordinary Shares, referred to herein as the offer acceptance time, Purchaser will offer to each holder of outstanding vested but unexercised Talend warrants the right to enter into a cashless arrangement, financing facility or equivalent mechanism (in each case subject to applicable laws) to fund the payment of the aggregate exercise price and applicable tax withholding obligations for exercising such Talend warrants (the “warrant liquidity mechanism”). Participation in the warrant liquidity mechanism is subject to the holder’s agreement to tender to Purchaser the Talend Ordinary Shares acquired upon such exercise and to repay to Purchaser the aggregate exercise price and any applicable tax withholding obligations funded through the option liquidity mechanism at the offer acceptance time. In addition, certain vested and outstanding warrants to subscribe for Ordinary Shares, to the extent unexercised as of immediately prior to the effective time of the Offer, will be cancelled as of the effective time of the Offer, and certain vested and outstanding warrants to subscribe for Ordinary Shares, to the extent unexercised as of immediately prior to the effective time of the Offer, will be cancelled following the consummation of the Offer, after giving effect to the transactions to be consummated at the end of any Subsequent Offering Period and immediately prior to the consummation of the Post-Offer Reorganization in exchange for a cash indemnification payment in accordance with the applicable warrant agreement.

ESPP

With respect to the Company’s employee stock purchase plan, or the ESPP, in accordance with the applicable provisions of the MoU, each offering under the ESPP that was outstanding as of the execution date of the MoU has been shortened and each then-outstanding purchase right under the ESPP exercised, such that there are no outstanding offerings under the ESPP as of the date hereof. The ESPP was terminated effective as of the commencement date of the tender offer.

Representations and Warranties

Talend made customary representations and warranties in the MoU that are subject, in many cases, to exceptions and qualifications contained in the MoU, in the disclosure schedule or in certain reports filed with the SEC. These representations and warranties relate to, among other things:

•	Talend and its subsidiaries’ due organization, existence, good standing and authority to carry on their businesses;

•	Talend’s capitalization, including:

•	the number of authorized and outstanding shares and the number of Talend equity awards outstanding;

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the absence of preemptive rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, securities, calls, commitments or rights of any kind obligating the issuance or sale of Talend shares or shares of its subsidiaries;

•	Talend’s ownership interest in each subsidiary and Talend or its subsidiaries’ ownership interests in any other entity.

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Talend’s corporate power and authority related to the MoU, including as it relates to its entry into and performance of its obligations under the merger and the other transactions contemplated by the MoU;

•	required actions by or in respect of, and filings with, governmental authorities in connection with the merger and the MoU;

•	Talend’s execution, delivery and performance under the MoU, and whether such execution, delivery and performance would result in violations of or conflicts with its governing documents or applicable law, or any defaults, terminations, cancellations or accelerations under certain agreements or the creation of liens on any of its assets;

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Talend’s SEC filings or the filings with the French Registry of Commerce and Companies (Registre de commerce et des sociétés) and the financial statements included therein, and its disclosure controls and procedures and internal controls over financial reporting;

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Talend’s conduct of business in the ordinary course from December 31, 2020 through the date of the MoU, and the absence since December 31, 2020 of certain changes, including any fact, event, circumstance, change or effect that has had, individually or in the aggregate, a material adverse effect (as described below), as well as other specific actions;

•	the absence of certain legal proceedings, investigations and governmental orders against Talend or any of its subsidiaries;

•	certain intellectual property matters relating to Talend and its subsidiaries;

•	certain privacy matters relating to Talend and its subsidiaries;

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since January 1, 2019, compliance with applicable laws and the permits, approvals, consents, authorizations, franchises and orders necessary for the operation of the business of Talend and its subsidiaries;

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the compliance of Talend and its subsidiaries for the last five years with the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd1, et seq.), trade control laws, and anti-bribery, anti-corruption and anti-money laundering laws in the jurisdictions where Talend and its subsidiaries operate;

•	certain matters relating to material contracts;

•	certain matters relating to employee benefit plans of Talend and its subsidiaries;

•	certain labor and employment matters relating to Talend and its subsidiaries;

•	certain material rights to the owned real property, leases, and equipment of real property of Talend and any of its subsidiaries;

•	certain environmental matters relating to Talend and its subsidiaries;

•	certain tax matters relating to Talend and its subsidiaries;

•	certain insurance policies are in full force and effect;

•	the absence of any undisclosed broker’s or finder’s fees;

•	certain matters relating to government contracts; and

•	compliance with Rule 14d-10(d)(2) of the Exchange Act.

Conduct of the Business Pending the Offer

Under the MoU, between the date of the MoU and the consummation of the Offer, except as (i) expressly required or permitted by the MoU, (ii) as required or not permitted by any government authority or applicable law, (iii) approved in advance in writing by Thoma Bravo (such approval not to be unreasonably withheld, delayed or conditioned), (iv) set forth on the disclosure schedule, or (v) with respect to certain measures taken by the Company with respect to the current COVID-19 pandemic, Talend has agreed that it and its subsidiaries will conduct their respective businesses in the ordinary course of business consistent with past practice and use its and their respective commercially reasonable efforts to keep available the services of its and their directors, officers and key employees and preserve its and their existing business relationships (including with customers and suppliers). Talend has further agreed that, between the date of the MoU and the consummation of the Offer, except as set forth above, Talend, without the prior written consent of Parent, will not, and will cause its subsidiaries not to:

•	adopt changes in the organizational documents of Talend or its subsidiaries;

•	split, combine, reclassify its outstanding equity, pay any dividends or repurchase any equity interests not otherwise already announced at the time of the signing of the MoU;

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issue, sell or dispose of any shares of the Company or its subsidiaries (subject to certain exceptions), incur any liens in the connection with the incurrence of indebtedness with respect to any equity or securities of the Company;

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incur any long term indebtedness for borrowed money in excess of €5,000,000 of notional debt in the aggregate, other than with respect to the Company’s outstanding convertible notes, borrowings and repayments for working capital purposes in the ordinary course, and any intercompany debt;

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transfer, exchange, swap or otherwise dispose (whether by way of merger, consolidation, sale of shares or assets, or otherwise) of any material portion of the consolidated assets of the Company, including shares of the Company’s subsidiaries, other than (i) the sale of inventory in the ordinary course of business, (ii) transactions solely between the Company and any of its subsidiaries or transactions solely between the Company’s Subsidiaries or (iii) with respect to any intellectual property otherwise permitted under these covenants;

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in one or several transactions, acquire (whether by merger, consolidation, purchase or otherwise) any person or any division thereof or any material assets (including any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any person), except for (i) transactions solely between the Company and any of its subsidiaries or transactions solely between the Company’s subsidiaries or (ii) any acquisitions (other than acquisitions of any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any person) on commercially reasonable terms and at fair market value that both individually and in the aggregate do not exceed €5,000,000;

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settle or agree to compromise in respect of any claims or litigation if such settlement would involve, individually or in the aggregate, the payment of money by the Company or its subsidiaries of €5,000,000 or more or would impose any material conduct requirement or restriction on the Company or its subsidiaries;

•	enter into any contract containing non-compete or exclusivity provisions or any similarly restrictive provision that would materially restrict the Company or its subsidiaries;

•	other than in the ordinary course of business, enter into, amend, renew or terminate any material contracts;

•	abandon, license, fail to maintain, permit to lapse or expire, transfer, sell, or assign any material intellectual property rights, other than in the ordinary course of business;

•	fail to maintain in full force and effect, amend, or modify material insurance policies;

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except as required by law or the existing terms of a Company employee benefit plan, (i) enter into, negotiate, adopt, amend, extend or terminate any labor agreement or other labor-related agreement, (ii) establish, adopt, enter into, terminate, amend, or modify any Company employee benefit plan, (iii) enter into any change of control, transaction bonus, retention, termination or severance agreement or (y) grant, pay or increase any severance or termination pay, or (z) enter into any employment, consulting or bonus agreement (other than for new hires with an annual base salary of less than €200,000 in the ordinary course of business consistent with past practice) with, any current or former employee, director, officer or individual independent contractor; (iv) increase, decrease or accelerate the payment, funding, right to payment or vesting or lapsing of restrictions on any compensation or benefits of any current or former director, officer, employee or individual independent contractor, in each case, except for annual, promotion-related or merit-based increases in base salaries and any corresponding increase in annual bonus opportunities made in the ordinary course of business consistent with past practice; (v) hire new employees, engage new individual independent contractors or promote nonexecutive employees with annual cash compensation in excess of €200,000; (vi) terminate the employment or engagement of any executive-level employees or individual independent contractors with target annual cash compensation in excess of €200,000 (other than “for cause” terminations) or furlough or temporarily lay off any such individuals; or (vii) grant any new equity or equity-based awards or short- (other than payment of 2021 quarterly bonuses on existing terms and consistent with past practice) or long-term incentives under any Company benefit plan;

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implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would trigger the WARN Act;

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make or change any material tax election, other than in accordance with past practice or as required by applicable law; amend any tax return; adopt or change any tax accounting method; settle or compromise any material tax liability; or consent to any extension or waiver of any limitation period with respect to any material claim or assessment for taxes; or

•	agree, authorize or commit to do any of the foregoing.

Go Shop Period; No Shop Period

Following the execution of the MoU and for a period ending on April 10, 2021 (the “Go Shop Period”), the Company and its subsidiaries and their respective affiliates and representatives were permitted to:

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solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an alternate acquisition proposal;

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subject to the entry into, and in accordance with, a confidentiality agreement with the Company on terms not less restrictive in any material respect on such person than the confidentiality agreement between the Company and Parent, furnish to any person any non-public information relating to the Company or afford to any such access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an alternate acquisition proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an alternate acquisition proposal, provided, however, that the Company will:

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promptly (and in any event within 48 hours) provide to Parent, or provide to Parent access to, any such non-public information concerning the Company that is provided to any such person that was not previously provided or made available to Parent, and

•	not provide any competitively sensitive non-public information to any person who is or whose affiliates are a competitor of the Company, except in accordance with the MoU;

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amend, modify or waive any rights under or release any person from any “standstill” or other similar agreement with any person solely to allow such person to submit or amend an alternate acquisition proposal on a confidential basis to the Talend Board; and

•	participate or engage in discussions or negotiations with any such person with respect to an alternate acquisition proposal.

For the purposes of the MoU, an “alternate acquisition proposal” is deemed to be, with respect to the Company, any offer or proposal for, or any indication of interest in, by any person, one or a series of related transactions (other than the transactions contemplated by the MoU) involving (i) any direct or indirect (including by purchasing ADSs) acquisition or purchase of (A) Ordinary Shares that would result in any person or a “group” (as defined in or under Section 13(d) of the Exchange Act), other than the holders of Company Shares (as a group) immediately prior to the consummation of such transaction, beneficially owning 25% or more of the Company Shares or (B) assets of the Company or any of its subsidiaries, including by way of the acquisition or purchase of, or subscription to, any class of equity securities or voting rights of any of its subsidiaries, that represent (or generate) more than 25% of the consolidated gross revenue or assets of the Company and its subsidiaries taken as a whole (measured by the fair market value of such assets as of the date of such acquisition or purchase); or (ii) any merger, reorganization, restructuring, contribution, share exchange, consolidation, business combination, joint venture, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries or any of their respective assets meeting the tests set forth in the foregoing section (i)(B) of this definition.

As of 12:01 a.m. Pacific time on April 10, 2021 (the “No Shop Period Start Date”), the Go Shop Period ended. Except as otherwise permitted by the MoU as described below, the Company has agreed that neither Talend nor any of its subsidiaries or representatives will, directly or indirectly:

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initiate, solicit, induce, or knowingly take any action with a view to facilitate or encourage, any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, an alternate acquisition proposal;

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engage or otherwise participate in any discussions or negotiations (including by way of furnishing non-public information or granting access to any of the properties or assets of the Company or its subsidiaries) with any person relating to any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, an alternate acquisition proposal;

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accept, approve, endorse or recommend any alternate acquisition proposal, (iv) approve or recommend or execute or enter into, any letter of intent, agreement in principle, MoU, tender offer agreement, MoU, acquisition agreement, business combination agreement, joint venture agreement, option agreement or other similar agreement in respect of any alternate acquisition proposal; or

•	propose publicly or agree to do any of the foregoing related to any alternate acquisition proposal.

Notwithstanding the foregoing, from the No Shop Period Start Date until the consummation of the Offer, the Company and its subsidiaries may engage in any of the actions described above with any third party (i) who did not submit an alternate acquisition proposal in writing to the Company prior to the date of the MoU, (ii) who submits a written bona fide alternate acquisition proposal to the Company after the date of the MoU and prior to the No Shop Period Start Date and (iii) whose alternate acquisition proposal is determined by the Talend Board, in good faith, prior to the start of the No Shop Period Start Date (after consultation with its outside counsel and its financial advisor), to be, or which is determined to reasonably be expected to lead to, a Superior Proposal (but only for so long as such person has not withdrawn the alternate acquisition proposal or the Talend Board no longer be reasonably expects such alternate acquisition proposal to lead to a Superior Proposal).

As of the date of the Offer to Purchase, the Company has not accepted an alternate acquisition proposal. If the Company should receive an alternate acquisition proposal in the future, the Company has agreed to provide Parent with a written notice of the materials terms and conditions of the alternate acquisition proposal, including the identity of the person making such proposal and copies of the any written materials submitted by such person.

Superior Proposal and Change of Board Recommendation

Notwithstanding the other obligations of the Company following the No Shop Period Start Date, the Company may engage in the actions otherwise permitted during the Go Shop Period if the Company has received a bona fide written alternate acquisition proposal that the Talend Board determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal, provided that, among other things, the Company comply with the obligation to share such information with Parent. If the Company determines that such alternative acquisition proposal is or is reasonably likely to lead to a Superior Proposal, the Company must provide written notice to Parent that the Company intends to pursue the alternate acquisition proposal and be available for Parent for a period of 5 business days, during which the Company has agreed to discuss in good faith with Parent any changes to the terms of the MoU or the Offer. If following the period of 5 business days, the Talend Board still determines that the alternate acquisition proposal constitutes a Superior Proposal and that the failure to pursue such Superior Proposal would be inconsistent with its fiduciary duties under applicable law, then the Company may make a change in the recommendation of the Talend Board and may terminate the MoU. Such termination would, in certain circumstances, cause the Company to incur a termination fee of $47,886,769.

For the purposes of the MoU, a “Superior Proposal” means any bona fide written alternative acquisition proposal from any person (provided that, for the purpose of this definition, all references to “25%” in the definition of “alternative acquisition proposal” shall be replaced by “80%”) that (i) the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) to be more favorable to the Company, the holders of Company Shares (including ADSs representing Ordinary Shares) and the other stakeholders of the Company than the Offer, taking into account, among other things, (x) all legal, financial, regulatory, timing, financing, structuring, and other aspects of the alternative acquisition proposal, this MoU and the Offer on the terms described in the MoU (including the respective conditions to and the respective expected timing and risks of consummation of the alternative acquisition proposal and the Offer), (y) any improved terms that Parent may have offered pursuant to and in accordance with the MoU and (z) the corporate interest (intérêt social) of the Company, and (ii) the Talend Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that failure to pursue such alternative acquisition proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

Appraisal Rights

Subject to certain exceptions, French law does not recognize the concept of appraisal or dissenters’ rights. Accordingly, in the event the Post-Offer Reorganization Proposals are adopted and the Demerger and the Merger are consummated, the Company’s shareholders are not entitled under French law or otherwise to appraisal rights.

Subject to certain exceptions, Dutch law does not recognize the concept of appraisal or dissenters’ rights. Accordingly, in the event the Post-Offer Reorganization Proposals are adopted and the Demerger and the Merger are consummated, Tahoe AcquireCo B.V. shareholders are not entitled under Dutch law or otherwise to appraisal rights.

In the event that the Compulsory Acquisition is permissible under applicable law and implemented, the Enterprise Chamber of the Amsterdam Court of Appeals will determine in its sole discretion the price to be paid for the shares in the capital of Tahoe AcquireCo B.V. held by the minority Tahoe AcquireCo B.V. shareholders, which price may be greater than, equal to or less than the Offer Price. Such price may potentially be increased by statutory interest accrued at the rate applicable in the Netherlands (currently 2% per annum). The minority Tahoe AcquireCo B.V. shareholders do not have the right to commence a compulsory acquisition proceeding to oblige Purchaser or Parent to buy their shares in the capital of Tahoe AcquireCo B.V.

Regulatory Approvals; Efforts

Talend and Parent have agreed that each party shall make an appropriate filing and/or draft filing, on behalf of itself and its affiliates, as applicable, pursuant to the HSR Act and any other applicable Competition Act laws and FDI laws, as promptly as reasonably practicable. Parent also agreed to make the appropriate filings pursuant to the applicable foreign jurisdictions, including under French law, as promptly as reasonably practicable. Parent also agreed, subject the enactment of the NSI Bill in the United Kingdom prior to the completion of the transactions contemplated by the MoU, to make the necessary filings to obtain any applicable approvals that may be required thereunder.

Each of Talend and Parent also agreed to (i) cooperate in good faith to jointly develop a strategy to obtain all necessary regulatory approvals, (ii) cooperate and coordinate with the other in the making of such regulatory approvals filings and notifications, (iii) promptly supply the other with any information that may be required in order to make such filings and notifications, and (iv) use reasonable best efforts to take all action necessary to obtain all required regulatory approvals, including the expiration or termination of the applicable waiting periods under all applicable antitrust and other regulatory laws as soon as reasonably practicable, and to avoid any impediment to the consummation of the transactions contemplated by the MoU under any of the foregoing. Parent further agreed to take any steps and agree to any regulatory remedies or commitments necessary to avoid or eliminate each and every impediment under any applicable antitrust or regulatory laws so as to enable Parent to consummate the transactions contemplated by the MoU as promptly as practicable, and in any event prior to the Outside Date. However, pursuant to the MoU, Parent will not be required divest any assets (x) that are material to Talend or (y) of any affiliates of Thoma Bravo (other than Parent, Purchaser, Talend, each of their respective subsidiaries, and all successors or assignees of each of the foregoing).

Each of Talend and Parent have agreed, to the extent reasonably practicable and unless prohibited by applicable law, to promptly inform the others of any material communication from any relevant authority regarding any filings or investigations with, by or before any relevant authority relating to the MoU, including any proceedings initiated by a private party. The parties have agreed to cooperate and consult in good faith to make appropriate responses to any additional requests made by any relevant authority in connection with the MoU. Additionally, to the extent reasonably practicable and unless prohibited by law or by the applicable relevant authority, each of Parent and the Company have agreed to (A) give each other reasonable advance notice of all meetings with any relevant authority relating to the transactions related to the MoU, (B) give each other an opportunity to participate in each of such meetings, (C) keep such other parties reasonably apprised with respect to any other substantive oral communications with any relevant authority regarding the transactions related to the MoU, (D) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the transactions related to the MoU, articulating any regulatory or competitive argument and/or responding to requests or objections made by any relevant authority, (E) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a relevant authority regarding the transactions related to the MoU, and (F) provide each other (or counsel of each party, as appropriate) with copies of all substantive written communications to or from any Relevant Authority relating to the transactions contemplated by the MoU.

Other Covenants

The MoU contains other customary covenants and agreements, including, but not limited to, covenants related to access to information, confidentiality, public announcements and notifications of certain matters.

Termination

Talend and Parent may, by mutual written consent, terminate the MoU and abandon the Offer and the Post-Offer Reorganization any time prior to the Offer Acceptance Time.

The MoU may also be terminated by either Parent or the Company with written notice to the other party, and abandon the Offer and the Post-Offer Reorganization if:

•	the Offer Acceptance Time has not occurred by December 31, 2021;

•	if any order permanently restraining, enjoining or otherwise prohibiting consummation of the Offer has become final and non-appealable; or

•	at any time prior to the public announcement of the recommendation of the Talend Board regarding the Offer following the completion of the consultation with the works council (Comité social et

économique) of Talend, if the Talend Board (i) withdraws, amends, qualifies or modifies the Company’s intention to support the MoU and the transactions contemplated thereby in a manner that is adverse to Parent, (ii) the Talend Board approves, adopts, endorses, recommends or otherwise declares advisable any alternative acquisition proposal, or (iii) fails to issue a recommendation following the completion of the Consultation.

The MoU may also be terminated by Parent:

•

if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in the MoU shall have occurred, which breach or failure to perform (i) would result in a failure of any condition to the Offer and (ii) is incapable of being cured prior to the December 31, 2021 or, if curable by such date, is not cured prior to the earlier of (x) 30 days after written notice thereof is given by Parent to the Company and (y) December 31, 2021; provided that Parent shall not have the right to terminate the MoU pursuant to this section if Parent is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

•

if (i) the Talend Board withdraws, amends, qualifies or modifies the Company’s intention to support the MoU and the transactions contemplated thereby in a manner that is adverse to Parent, (ii) the Talend Board approves, adopts, endorses, recommends or otherwise declares advisable any alternative acquisition proposal, (iii) fails to issue a recommendation following the completion of the Consultation, (iv) the Talend Board changes their recommendation following the completion of the Consultation, or (v) the Company fails to include the recommendation of the Talend Board in the Schedule 14D-9.

The MoU may also be terminated by the Company:

•

if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Purchaser set forth in the MoU shall have occurred, which breach or failure to perform (a) shall have had a material adverse effect on Parent, and (b) is incapable of being cured prior to the December 31, 2021 or, if curable by such date, is not cured prior to the earlier of (i) 30 days after written notice thereof is given by the Company to Parent and (ii) the December 31, 2021; provided that the Company shall not have the right to terminate the MoU pursuant to this section if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

•	in order to enter into an agreement with respect to a Superior Proposal provided that such Superior Proposal was received in accordance with the terms and conditions of the MoU.

If the MoU is terminated in accordance with its terms, Parent and the Company have agreed to cooperate with each other in connection with the withdrawal of any applications to or terminate any proceedings before any relevant authority in connection with the Offer, including the termination of the Offer if it has already commenced.

Termination Fees

In certain circumstances, Talend may be required to pay Parent either an expense reimbursement of $7,000,000 or the $47,886,769 termination fee if the MoU is terminated in immediately available funds within 2 business days of a qualifying termination.

Governing Law, Jurisdiction

The MoU and action arising out of or relating to the MoU or the transactions contemplated thereby, will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of law rules of such state, provided that the fiduciary duties of the Talend Board will be exclusively governed by or construed in accordance with the laws of France, without regard to the conflict of law rules of such jurisdiction. Talend and Parent have also agreed that any matter arising out of or in connection with the MoU must be brought in the Delaware Chancery Court or, if such court will not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court and each party has irrevocably consented to the exclusive jurisdictions of such courts.

Specific Performance

Talend and Parent have agreed that in the event of any breach of the MoU, irreparable damage would occur that monetary damages could not make whole and that accordingly, each party will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of the MoU in any action without the posting of a bond or undertaking.

Other Agreements

Tender and Support Agreements

The following summary description of the Tender and Support Agreements is qualified in its entirety by reference to such Tender and Support Agreements, the form of which has been filed as Exhibit 99.1 to the Current Report on Form 8-K filed by Talend with the SEC on March 10, 2021 and incorporated herein by reference.

Concurrently with the execution of the MoU, in order to induce Parent to enter into the MoU, the Talend Board and executive officers entered into separate tender and support agreements with Parent (collectively, the “Tender and Support Agreements”). All equity of the Company held by the signatories to the Tender and Support Agreements comprise 0.12% of the total outstanding Ordinary Shares of the Company. Subject to the terms and conditions of the Tender and Support Agreements, the signatories thereto have agreed, among other things, to tender their Company Shares in the Offer and to vote in favor of all of the resolutions related to the Offer, including the Post-Offer Reorganization. The signatories have also agreed to not tender their equity or vote in favor of an alternate acquisition proposal or solicit competing proposals or transfer any of their equity without prior written consent of Parent.

ADS Deposit Agreement, as amended

On May 24, 2021, Talend entered into the Amendment to the ADS Deposit Agreement in order to, among other things, simplify and expedite the process by which the holder of untendered ADSs would receive consideration for such securities in the event the Minimum Condition is satisfied and the Offer is consummated. Talend and the ADS Depositary agreed to amend the ADS Deposit Agreement in connection with the Offer and the related transactions. The Amendment provides that, among other things, if Talend provides the ADS Depositary with written notice of its desire to terminate the ADS Deposit Agreement, the ADS Depositary shall terminate the Deposit Agreement by mailing notice of such termination to the holders of ADSs at least thirty days prior to the date fixed in such notice for such termination, provided that the date of the termination shall not be prior to the close of business on the first day after the completion of the initial Offer period if the Minimum Condition has been satisfied and Purchaser has accepted all Company Shares tendered. If the Minimum Condition is not satisfied or Purchaser does not accept the tendered Company Shares, the termination notice shall be deemed withdrawn and the ADS Deposit Agreement shall remain in full force and effect.

If the Minimum Condition is satisfied and Purchaser accepts all the Company Shares tendered in the Offer, Purchaser intends to make the ADS Offer for the Remaining Shares, in exchange for the Offer Price. If Purchaser makes the ADS Offer for the Remaining Shares, then, pursuant to the Amendment, the ADS Depositary will cancel the untendered ADSs, will sell all of the Remaining Shares to Purchaser in exchange for the Offer Price, and will hold such aggregate cash payment in trust for the benefit of the holders of such non-tendering ADS holders. The ADS Depositary will arrange to distribute such amount to such holders on a pro rata basis, less any applicable withholding taxes. Any fees and expenses incurred in connection with the cancellation of the ADSs and distribution of the funds will be funded by the Purchaser.

13. Source and Amount of Funds

The Offer is not conditioned upon any financing arrangements.

Parent and Purchaser estimate that the total amount of funds required (i) to purchase all outstanding Ordinary Shares pursuant to the Offer and to complete the MoU, (ii) to pay for the vested equity awards of Talend required to be cashed out by the MoU and (iii) and to pay fees and expenses in connection with the foregoing, will be approximately $2,474,000,000 billion. Parent and Purchaser anticipate funding these payments through the issuance of equity of Parent.

Equity Financing.

Cayman Bidco has received an equity commitment letter (the “Equity Commitment Letter”), pursuant to which TB Fund XIV Global has committed to (i) contribute, or cause to be contributed, to Cayman Bidco (or, subject to the terms of the Equity Commitment Letter and the MoU, any permitted assignee) an amount of cash consideration equal to $2,474,000,000 to purchase equity securities of Cayman Bidco (such amount, the “Closing Payment Commitment”), solely for the purpose of allowing Cayman Bidco to fund the amounts required to be paid by Cayman Bidco pursuant to and in accordance with Article II of the MoU at the Offer Acceptance Time and to pay related fees and expenses of Cayman Bidco or (b) pay, or cause to be paid, an aggregate amount in cash not to exceed $167,603,691 (such amount, the “Damages Commitment”), solely to satisfy the obligations of Cayman Bidco to pay monetary damages to the Company in the event of, following the valid termination of the MoU, the issuance of a Final Order (as defined in the Equity Commitment Letter) requiring Cayman Bidco to pay damages to the Company subject to the limitations set forth in Section 9.5 of the MoU, in the amount specified in such Final Order (such amount provided in such Final Order, the “Monetary Damages Remedy”); provided that, in no event shall Cayman Bidco be required to pay monetary damages in the aggregate in excess of the Damages Commitment (the preceding clause (i) or (ii), as the case may be, the “Commitment”). The funding of the Commitment is subject to (a) the execution and delivery of the MoU, (b) solely with respect to the Closing Payment Commitment, the satisfaction of (if permissible) written waiver by the parties, as applicable, of each of the conditions to the parties’ obligations to consummate the transactions contemplated by the MoU set forth in Article VII thereof (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction of such conditions), and the substantially concurrent consummation of the transactions contemplated by the MoU to be consummated at the Offer Acceptance Time in accordance with the terms of the MoU and (c) in the case of the Damages Commitment, the termination of the MoU by the Company and a Final Order having been issued requiring Cayman Bidco to pay the Monetary Damages Remedy to the Company. TB Fund XIV Global’s equity commitment is subject to reduction on a dollar-for-dollar basis (A) for the cash amount of equity financing proceeds actually received, directly or indirectly, from co-investors (including affiliates of TB Fund XIV Global) in exchange for equity securities of Cayman Bidco, but only to the extent such proceeds are available and used by Cayman Bidco to fund the Closing Payment Commitment or the Monetary Damages Remedy, as applicable, and (B) with respect to the Closing Payment Commitment, solely to the extent that Cayman Bidco does not require such amount to fund the Closing Payment Commitment; provided that, in the case of the foregoing clause (B), any such reduction shall occur solely in connection with the Offer Acceptance Time and the simultaneous payment of all amounts required to be paid by Cayman Bidco at the Closing pursuant to Article I of the MoU.

TB Fund XIV Global’s obligation to fund its equity commitment will terminate automatically and immediately upon the earliest to occur of (i) the Offer Acceptance Time and (ii) the valid termination of the MoU in accordance with its terms.

Talend is a limited third-party beneficiary of the rights granted to Cayman Bidco under the Equity Commitment Letter if and only if (i) solely with respect to the Closing Payment Commitment (a) all Offer Conditions set forth in Article VII of the MoU have been satisfied or waived (other than any conditions that by their nature are to be satisfied at the Offer Acceptance Time, but subject to the prior or substantially concurrent satisfaction or waiver or such conditions), (b) Cayman Bidco fails to consummate the transactions required to be consummated at the Offer Acceptance Time by the date on which the Offer Acceptance Time would otherwise be required to have occurred pursuant to Section 3.2.2 of the MoU and (c) Talend is entitled to specific performance to cause Cayman Bidco to consummate the Offer pursuant to Section 10.16 of the MoU, and (ii) solely with respect to the Damages Commitment, pursuant to a Final Order.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Commitment Letter, a copy of which has been filed as Exhibit (b)(1) to the Schedule TO and which is incorporated herein by reference.

14. Dividends and Distributions

Talend has never paid cash dividends on the Ordinary Shares. Pursuant to the MoU, Talend has agreed not to declare, set aside or pay any type of dividend, whether payable in cash, share or property, in respect of any Ordinary Shares, without both (i) the prior written consent of Purchaser and (ii) a reduction of Offer Price by the amount of such dividend.

15. Conditions of the Offer

In addition to the satisfaction of the Minimum Condition, Purchaser will not be obligated to accept for payment or pay for any validly tendered Company Shares (subject to applicable rules and regulations of the SEC), and may terminate the Offer and the MoU if, as of immediately prior to acceptance for payment of any Company Shares, any of the following conditions are not satisfied or have not been waived to the extent legally permissible:

•

the representations and warranties made by Talend in the MoU relating to Talend’s share capital and outstanding options, outstanding non-vested free shares, vested free shares and outstanding warrants are true and correct as of the Expiration Date (except to the extent a representation or warranty was expressly made as of a particular date, and in which case, on and as of such date), except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to Cayman Bidco and Purchaser, individually or in the aggregate, that is more than $7,500,000;

•

the representations and warranties made by Talend in the MoU relating to Talend’s corporate organization, good standing and qualification and subsidiaries, Talend’s capitalization and equity securities (other than those covered in the previous bullet), corporate authority, financial advisors and brokers, and actions in accordance with Rule 5605(a)(2) of the NASDAQ rules and Rule 14d-10 of the Exchange Act are true and correct as of the Expiration Date (except to the extent a representation or warranty was expressly made as of a particular date, and in which case, on and as of such date, and without giving effect to any qualification set forth therein as to “materiality,” “Material Adverse Effect” or other qualifications based on the word “material” or similar phrases except the extent such representation or warranty relates to an affirmative obligation to list disclosure), except as would not be material to Talend and its subsidiaries, taken as a whole;

•

the remaining representations and warranties made by Talend in the MoU are true and correct as of the Expiration Date (except to the extent a representation or warranty was expressly made as of a particular date, and in which case, on and as of such date, and without giving effect to any qualification set forth therein as to “materiality,” “Material Adverse Effect,” or other qualifications based on the word “material” or similar phrases, except to the extent such representation or warranty relates to an affirmative obligation to list disclosure or with respect to representations and warranties made by Talend in the MoU relating to litigation by or against Talend or its subsidiaries or affecting any of their respective assets), except where the failure of such representation or warranty of Talend to be true and correct, will not have had, and would not reasonably be expected to result in, a Material Adverse Effect;

•	Talend will have performed or complied in all material respects with any covenant or obligation of Talend under the MoU prior to the Expiration Date;

•

since the date of the MoU, no Material Adverse Effect will have occurred and no events, violations, inaccuracies, circumstances or other matters will have occurred that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

•

Cayman Bidco and Purchaser will have received a certificate executed by an executive officer of Talend, dated as of the Expiration Date, to the effect that each of the conditions described in each of the foregoing five bullets have been satisfied;

•	the regulatory approvals provided in the “The Tender Offer—MoU; Legal Matters; Required Regulatory Approvals” section herein have been granted (or relevant waiting periods will have expired);

•

no governmental authority of competent jurisdiction will have enacted, issued, promulgated, enforced, or entered any decision, injunction, decree, ruling, law, or order that makes the Offer illegal or otherwise prohibits the consummation of the Offer or the other transactions contemplated by the MoU; and

•	the MoU has not been validly terminated in accordance with its terms.

16. Legal Matters; Required Regulatory Approvals

General

Except as described in this Offer to Purchase, we are not aware of any pending legal proceeding relating to the Offer. Except as set forth in this Offer to Purchase, based on its examination of publicly available information filed by Talend with the SEC and other publicly available information concerning Talend, we are not aware of any licenses or regulatory permits that appear to be material to the business of Talend and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser’s acquisition of Company Shares in the Offer, or of any filings, approvals, or other actions by or with any governmental authority that would be required for our acquisition or ownership of the Company Shares pursuant to the Offer. Should any such approval or other action be required, we expect to seek such approval or action. There can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions, or that adverse consequences to Talend business might not result. Except as otherwise described in this Offer to Purchase, although we do not presently intend to delay the acceptance for payment of or payment for Company Shares tendered into the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in consequences adverse to Talend’s business or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action.

Regulatory Approvals

For purposes of the MoU, “Regulatory Approvals” means all permits, consents, approvals, clearances, authorizations, qualifications and orders of any relevant authorities that are necessary to commence and complete the Offer, the Post-Offer Reorganization and to consummate and make effective the transactions contemplated by the MoU. The approvals described under each of the following subheadings are specifically enumerated as Required Approvals under the MoU

Completion of the Offer is subject to the U.S. and foreign antitrust clearances listed below. Thoma Bravo and Talend have submitted filings in France, Austria, Germany, Japan and Spain. Although Talend and Parent believe that they will be able to obtain theses these clearances in a timely manner, they cannot be certain when or if they will do so.

Hart Scott Rodino Antitrust Improvements Act

The transactions contemplated by the MoU are subject to the requirements of the HSR Act and the related rules and regulations, which provide that certain transactions may not be completed until required information has been furnished to the Department of Justice (which we refer to as the DOJ), and the Federal Trade Commission and until certain waiting periods have been terminated or have expired. The HSR Act requires Thoma Bravo and Talend to observe a 15-day waiting period after the submission of their HSR filings before consummating the Offer, unless the waiting period is terminated early. On March 13, 2021, each of Thoma Bravo and Talend filed a Notification and Report Form under the HSR Act with the DOJ and the FTC, which filings started the initial 15-day waiting period required by the HSR Act. The required waiting period expired on March 31, 2021.

France

Under articles L. 151-3 and R. 151-1 et seq. of the French Code Monétaire et Financier, as interpreted and applied by relevant French authorities, the Offer shall not be completed until the express written authorization of the French Ministère chargé de l’Economie et des Finances has been requested, granted and obtained. On March 30, 2021, the filing was made with the French Ministère chargé de l’Economie et des Finances. After filing, and subject to having received a complete request for authorization, the French Ministère chargé de l’Economie et des Finances must inform the filing person by notice (the “Ministry Notice”) within thirty (30) business days that: (i) the contemplated transaction does not fall within the scope of foreign investment control regulations, or (ii) the contemplated investment falls within the scope of foreign investment control regulations and is rejected or (iii) the contemplated investment falls within the scope of foreign investment control regulations and is duly authorized without any condition or covenant or (iv) the contemplated investment falls within the scope of foreign investment control regulations but further investigations are necessary to determine whether the protection of the national interest can be guaranteed by attaching covenants and conditions to the authorization.

In the event that the French Ministère chargé de l’Economie et des Finances has opted for option (iv), it then has an additional forty-five (45) business day period to either refuse the contemplated investment or to authorize it subject to the provision of certain covenants and conditions.

As of the date of this Offer to Purchase, the French Ministère chargé de l’Economie et des Finances has opted for option (iv) and Thoma Bravo is discussing with competent authorities covenants and conditions that shall be necessary to authorize the transactions as contemplated by the MoU.

Austria

Based on the businesses in which Thoma Bravo and Talend are engaged, under the Austrian Cartel Act, the Offer may not be consummated until a notification has been filed with the Federal Competition Authority (which we refer to as FCA), and formal clearance has been granted by the FCA. The initial review period is four weeks from filing of the notification (Phase I), and may be extended to six weeks at the request of the notifying party. If the FCA or the Federal Cartel Prosecutor requests an in-depth (Phase II) review before the Cartel Court, the review period must be completed within an additional five months (extendable to six months at the request of the notifying party). The FCA granted formal clearance on April 22, 2021.

Germany

Based on the businesses in which Thoma Bravo and Talend are engaged, the Offer may not be consummated until obtaining the (i) German Merger Control Approval and the (ii) German Regulatory Approval. The German Bundeskartellamt granted German Merger Control Approval on April 9, 2021. Phase I has been officially extended until June 25, 2021 by the German Federal Ministry for Economic Affairs.

Spain

Based on the businesses in which Thoma Bravo and Talend are engaged, the Offer may not be consummated until the receipt of (i) written confirmation (including by electronic mail) from the Spanish Subdirectorate

General for Foreign Investment of the Directorate General for International Trade and Investment (Subdirección General de Inversiones Exteriores at the Dirección General de Comercio Internacional e Inversiones) that no foreign direct investment authorization is required under Spanish Foreign Investment Laws by Parent in connection with the transactions contemplated by the MoU, or (ii) the express written administrative authorization (“autorización previa”) to be granted by the Council of Ministers (Consejo de Ministerios) pursuant to Spanish Foreign Investment laws. The Subdirección General de Inversiones Exteriores informed Thoma Bravo on May 25, 2021 that the foreign direct investment resulting from the transactions as contemplated by the MoU would not be subject to authorization under Article 7 bis of the Act 19/2003.

United Kingdom

Based on the businesses in which Thoma Bravo and Talend are engaged and if the draft National Security and Investment Bill is enacted in the United Kingdom prior to the Offer Acceptance Time, and, following the commencement of the NSI Bill and prior to the Offer Acceptance Time, (i) the transactions contemplated by the MoU is a “notifiable acquisition” (as currently envisioned by clause 6 of the NSI Bill) subject to prior approval by BEIS, or (ii) BEIS issues a call-in notice for the transaction (as currently envisioned by clause one of the NSI Bill), then the transactions contemplated by the MoU is approved as currently envisioned by clause 13 and clause 26 of the NSI Bill.

Japan

Based on the businesses in which Thoma Bravo and Talend are engaged, the foreign direct investment resulting from the transactions as contemplated by the MoU was subject to prior approval of the Japanese authorities. Such authorization has been granted by the Japanese authorities on May 25, 2021.

In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Offer or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although neither Talend nor Thoma Bravo believes that the Offer will violate the antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

17. Fees and Expenses

Parent has retained MacKenzie Partners, Inc. as Information Agent in connection with the Offer. The Information Agent may contact the shareholders of Talend (including ADS holders) by mail, telephone and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Company Shares. Parent will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for certain out-of-pocket expenses. Parent has agreed to indemnify the Information Agent and related parties against certain liabilities and expenses in connection with the Offer. In addition, Parent has retained BNP Paribas Securities Services as Ordinary Shares Agent and Equiniti Trust Company as ADS Tender Agent, and both also as paying agents, in connection with the Offer. Parent will pay the Ordinary Shares Agent and the ADS Tender Agent reasonable and customary compensation for its services in connection with the Offer, will reimburse the Ordinary Shares Agent and the ADS Tender Agent for certain out-of-pocket expenses and will indemnify the ADS Tender Agent against certain liabilities and expenses in connection with the Offer.

Except as set forth above, neither Parent, nor Purchaser will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Company Shares pursuant to the Offer. Parent will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

18. Miscellaneous

None of Parent or Purchaser is aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute. If we become aware of any valid statute in any jurisdiction prohibiting the making of the Offer or the acceptance of the Company Shares, we will make a good faith effort to comply with that statute. If, after a good faith effort, we cannot comply with the statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, shareholders of Talend (including ADS holders) in that jurisdiction. We have filed with the SEC the Schedule TO pursuant to Rule 14d-3 promulgated under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Talend has filed with the SEC the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 promulgated under the Exchange Act, setting forth the recommendation of the Talend Board with respect to the Offer and the reasons for the recommendation of Talend Board and furnishing certain additional related information. A copy of these documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in “The Tender Offer—Certain Information Concerning Talend” and “The Tender Offer—Certain Information Concerning Parent and Purchaser.”

Neither Parent nor Purchaser has authorized any person to give any information or to make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the related Ordinary Share Acceptance Form or ADS Letter of Transmittal, and, if given or made, shareholders (including ADS holders) should not rely on any such information or representation as having been authorized.

Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, Talend, or any of their respective subsidiaries since the date as of which such information is furnished or the date of this Offer to Purchase.

SCHEDULE I

Directors and Executive Officers of Parent and Purchaser and Certain Related Parties

The following schedule describes the relationships between Purchaser, Parent, Thoma Bravo and certain of their affiliates, and sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer of the entities described below. Unless otherwise indicated, the current business address of each entity and person is c/o Thoma Bravo, LLC, 600 Montgomery Street, San Francisco, CA 91444 and the phone number of each entity and person is (415) 263-3660.

The following entities were formed in connection with the proposed acquisition of Talend by affiliates of Thoma Bravo:

Entity	Jurisdiction of Organization	Controlled By	Management
Tahoe Bidco B.V. (“Purchaser”)	The Netherlands	Tahoe Holdco Coöperatief U.A., as sole shareholder	Directors

Tahoe Holdco Coöperatief U.A.	The Netherlands	Tahoe Ultimate Parent, L.P., as controlling member	Directors

Tahoe Bidco (Cayman), LLC	Cayman Islands	Tahoe Ultimate Parent, L.P., LLC, as sole member	Member Managed

Tahoe Ultimate Parent, L.P. (“Parent”)	Cayman Islands	Tahoe Ultimate Parent GP, LLC, as General Partner	General Partner

Tahoe Ultimate Parent GP, LLC	Cayman Islands	Thoma Bravo Partners XIV Global, L.P., as the general partner of each of the Thoma Bravo funds which is a member of Tahoe Ultimate Parent GP, LLC	Member Managed

The directors of Purchaser and Tahoe Holdco Coöperatief U.A. are set forth below.

Name	Citizenship	Present Principal Occupation or Employment; Material Positions Held During the past Five Years
Kenneth J. Virnig, II	USA	Kenneth J. Virnig II is a partner at Thoma Bravo. Mr. Virnig joined Thoma Bravo in 2008 and has served as a partner since October 2018.

Michael Hoffmann	USA	Michael Hoffmann is a principal on the Flagship team at Thoma Bravo. Mr. Hoffmann has worked at Thoma Bravo since 2014.

Tim van de Schraaf	The Netherlands	Tim van de Schraaf is a Director Relationship Management Private Equity at Vistra and takes up board member positions for key clients of Vistra. Mr. van de Schraaf joined Vistra in 2017

Benjamin Franciscus Petrus Hendricus Maria Haast	The Netherlands	Benjamin Franciscus Petrus Hendricus Maria Haast is a Senior Relationship Manager Private Equity at Vistra and takes up board member positions for key clients of Vistra. Mr. Haast joined Vistra in 2017.

Thoma Bravo Fund XIV Global, L.P. is controlled by its general partner, Thoma Bravo XIV Global UGP, LLC, a Cayman Islands limited liability company. Thoma Bravo XIV Global UGP, LLC is controlled by its general partner, Thoma Bravo, LLC Global, a Cayman Islands limited liability company. The address for each of Thoma Bravo XIV Global, L.P., Thoma Bravo XIV Global UGP, LLC and Thoma Bravo Global, LLC is 150 N. Riverside Plaza, Suite 2800, Chicago, Illinois 60606, and the phone number of each of these entities is (312) 254-3300.

The following persons are the managing partners of Thoma Bravo, L.P. and also serve as managers of Thoma Bravo Global, LLC:

Name	Citizenship	Present Principal Occupation or Employment; Material Positions Held During the past Five Years
Orlando Bravo	USA	Orlando Bravo is a founder and managing partner at Thoma Bravo. Mr. Bravo co-founded Thoma Bravo in 2007 and has worked at Thoma Bravo or one of its predecessors since 1998.

Carl Thoma	USA	Carl Thoma is a founder and managing partner at Thoma Bravo. Mr. Thoma co-founded Thoma Bravo in 2007 and has worked at Thoma Bravo or one of its predecessors since 1981.

Lee Mitchell	USA	Lee Mitchell is a managing partner at Thoma Bravo. Mr. Mitchell has worked at Thoma Bravo or one of its predecessors since 1994.

Seth Boro	Canada	Seth Boro is a managing partner at Thoma Bravo. Mr. Boro has worked at Thoma Bravo or one of its predecessors since 2005 and has served as a managing partner since 2013.

Holden Spaht	USA	Holden Spaht is a managing partner at Thoma Bravo. Mr. Spaht joined Thoma Bravo in 2005 and has served as a managing partner since 2013.

Scott Crabill	USA	Scott Crabill is a managing partner at Thoma Bravo. Mr. Crabill has worked at Thoma Bravo or one of its predecessors since 2002.

The following persons also serve as managers of Thoma Bravo Global, LLC and are employed at Thoma Bravo in the capacities set forth below:

Name	Citizenship	Present Principal Occupation or Employment; Material Positions Held During the past Five Years
Hudson Smith	USA	Hudson Smith is a partner at Thoma Bravo. Mr. Smith has worked at Thoma Bravo since 2016.

Robert Sayle	USA	Robert Sayle is a partner at Thoma Bravo. Mr. Sayle joined Thoma Bravo in 2005 and has served as a partner since 2014.

Kenneth J. Virnig II	USA	Please refer to the information about Mr. Virnig set forth above.

Amy Coleman Redenbaugh	USA	Amy Coleman Redenbaugh is a managing director and the chief financial officer at Thoma Bravo. Ms. Coleman Redenbaugh has worked at Thoma Bravo since 2008.

A.J. Rohde	USA	A.J. Rohde is a senior partner at Thoma Bravo. Mr. Rohde joined Thoma Bravo in 2010 and has served as a partner since 2016.

Michael Hoffmann	USA	Please refer to the information about Mr. Hoffmann set forth above.

If you have questions or need copies of this Offer to Purchase, the accompanying Ordinary Share Acceptance Form or ADS Letter of Transmittal, you can contact the Information Agent at its address and telephone numbers set forth below. You may also contact your broker or other securities intermediary for assistance concerning the Offer.

The Information Agent for the Offer is:

1407 Broadway

New York, New York 10018

Holders may call toll-free:

(800) 322-2885 (from the U.S. and Canada)

From outside the U.S. and Canada:

(212) 929-5500

Email (for material requests only):

tenderoffer@mackenziepartners.com

The Ordinary Share Acceptance Form and any other required documents, if applicable, should be sent to the Ordinary Shares Agent at the address set forth below:

The Ordinary Shares Agent for the Offer is:

BNP Paribas Securities Services

Grands Moulins de Pantin

Corporate Trust Services

9 rue du Débarcadère

93761 PANTIN CEDEX

France

Tel France: +33 (0)1 57 43 02 30

The ADS Letter of Transmittal, ADRs evidencing ADSs, and any other required documents, if applicable, should be sent to the ADS Tender Agent at one of the addresses or the facsimile set forth below:

The ADS Tender Agent for the Offer is:

By registered, certified or express mail:	By overnight courier:

Equiniti Trust Company Shareowner Services Voluntary Corporate Actions P.O. Box 64858 St. Paul, Minnesota 55164-0858	Equiniti Trust Company Shareowner Services Voluntary Corporate Actions 1110 Centre Pointe Curve, Suite 101 Mendota Heights, Minnesota 55120